Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

PRIMO WATER CORPORATION,

a Delaware corporation;

COTT CORPORATION,

a corporation organized under the laws of Canada;

COTT HOLDINGS INC.,

a Delaware corporation;

FORE ACQUISITION CORPORATION,

a Delaware corporation; and

FORE MERGER LLC,

a Delaware limited liability company

Dated as of January 13, 2020

TABLE OF CONTENTS

SECTION 1.	THE OFFER	2

1.1	The Offer	2

1.2	Company Actions	9

SECTION 2.	MERGER TRANSACTIONS	10

2.1	The Mergers	10

2.2	Effects of the Mergers	10

2.3	Closing; Effective Times	10

2.4	Certificate of Incorporation and Bylaws; Directors and Officers	11

2.5	Tax Consequences	11

2.6	Conversion of Shares	12

2.7	Elections; Proration	13

2.8	Adjustment to Merger Consideration	15

2.9	Payment for Securities; Surrender of Certificates	15

2.10	Appraisal Rights	18

2.11	Treatment of Company Equity Awards; Company Warrants	19

2.12	Withholding	22

2.13	Fractional Shares	22

2.14	Further Action	22

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	22

3.1	Organization, Standing and Power	23

3.2	Capital Stock	23

3.3	Subsidiaries	24

3.4	Authority	25

3.5	No Conflict; Consents and Approvals	25

3.6	Company SEC Documents; Financial Statements	26

3.7	Information Supplied	28

3.8	No Undisclosed Liabilities	28

3.9	Absence of Certain Changes or Events	29

3.10	Title to Assets	29

3.11	Litigation	29

3.12	Compliance with Laws and Regulations	30

3.13	Benefit Plans	30

i

3.14	Employment Matters	33

3.15	Environmental Matters	35

3.16	Taxes	36

3.17	Contracts	38

3.18	Customers and Suppliers; Adequacy of Supply	40

3.19	Insurance	41

3.20	Properties	41

3.21	Intellectual Property	42

3.22	Related Party Transactions	44

3.23	Takeover Statutes	44

3.24	Brokers	44

3.25	Opinion of Financial Advisor	44

3.26	Product Liability	44

3.27	No Other Representations	45

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS, PURCHASER AND MERGER SUB 2	45

4.1	Organization, Standing and Power	45

4.2	Capital Stock	46

4.3	Subsidiaries	47

4.4	Authority	47

4.5	No Violation; Consents	47

4.6	Reports and Financial Statements	48

4.7	Information Supplied	50

4.8	No Undisclosed Liabilities	50

4.9	Absence of Certain Changes or Events	50

4.10	Title to Assets	50

4.11	Litigation	50

4.12	Compliance with Laws and Regulations	51

4.13	Benefit Plans	51

4.14	Employment Matters	53

4.15	Environmental Matters	53

4.16	Taxes	54

4.17	Contracts	55

4.18	Customers and Suppliers; Adequacy of Supply	57

4.19	Insurance	57

4.20	Properties	57

4.21	Intellectual Property	57

4.22	Related Party Transactions	58

4.23	Brokers	58

4.24	Stock Ownership	58

4.25	No Purchaser Activity	58

4.26	Interest in Shares	59

4.27	Sufficient Funds; Valid Issuance	59

4.28	Commitment Letter	59

4.29	No Other Representations	60

SECTION 5.	CERTAIN COVENANTS	60

5.1	Access and Investigation	60

5.2	Affirmative Obligations of the Company	61

5.3	Affirmative Obligations of Parent	62

5.4	Negative Obligations of the Company	62

5.5	Negative Covenants of Parent and Purchaser	66

5.6	No Solicitation	67

SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES	70

6.1	Company Board Recommendation	70

6.2	Filings, Consents and Approvals	72

6.3	Company ESPP	74

6.4	Termination of Company 401(k) Plan	74

6.5	Indemnification of Officers and Directors	74

6.6	Securityholder Litigation	75

6.7	Disclosure	76

6.8	Takeover Laws; Advice of Changes; Consents	76

6.9	Section 16 Matters	77

6.10	Tax Matters	77

6.11	Stock Exchange Delisting; Deregistration	77

6.12	Employee Matters	77

6.13	Resignations	79

6.14	Appointment of Company Directors to Parent Board of Directors	79

6.15	Name Change; Rebranding	80

6.16	Financing Covenants	80

6.17	Further Assurances	83

SECTION 7.	CONDITIONS PRECEDENT TO THE FIRST MERGER	83

7.1	No Restraints	83

7.2	Consummation of Offer	84

SECTION 8.	TERMINATION	84

8.1	Termination	84

8.2	Effect of Termination	85

8.3	Expenses; Termination Fees	86

SECTION 9.	MISCELLANEOUS PROVISIONS	87

9.1	Amendment	87

9.2	Waiver	87

9.3	No Survival of Representations and Warranties	87

9.4	Entire Agreement; Counterparts	87

9.5	Applicable Laws; Jurisdiction; Specific Performance; Remedies	88

9.6	Assignability	89

9.7	No Third Party Beneficiaries	89

9.8	Notices	89

9.9	Severability	90

9.10	Construction	91

9.11	Debt Financing Sources	92

Exhibit A	Certain Defined Terms
Exhibit B	First Surviving Corporation Certificate of Incorporation
Exhibit C	First Surviving Corporation Bylaws
Exhibit D	Commitment Letter

Annex I	Conditions to Offer
Annex II	Form of Tender and Support Agreement

Schedule A	Company Knowledge Individuals
Schedule B	Parent Knowledge Individuals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 13, 2020 (the “Agreement Date”), by and among: Cott Corporation, a corporation organized under the laws of Canada (“Parent”); Cott Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdings”); Fore Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub 2”); Fore Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Merger Sub 2 (“Purchaser”); and Primo Water Corporation, a Delaware corporation (the “Company”) (each of the Company, Purchaser, Merger Sub 2, Holdings and Parent a “Party”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence an exchange offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for the consideration and upon the terms and subject to the conditions set forth herein.

B. Following the consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “First Surviving Corporation”), whereby, except as expressly provided in Section 2.6, (i) each issued and outstanding Share not owned by Parent, Purchaser, or any Acquired Corporation as of the First Effective Time shall be converted into the right to receive the Merger Consideration and (ii) the Company shall become a wholly owned Subsidiary of Merger Sub 2 as a result of the First Merger.

C. Immediately following the First Merger, the First Surviving Corporation shall merge with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”).

D. The Company Board has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) agreed that the First Merger shall be governed by Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

E. The Parent Board has determined that, upon the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are advisable and in the best interest of Parent and its stockholders, and has approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions.

F. The Board of Directors of Purchaser has determined that, upon the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are advisable and in the best interest of Purchaser and its stockholder, and has approved the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions.

G. Each of Parent and the Company acknowledges and agrees that the First Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and shall be consummated as soon as practicable following the Acceptance Time, subject to the terms and conditions of this Agreement.

H. Each of Parent and the Company acknowledges and agrees that, for U.S. federal income Tax purposes, it is intended that the acquisition of the Shares pursuant to the Offer and the Mergers together constitue a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder (the “Treasury Regulations”), and this Agreement constitutes and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (including within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a)).

I. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Purchaser entering into this Agreement, certain holders of the Shares (the “Principal Stockholders”) have entered into tender and support agreements, dated as of the Agreement Date, in substantially the form set forth in Annex II, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares to Purchaser in the Offer (the “Tender Agreements”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the Agreement Date, but in no event more than 10 Business Days after the Agreement Date, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided, however, that Purchaser shall not be required to commence the Offer if the Company is not prepared to file the Schedule 14D-9 with the SEC substantially contemporaneously with Purchaser’s filing of the Offering Documents with the SEC.

(b) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition (as defined in Annex I) and the satisfaction or waiver by Purchaser of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms. In the Offer, each Share accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive, at the election of the holder:

(i) $14.00 in cash (the “Cash Consideration”), (ii) 1.0229 shares of Parent Common Stock (the “Stock Consideration”), or (iii) $5.04 in cash and 0.6549 shares of Parent Common Stock (the “Mixed Consideration”) (each of the Cash Consideration, Stock Consideration and Mixed Consideration, as applicable, the “Offer Consideration”), in each case subject to proration as set forth in Section 1.1(d) and the other provisions of this Section 1.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains terms not inconsistent with those set forth in this Agreement. Purchaser and Parent expressly reserve the right to (i) increase the Offer Consideration, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company (which the Company may withhold in its sole discretion), Purchaser shall not (A) decrease the Offer Consideration, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) change the Minimum Condition, (F) amend, modify, or supplement any of the Offer Conditions in a manner adverse to the holders of the Shares, (G) extend or otherwise change the Expiration Date of the Offer (except to the extent permitted or required pursuant to Section 1.1(e)), (H) provide any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act or (I) take any action (or fail to take any action) that would result in the First Merger not qualifying for consummation pursuant to Section 251(h) of the DGCL. The Offer may not be terminated prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer without the prior written consent of the Company, unless this Agreement is terminated in accordance with Section 8.

(d) Elections; Proration; Fractional Shares.

(i) Subject to the other provisions of this Section 1.1(d), each holder of Shares validly tendered in the Offer shall be entitled to elect (1) the number of Shares which such holder desires to exchange for the right to receive the Mixed Consideration (a “Mixed Election,” and such shares, the “Mixed Election Shares”), (2) the number of Shares which such holder desires to exchange for the right to receive the Cash Consideration (a “Cash Election,” and such shares, the “Cash Election Shares”), and (3) the number of Shares which such holder desires to exchange for the right to receive the Stock Consideration (a “Stock Election,” and such shares, the “Stock Election Shares”). Any Cash Election, Stock Election or Mixed Election shall be referred to herein as an “Election,” and shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Offer”), included as part of the letter(s) of election and transmittal accompanying the Offer. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Offer on behalf of their respective beneficial holders.

(ii) Any Election pursuant to the Offer shall have been properly made only if the depositary for the Offer shall have actually received a properly completed Form of Election in Offer by the expiration date of the Offer. Any Form of Election in Offer may be revoked or changed by the authorized Person properly submitting such Form of Election in Offer by written notice received by the depositary for the Offer prior to the expiration date of the Offer. In the event an Election is revoked prior to the expiration date of the Offer, the Shares represented by such Form of Election in Offer shall become Mixed Election Shares (to the extent such Shares remain tendered in the Offer and are not validly withdrawn from the Offer), except to the extent a subsequent election is properly made with respect to any or all of such Shares prior to the expiration date of the Offer. Subject to the terms of this Agreement and of the Form of Election in Offer, the depositary for the Offer shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Offer, and any good-faith decisions of the depositary for the Offer regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the depositary for the Offer shall be under any obligation to notify any Person of any defect in a Form of Election in Offer.

(iii) Notwithstanding any other provision contained in this Agreement, the Cash Elections and the Stock Elections shall be subject to proration as described in this Section 1.1(d).

(1) The maximum number of Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Cash Consideration shall equal 35.98% of the aggregate number of Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Offer”).

(2) If the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Cash Shares in Offer, such Cash Elections shall be subject to proration as follows: for each such Cash Election, the number of Shares that shall be exchanged for the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Cash Proration Factor, rounded down to the nearest Share. The “Offer Cash Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Offer and (y) the denominator of which shall be the total number of Cash Election Shares validly tendered and not withdrawn in the Offer. The Cash Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Cash Consideration in accordance with this Section 1.1(d)(iii)(2) shall instead be exchanged for the right to receive the Stock Consideration.

(3) The maximum number of Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Stock Consideration shall equal 64.02% of the aggregate number of Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Offer”).

(4) If the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Stock Shares in Offer, such Stock Elections shall be subject to proration as follows: for each such Stock Election, the number of Shares that shall be exchanged for the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Stock Proration Factor, rounded down to the nearest Share. The “Offer Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Offer and (y) the denominator of which shall be the total number of Stock Election Shares validly tendered and not withdrawn in the Offer. The Stock Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Stock Consideration in accordance with this Section 1.1(d)(iii)(4) shall instead be exchanged for the right to receive the Cash Consideration.

(iv) All prorations resulting from either Section 1.1(d)(iii)(2) or Section 1.1(d)(iii)(4) shall be applied on a pro rata basis, such that each holder of Shares who validly tenders Cash Election Shares or Stock Election Shares, as applicable, bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by such holder of Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by all holders of Shares.

(v) Each Share validly tendered into the Offer (and not validly withdrawn) but which is not the subject of a valid Election (a “No Election Share”) received prior to the expiration of the Offer shall be deemed to be a Mixed Election Share. In no event shall any Mixed Election Shares or No Election Shares be subject to proration pursuant to Section 1.1(d)(iii)(2) or Section 1.1(d)(iii)(4).

(vi) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) pursuant to the Offer shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

(e) Expiration and Extension of the Offer. Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall initially be scheduled to expire at 12:01 a.m., Eastern Time, on the 21st Business Day (for this purpose determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the commencement date of the Offer (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, if permitted hereunder and under applicable Laws, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) the minimum period required by any Law, interpretation or position of the SEC or its staff or an applicable stock exchange or its staff, in each case, applicable to the Offer, and (B) periods of up to 20 Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any applicable foreign Antitrust Laws shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied, it being agreed that Purchaser shall not, and Parent shall not be required to cause Purchaser to, extend the Offer pursuant to this clause (iii) on more than two occasions only if all Offer Conditions other than the Minimum Condition are satisfied on the date on which the Offer is scheduled to expire, but the Minimum Condition is not satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(f) Payment for Shares. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any Shares if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash or shares of Parent Common Stock, as applicable, without interest and subject to reduction for any applicable Taxes required to be deducted or withheld in respect thereof. The Company shall register (and shall use its reasonable best efforts to cause its transfer agent to register) the transfer of Shares accepted for payment immediately after the Acceptance Time (such registration to be effective as of the Acceptance Time). Parent shall cause each of Purchaser and the Surviving Company to perform, on a timely basis, all of Purchaser’s and the Surviving Company’s obligations under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Company for the due and timely performance and satisfaction of each of such covenants, obligations and liabilities.

(g) Offer Consideration Adjustment. The Mixed Consideration, the Cash Consideration, the Stock Consideration, the Maximum Cash Shares in Offer, the Offer Cash Proration Factor, the Maximum Stock Shares in Offer and the Offer Stock Proration Factor shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or shares of Parent Common Stock occurring or having a record date on or after the Agreement Date and at or prior to the Acceptance Time, and such adjustment to the Offer Consideration shall provide to the Company Stockholders the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.1(g) shall be construed to permit the Company to take any such action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(h) Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within two Business Days of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(i) Schedule TO; Offer Documents; Form S-4.

(i) As promptly as practicable following the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements or exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use its reasonable efforts to cause the Offer Documents as so corrected to be promptly filed with the SEC and to be promptly disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(ii) Concurrently with the filing of the Offer Documents with the SEC, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) The Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board described in this Agreement (and a change to such determinations, approvals and recommendations to the extent applicable at the relevant time). Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies as to form in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Mergers. The Company shall furnish in writing to Parent and Purchaser all information concerning the Acquired Corporations (including financial information) that is reasonably requested by Parent or is required by applicable Law or the rules of the SEC and its staff, including the comment process, to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(i), including providing such reasonable cooperation and information as may be necessary or appropriate to include any pro forma financial statements (to the extent required) in the Offer Documents and the Form S-4 in accordance with the rules of the SEC and its staff. Parent, Purchaser and the Company shall reasonably cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Laws and the rules of the SEC. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or by Nasdaq, the NYSE or the TSX or their respective staff. Unless the Company Board has made a Company Adverse Change Recommendation to the extent permitted by Section 6.1, Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has made a Company Adverse Change Recommendation to the extent permitted by Section 6.1, Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good-faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Purchaser and Parent shall as promptly as practicable respond to any comments of the SEC or its staff regarding the Offer Documents or the Form S-4. Parent shall notify the Company promptly of the time when the Form S-4 or any amendment or supplement thereto has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer and the Mergers for offering or sale in any jurisdiction. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Mergers, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

1.2 Company Actions.

(a) Schedule 14D-9. Substantially contemporaneously with the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares (as and to the extent required by applicable Laws) a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements or exhibits thereto, the “Schedule 14D-9”) that (A) unless the Company Board has made a Company Adverse Change Recommendation to the extent permitted by Section 6.1(b), shall reflect the Company Board Recommendation and (B) includes the notice of appraisal rights required to be delivered pursuant to Section 262(d)(2) of the DGCL. The Company shall affirmatively set a record date for the Company Stockholders to receive such notice of appraisal rights in accordance with Section 262(d)(2) of the DGCL and shall disseminate the Schedule 14D-9, including such notice of appraisal rights, to the Company’s stockholders as of such record date. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and to be promptly disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) Stockholder Lists. The Company shall furnish or cause its transfer agent to promptly furnish to Parent a list, as of the most recent practicable date, of its stockholders of record and non-objecting beneficial holders, mailing labels and any available listing or computer file containing the names and addresses of all record and beneficial holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions), and such other assistance as Parent or its agents may reasonably request in connection with the Offer or the Mergers. The information contained in any such labels, listings and files shall be subject in all respects to the Confidentiality Agreement.

SECTION 2. MERGER TRANSACTIONS

2.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and, in respect of the First Merger, in accordance with Section 251(h) of the DGCL, and, in respect of the Second Merger, in accordance with the Limited Liability Act of the State of Delaware (the “DLLCA”), (a) at the First Effective Time, the Company and Parent shall consummate the First Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease and the Company shall continue as the First Surviving Corporation, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Holdings.

2.2 Effects of the Mergers. The First Merger shall be governed by Section 251(h) of the DGCL. The Parties shall take all necessary and appropriate action to cause the First Merger to become effective as soon as practicable following the Acceptance Time, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Second Merger shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.

2.3 Closing; Effective Times.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent, Purchaser, Holdings and Merger Sub 2, the consummation of the Mergers (the “Closing”) shall take place at the offices of Company counsel, at 7:45 a.m. Eastern Time, as promptly as practicable (but in any event no later than the third Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing Date, the Parties shall file or cause to be filed (a) a certificate of merger with the Secretary of State of the State of Delaware with respect to the First Merger (the “First Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and (b) following the filing of the First Certificate of Merger, a certificate of merger with the Secretary of State of the State of Delaware with respect to the Second Merger (the “Second Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and DLLCA. The First Merger shall become effective upon the date and time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “First Effective Time”). The Second Merger shall become effective upon the date and time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the First Effective Time:

(i) the Certificate of Incorporation of the First Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the Certificate of Incorporation of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(ii) the bylaws of the First Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit C hereto and, as so amended and restated, shall be the bylaws of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(iii) the directors and officers of the First Surviving Corporation shall be the respective individuals who are the directors and officers of Purchaser immediately prior to the First Effective Time.

(b) At the Second Effective Time:

(i) the certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement;

(ii) the manager of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company; and

(iii) the officers of the First Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Company.

2.5 Tax Consequences. The parties intend that for U.S. federal income Tax purposes, (a) the acquisition of the Shares pursuant to the Offer and the Mergers together constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, including any amendment thereto, be and is hereby adopted as a “plan of reorganization” for such reorganization for purposes of Section 354 and Section 361 of the Code.

2.6 Conversion of Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Purchaser, the Company or any Company Stockholder:

(i) any Shares then held by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares irrevocably accepted for purchase in the Offer shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iv) except as provided in clauses “(i)”, “(ii)” and “(iii)” above and subject to Section 2.7, Section 2.8 and Section 2.13, each Share outstanding immediately prior to the First Effective Time (other than any Dissenting Shares, as defined below, but including Shares paid to a holder of a vested Company Equity Award immediately prior to the First Effective Time pursuant to Section 2.11(a), Section 2.11(c), Section 2.11(e) or to the holder of a Company Warrant pursuant to Section 2.11(k)) shall, subject to any applicable Taxes required to be deducted or withheld, be converted into the right to receive, without interest, at the election of the holder: (i) the Cash Consideration, (ii) the Stock Consideration, or (iii) the Mixed Consideration (in each case, the “Merger Consideration”), in each case subject to proration as set forth in Section 2.7(c) and the other provisions of this Section 2, and each holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.9; and

(v) each share of the common stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of the First Surviving Corporation.

(b) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

2.7 Elections; Proration.

(a) Subject to the other provisions of this Section 2.7, each holder of Shares (including Shares paid to the holder of a vested Company Equity Award immediately prior to the First Effective Time pursuant to Section 2.11(a), Section 2.11(c), Section 2.11(e) or to the holder of a Company Warrant pursuant to Section 2.11(k)), as applicable, as of immediately prior to the consummation of the First Merger entitled to Merger Consideration pursuant to Section 2.6(a)(iv) shall be entitled to elect (1) a number of Cash Election Shares, (2) a number of Stock Election Shares, and (3) a number of Mixed Election Shares. Any Cash Election, Stock Election or Mixed Election shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Merger”), which shall be mailed to such holders of Shares promptly after the Closing Date (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the Exchange Agent shall be 5:00 p.m., Eastern Time, on the 20th day following the Mailing Date (or such other time and date as the Parties may mutually agree) (the “Election Deadline”). The Election Deadline shall not be waived unless such Election Deadline is waived with respect to all Company Stockholders, the new election deadline is publicly disclosed to all holders on a date mutually agreed to by Parent and the Company, and Parent has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Merger on behalf of their respective beneficial holders.

(b) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Form of Election in Merger by the Election Deadline. Any Form of Election in Merger may be revoked or changed by the authorized Person properly submitting such Form of Election in Merger, by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Shares represented by such Form of Election in Merger shall become Mixed Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Shares prior to the Election Deadline. Subject to the terms of this Agreement and of the Form of Election in Merger, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Merger, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

(c) Notwithstanding any other provision contained in this Agreement, the Cash Election Shares and Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) shall be subject to proration as described in this Section 2.7(c).

(i) The maximum number of Shares which shall be eligible to receive the Cash Consideration pursuant to Section 2.6(a)(iv) shall equal 35.98% of the aggregate number of Shares entitled to receive Merger Consideration pursuant to 2.6(a)(iv) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Merger”).

(ii) If the total number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) exceeds the Maximum Cash Shares in Merger, such Cash Elections shall be subject to proration as follows: for each such Cash Election, the number of Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest Share. The “Merger Cash Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Merger and (y) the denominator of which shall be the aggregate number of Cash Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv). The Cash Election Shares that were not converted into the right to receive the Cash Consideration in accordance with this Section 2.7(c)(ii) shall be converted into the right to receive the Stock Consideration.

(iii) The maximum number of Shares which shall be eligible to receive the Stock Consideration pursuant to Section 2.6(a)(iv) shall equal 64.02% of the aggregate number of Shares entitled to receive Merger Consideration pursuant to Section 2.6(a)(iv) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Merger”).

(iv) If the total number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) exceeds the Maximum Stock Shares in Merger, such Stock Elections shall be subject to proration as follows: For each such Stock Election, the number of Shares that shall be converted into the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest Company Share. The “Merger Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Merger and (y) the denominator of which shall be the aggregate number of Stock Election Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv). The Stock Election Shares that were not converted into the right to receive the Stock Consideration in accordance with this Section 2.7(c)(iv) shall be converted into the right to receive the Cash Consideration.

(d) All prorations resulting from either Section 2.7(c)(ii) or Section 2.7(c)(iv) shall be applied on a pro rata basis, such that each holder of Shares eligible to receive Merger Consideration pursuant to Section 2.6(a)(iv) bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, elected by such holder of Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, elected by holders of Shares in the First Merger.

(e) Each Share eligible to receive the Merger Consideration pursuant to Section 2.6(a)(iv) for which an election shall not have been properly made by the Election Deadline shall be deemed to be a Mixed Election Share and shall only be entitled to the right to receive the Mixed Consideration in accordance with Section 2.6(a)(iv). In no event shall any Mixed Election Shares be subject to proration pursuant to Section 2.7(c)(ii) or Section 2.7(c)(iv).

(f) Notwithstanding any provision of this Agreement to the contrary, in no event shall the total number of shares of Parent Common Stock (A) issued pursuant to the Offer, (B) issuable pursuant to the First Merger, (C) issuable pursuant to the Company Warrants, (D) covered by equity awards granted by Parent pursuant to Section 2.11(b) and Section 2.11(d) and (D) issuable upon exercise or conversion of all convertible securities assumed by Parent in the Mergers, constitute such a percentage of the total number of outstanding shares of Parent Common Stock the issuance of which would require any stockholder action under the NYSE Rules or TSX Rules.

2.8 Adjustment to Merger Consideration. The Merger Consideration, Maximum Cash Shares in Merger, Merger Cash Proration Factor and Merger Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Shares or shares of Parent Common Stock outstanding after the date hereof and prior to the First Effective Time. Nothing in this Section 2.8 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.9 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the First Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the First Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the holders of the Shares for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the First Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable pursuant to Section 2.6(a)(iv) in book-entry form equal to the aggregate Parent Common Stock portion of the Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, including the Cash Consideration payable pursuant to Section 2.11(g) and the Fractional Share Consideration in accordance with Section 2.13 (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Shares and holders of Company DSU awards; provided that no such deposits shall be required to be made with respect to any Dissenting Shares and any such deposit that is made shall be returned to Parent upon demand. In the event the Exchange Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate cash portion of the Merger Consideration, including the Cash Consideration payable pursuant to Section 2.11(g) and the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.13, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including the Cash Consideration payable pursuant to Section 2.11(g) and payment of the Fractional Share Consideration in accordance with Section 2.13, out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Section 2. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the First Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the First Effective Time represented outstanding Shares (the “Certificates”) and whose shares of Shares were converted pursuant to Section 2.6(a)(iv) into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such Shares have been converted pursuant to Section 2.6(a)(iv), including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.13, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.9(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Section 2, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.13, for each Share formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the validly surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.6(a)(iv) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time the applicable Merger Consideration pursuant to the provisions of this Section 2, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.13, for each Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) Company DSUs. Any holder of Company DSUs whose Company DSUs were cancelled pursuant to Section 2.11(g) in exchange for the right to receive the Cash Consideration shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as set forth in Section 2.11(g), the applicable Cash Consideration payable to such holder pursuant to the provisions of Section 2.11(g). The Company shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as set forth in Section 2.11(g), the applicable Cash Consideration payable to the Company pursuant to the provisions of Section 2.11(g).

(iv) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 2.9, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 2, except as otherwise provided in Section 2.10. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the twelve-month anniversary of the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.13, payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares and compliance with the procedures in Section 2.9(b), without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Company, Purchaser, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of a Certificate or Book-Entry Share two years after the First Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by Law, the property of Parent free and clear of any claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.6(a)(iv), including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.13.

(f) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the valid surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following valid surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.10 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares outstanding immediately prior to the First Effective Time other than shares cancelled in accordance with Section 2.6(a)(i) or Section 2.6(a)(ii), and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the First Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall be entitled only to payment of the fair value of such Shares as shall be determined pursuant to Section 262 of the DGCL in respect of any such shares; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal, such holder’s Shares shall be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.12), and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of any Shares, of any withdrawals of such demands and of any other instruments received by the Company under Section 262 of the DGCL, and Parent shall have the right to participate in (at its own expense) all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands. The Company shall provide each of the holders of Company Common Stock as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

2.11 Treatment of Company Equity Awards; Company Warrants.

(a) Vested Company RSUs. Immediately prior to the First Effective Time, the portion of each Company RSU award that is then outstanding and either (i) then vested in accordance with the terms of the Company Equity Plan and award agreement evidencing such Company RSU award, as applicable or (ii) subject to accelerated vesting as a result of the completion of the Transactions, shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7 hereof. The per-Share price used for such net settlement and payment shall equal the Cash Consideration.

(b) Unvested Company RSUs. At the First Effective Time, the portion of each Company RSU award that is outstanding as of immediately prior to the First Effective Time and not covered by Section 2.11(a), shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be cancelled in exchange for a restricted stock unit award issued, immediately following the First Effective Time, under the Parent Equity Plan subject to the same vesting schedule (including terms regarding acceleration of vesting and taking into account the initial grant date and service with the Company) in effect immediately prior to the First Effective Time, in each case, covering a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of Shares subject to such portion that is not otherwise covered by Section 2.11(a), as of immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Adjustment Ratio. For purposes of this Agreement, the “Equity Award Adjustment Ratio” shall mean 1.0229. Notwithstanding anything herein to the contrary any award issued under the Parent Equity Plan pursuant to this subsection (b) shall remain subject to the same terms and conditions as set forth in the cancelled award to the extent such terms and conditions are required for compliance with Section 409A of the Code.

(c) Vested Company Options. Immediately prior to the First Effective Time, the portion of each Company Option that is then outstanding and unexercised and either (i) then vested in accordance with the terms of the Company Equity Plan and award agreement evidencing such Company Option, as applicable or (ii) subject to accelerated vesting as a result of the completion of the Transactions (each such portion, a “Vested Option”), shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to the aggregate exercise price thereof and any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7 hereof. The per-Share price used for such net settlement and payment shall equal the Cash Consideration, and any Vested Option with a per-Share exercise price that is equal to or greater than the Cash Consideration shall be cancelled for no consideration.

(d) Unvested Company Options. At the First Effective Time, the portion of each Company Option that is outstanding and unexercised as of immediately prior to the First Effective Time and is not covered by Section 2.11(c), shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be cancelled in exchange for an option issued, immediately following the First Effective Time, under the Parent Equity Plan, subject to the same vesting schedule (including terms regarding acceleration of vesting and taking into account the initial grant date and service with the Company) in effect immediately prior to the First Effective Time, in each case, to purchase a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (w) the number of Shares subject to such portion that is not otherwise covered by Section 2.11(c), as of immediately prior to the First Effective Time, multiplied by (x) the Equity Award Adjustment Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Share for which such Company Option was exercisable as of immediately prior to the First Effective Time, divided by (z) the Equity Award Adjustment Ratio. Notwithstanding anything herein to the contrary, to the extent applicable, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such converted portion of such Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any such portion to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such converted portion shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(e) Vested LTPP Units. Immediately prior to the First Effective Time, each Company LTPP Unit award that is then outstanding and either (i) then vested in accordance with the terms of the Company Equity Plans and award agreement evidencing such Company LTPP Unit award, as applicable or (ii) subject to accelerated vesting as a result of the completion of the Transactions, shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7 hereof. The per-Share price used for such net settlement and payment shall equal the Cash Consideration.

(f) Unvested LTPP Units. At the First Effective Time, each Company LTPP Unit that is outstanding as of immediately prior to the First Effective Time and not covered by Section 2.11(e) shall, without any action on the part of Parent, Purchaser, the Company the holder thereof or any other Person, be cancelled for no consideration.

(g) Company DSUs. Immediately prior to the First Effective Time, each Company DSU award that is outstanding as of immediately prior to the First Effective Time shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be cancelled in exchange for the right to receive from Purchaser, without interest, an amount in cash equal to the product obtained by multiplying (i) the total number of Shares then subject to such Company DSU award by (ii) the Cash Consideration. Purchaser shall pay to each holder of a Company DSU award the cash amount described in the immediately preceding sentence, less amounts to be withheld or deducted by the Company for Taxes, within five (5) business days following the First Effective Time. Purchaser shall pay the Company the cash amount to be withheld or deducted by the Company for Taxes, as described in the immediately preceding sentence, within five (5) business days following the First Effective Time. In accordance with this Section 2.11(g), the Company shall take all necessary action to terminate the Company’s Executive Deferred Compensation Plan within 30 days prior to the Closing Date in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix)(B).

(h) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the awards issuable under the Parent Equity Plan as described in Section 2.11(b) and Section 2.11(d) and shall (or shall cause one of its Affiliates to) ensure that the shares of Parent Common Stock underlying such awards are covered by an effective registration statement on Form S-8 (or any successor or other appropriate form) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(i) The payments in respect of Company Equity Awards described in this Section 2.11 will be subject to Section 2.12. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in this Section 2.11 would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the applicable Company Equity Plan and applicable award agreement that will not result in the imposition of such Tax or penalty and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the First Effective Time with the goal of minimizing the Tax impact of the provisions set forth in this Section 2.11.

(j) As soon as reasonably practicable following the Agreement Date, and in any event prior to the Closing, the Company Board and the Compensation Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and amendments as may be necessary to effectuate the provisions of this Section 2.11, including resolutions and amendments terminating the (i) Company Equity Plans, including the following sub-plans thereunder (i) Long-Term Performance Plan, (ii) Company’s Executive Deferred Compensation Plan, and (iii) Company’s Amended and Restated Non-Employee Director Compensation Policy.

(k) Company Warrants. Immediately prior to the First Effective Time, each Company Warrant that is then outstanding shall, without any action on the part of Parent, Purchaser, the Company, the holder thereof, or any other Person, be settled and paid to such holder in Shares (net of any Shares equal in value to the aggregate exercise price thereof and any applicable Tax to be deducted or withheld in respect thereof) and such holder shall have the right to submit an election with respect to such settled and paid Shares in accordance with the applicable procedures set forth in Section 2.7. The per-Share price used for such net settlement and payment shall equal the Cash Consideration, and any Company Warrant with a per-Share exercise price that is equal to or greater than the Cash Consideration shall be cancelled for no consideration.

2.12 Withholding. Each of the Surviving Company, Parent, Purchaser and the Exchange Agent shall be entitled to deduct and withhold (or cause its agents to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement such amounts as it determines are required by any Law to be deducted and withheld with respect to Taxes. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.13 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder and Shares underlying vested Company Equity Awards and Company Warrants) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

2.14 Further Action. If, at any time after the First Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (i) disclosures set forth in the Company SEC Documents (including exhibits and other information incorporated by reference therein) filed with, or furnished to, the SEC on or after January 1, 2017 and made publicly available on EDGAR two (2) Business Days prior to the Agreement Date (excluding any forward-looking disclosures set forth in any section of any Company SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” or other cautionary or forward looking statements in such filings) and (ii) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule delivered by the Company to Parent and Purchaser immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) corresponding to the particular Section or subsection in this Section 3; provided, that (x) disclosure contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement (regardless of whether an explicit reference or cross-reference is made)) and (y) disclosure set forth in the Company SEC Documents described in (i) above shall only be deemed to be disclosed to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any section or subsection of this Agreement:

3.1 Organization, Standing and Power.

(a) Each of the Acquired Corporations (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or formation, as applicable, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted in all material respects and (iii) is duly qualified to do business as a foreign corporation or other entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent or Parent’s Representatives true and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, as applicable, of each of the Company’s Subsidiaries, each as currently in effect.

3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 10,000,000 shares of the Company’s Preferred Stock, par value of $0.001 per share (the “Preferred Stock”). As of the close of business on January 9, 2020 (the “Company Capitalization Date”), (i) 39,498,857 shares of Company Common Stock (excluding any treasury shares) and no shares of Preferred Stock were issued and outstanding, (ii) there were no shares of Company Common Stock held by the Company in its treasury, (iii) 675,248 shares of Company Common Stock were reserved for issuance pursuant to Company Options, (iv) 631,488 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants, (v) 333,035 shares of Company Common Stock were subject to outstanding and unvested Company RSU awards, (vi) 1,295,252 shares of Company Common Stock were subject to outstanding and unsettled Company DSU awards, (vii) 304,889 shares of Company Common Stock were subject to outstanding and unvested Company LTPP Unit awards, (viii) 116,584 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP, and (ix) 1,644,346 shares of Company Common Stock were available for future awards pursuant to the 2019 Plan. Section 3.2(a) of the Company Disclosure Schedule contains a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the holder of such Company Equity Award, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which such Company Equity Award was granted; and (vi) the vesting schedule with respect to such Company Equity Award (with respect to Company DSUs, the settlement schedule with respect to such Company Equity Awards, including in each case the terms upon which the vesting of such awards may be accelerated).

(b) All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in Section 3.2(a) above will be, if and when issued in accordance with the terms thereof, duly authorized, validly issued and fully paid. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized, validly issued and are fully paid. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens, except for Permitted Liens. Except as set forth in Section 3.2(a), none of the Acquired Corporations have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with Company Stockholders or the stockholders of any other Acquired Corporation, as applicable, on any matter.

(c) Except as set forth in Section 3.2(a), as of the Company Capitalization Date, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) shares of capital stock or other voting securities or equity interests of the Acquired Corporations, (iii) securities of the Acquired Corporations convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Acquired Corporations, (iv) subscriptions, options, warrants, calls, commitments, arrangements, Contracts or other rights to acquire from any of the Acquired Corporations, or obligations of any of the Acquired Corporations to issue, any shares of capital stock of any of the Acquired Corporations, voting securities, equity interests, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any of the Acquired Corporations, (v) preemptive rights, antidilutive rights, or other rights to acquire any such securities, or (vi) stockholder rights plans (or similar plan common referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Acquired Corporations registered under the Securities Act.

(e) There are no stockholder agreements, voting trusts or other agreements or understandings to which the any of the Acquired Corporations is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any of the Acquired Corporations.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation, officers and directors, issued and outstanding equity interests and the holder(s) of such equity interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, no Acquired Corporation owns, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

3.4 Authority.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 4.24, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions except, with respect to the Mergers, for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent, Purchaser, Holdings and Merger Sub 2, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, examinership, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief, which may be subject to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Limitations”).

(b) The Company Board has unanimously: (i) determined that the terms of the Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (such recommendation, the “Company Board Recommendation”) and (iv) assuming the accuracy of the representations and warranties contained in Section 4, adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) not to apply to the execution, delivery or performance of this Agreement, the Tender Agreements and the consummation of the Offer, the Mergers and the other Transactions. Subject to Section 6.1 hereof, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

3.5 No Conflict; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Mergers and the other Transactions by the Company and compliance by the Company with the provisions hereof will not, (i) violate or conflict with any of the Acquired Corporations’ certificate of incorporation, bylaws or other charter or organizational documents, (ii) cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, purchase, termination, cancellation, amendment, modification or acceleration of any obligation or to the loss of a benefit under, any Company Material Contract binding on the Company or result in the creation of any Lien upon any of the properties, rights or assets of any Acquired Corporation, other than any Permitted Lien or (iii) cause a violation by any Acquired Corporation of any applicable Law, except, with respect to clauses “(ii)”, and “(iii)” above, as would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to any Governmental Entity is required by the Company under applicable Law for the execution, delivery and performance of this Agreement and the consummation of the Transactions, except in connection with or in compliance with (i) the DGCL, (ii) any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (iii) the Securities Act (and the rules and regulations promulgated thereunder), (iv) the Exchange Act (and the rules and regulations promulgated thereunder), (v) state takeover Laws, state securities Laws or “blue sky” Laws, (vi) any filings required under the rules and regulations of Nasdaq or FINRA and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2017, the Company has filed or furnished (as applicable) on a timely basis with the SEC all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to (as applicable) the SEC under applicable Laws (all such filed or furnished documents, the “Company SEC Documents”). As of their respective filing dates (and, in the case of registration statements, as of the dates of effectiveness), or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, the Company SEC Documents complied (and any Company SEC Documents filed after the Agreement Date will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed, or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since January 1, 2017, and all responses to such comment letters filed by or on behalf of the Company. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC or Nasdaq with respect to the Company SEC Documents. The Company has made available to Parent true and complete copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect. To the Knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Acquired Corporations.

(b) Since January 1, 2017, the consolidated financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and to the absence of notes) applied on a consistent basis during the periods involved (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and to the absence of notes) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, material).

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act and that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) The Company has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act and that are reasonably designed to ensure the reliability of the Company’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and that material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e) No Acquired Corporation is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Corporations, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s audited financial statements or other Company SEC Documents.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), neither the Company nor any of its Affiliates acting on behalf of any of the Acquired Corporations has since January 1, 2017 made any personal loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.

(g) Since January 1, 2017 to the Agreement Date, (i) none of the Acquired Corporations has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Corporations or their respective internal accounting controls relating to periods after January 1, 2017.

(h) Since January 1, 2017, subject to any applicable grace periods, the Company has been and is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of Nasdaq.

(i) All inventory of the Acquired Corporations consists of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items, all of which have been written off or written down to fair market value or for which reserves have been established in accordance with GAAP. Inventory as of the date hereof that was acquired subsequent to the date of the Balance Sheet was acquired in the ordinary course of business.

3.7 Information Supplied. Each document required to be filed by the Company with the SEC in connection with the Mergers or any of the Transactions (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 which statements were not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company SEC Documents.

3.8 No Undisclosed Liabilities. No Acquired Corporation has any liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet or described in the notes thereto prepared in accordance with GAAP, other than liabilities and obligations (a) disclosed or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2019 included in the Company SEC Documents (the “Balance Sheet”), (b) incurred in the ordinary course of business since September 30, 2019, (c) that are executory performance obligations under any Contract to which any of the Acquired Corporations is a party or bound (other than in respect of any breach or default of the Company thereunder), (d) incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement (including legal and other advisors’ fees and expenses) and (e) which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9 Absence of Certain Changes or Events.

(a) Since September 30, 2019 through the Agreement Date, (x) except for actions or events giving rise to and the discussion and negotiation of this Agreement or in connection with the Mergers or any of the Transactions or the process leading thereto (including legal and other advisors fees and expenses), the Acquired Corporations have conducted their businesses in the ordinary course in all material respects and (y) none of the Acquired Corporations have taken any actions (or inaction) which, had such actions (or inactions) been taken (or not taken) after the Agreement Date, would constitute a breach of, or require the consent of Parent under, Section 5.4.

(b) Since September 30, 2019, no Company Material Adverse Effect has occurred, and there has not been, and there does not exist, any Effect that, individually or in the aggregate with other Effects, would reasonably be expected to have a Company Material Adverse Effect.

3.10 Title to Assets.

(a) The Acquired Corporations have good and valid title to, or a valid and binding leasehold or other interest in, all material tangible assets owned by them, including all material tangible assets (other than capitalized or operating leases) reflected on the Balance Sheet filed by the Company with the SEC free and clear of all Liens, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and Permitted Liens. Except as would not be material to the Acquired Companies, taken as a whole, the Acquired Companies’ tangible assets and properties are fit for their intended purposes, and in good working order and condition, subject to ordinary wear and tear, and are adequate in all material respects for the uses to which they are being put in the current operation of the Business.

(b) On the Closing Date, the Intellectual Property Rights, Company IT Systems, Company Material Contracts, Owned Real Property, Company Leases and Permits, in each case, of the Acquired Corporations, taken as a whole, will constitute all of the material assets necessary to conduct the business of the Acquired Corporations, taken as a whole, immediately following the Closing, in the same manner, in all material respects, as such business was conducted by the Acquired Corporations on the date of this Agreement, consistent with past practice.

3.11 Litigation. As of the Agreement Date, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Corporations or any of their respective material properties or assets, in each case, involving more than $100,000 or seeking non-monetary damages. Neither the Acquired Corporations nor any of their respective material properties or assets is subject to any outstanding Order of any Governmental Entity. Section 3.11 of the Company Disclosure Schedule sets forth a true and complete list of all Actions involving more than $100,000 or seeking non-monetary damages to which any of the Acquired Corporations has been a party since January 1, 2017. As of the Agreement Date, there is no pending Action or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Transactions. There is no Action pending or, to the Knowledge of the Company, threatened in writing against any director or officer of any Acquired Corporation (solely in their capacities as a director or officer of such Acquired Corporation), nor has there been any such Action since January 1, 2017.

3.12 Compliance with Laws and Regulations.

(a) The Acquired Corporations are and, at all times since January 1, 2017 have been, in compliance with all Laws applicable to their properties or assets, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary contained in this Section 3.12(a), the provisions of this Section 3.12(a) shall not apply to matters addressed in Section 3.12(c), Section 3.13, Section 3.14 and Section 3.15(g) hereof.

(b) No Acquired Corporation has received, since January 1, 2017, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Acquired Corporations have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (including all Governmental Authorizations and applications for any Governmental Authorization that are necessary, or required by Laws, to operate, occupy, or use the Real Property substantially as it is currently operated, occupied, and used, and shall include any contractual requirements with any Governmental Entity) (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted as of the Agreement Date, except where the failure to have any such Permits has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Except where such violation has not materially affected and could not reasonably be expected to materially affect the Acquired Corporations, taken as a whole, since January 1, 2014, none of the Acquired Corporations or any director, officer, agent, employee, partner or Affiliate of any of the Acquired Corporations, in connection with the business of the Acquired Corporations, or, to the Knowledge of the Company, any other third party, in each case, acting on behalf of any Acquired Corporation, is aware of or has taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable domestic or foreign anti-bribery or anti-corruption Law (collectively, the “ABAC Laws”). Since January 1, 2014, no Acquired Corporation has been subject to any actual, pending or, to the Knowledge of the Company, threatened Action or has made any voluntary disclosures to any Governmental Entity, involving any Acquired Corporation in any way relating to any ABAC Laws, except, solely with respect to any Action or voluntary disclosure arising after the date hereof, as has not had and would not reasonably be expected to, either individually or in the aggregate, materially affect the Acquired Corporations, taken as a whole.

(d) The Acquired Corporations are, and since January 1, 2017 have been, in compliance in all material respects with all applicable International Trade Laws.

3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plans” means, collectively, each plan, program, policy, contract, agreement or other arrangement providing for severance benefits (including redundancy), notice or termination pay, deferred compensation, incentive pay, bonuses, performance awards, stock or stock-related options or awards, retention, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, change in control benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits, fringe benefits, or other similar employee benefits or remuneration, whether written, unwritten or otherwise, qualified or nonqualified, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case which is maintained, sponsored, contributed to, or required to be contributed to, by any of the Acquired Corporations or under which any of the Acquired Corporations has any current or contingent liability or obligation. The Company Employee Plans listed on Section 3.13(a) of the Company Disclosure Schedule include those Company Employee Plans which could reasonably require the payment of more than $50,000 in cash in one lump sum or $150,000 annually in total cash compensation.

(b) With respect to each material Company Employee Plan, the Company has made available to Parent, to the extent applicable, (i) true and correct copies of all documents (or, to the extent applicable, forms thereof) embodying such Company Employee Plan (and for any unwritten Company Employee Plan, a summary of the material terms), including all amendments thereto and all related trust documents, insurance contracts, and other funding arrangements, (ii) the Form 5500 Annual Report (or evidence of any applicable exemption) for the most recent plan year (including all schedules and attachments thereto), (iii) the most recent summary plan description together with the summary of material modifications thereto, if any, with respect to such Company Employee Plan, (iv) all discrimination tests for such Company Employee Plan for the three most recently completed plan years, (v) the most recent IRS determination, advisory or opinion letter issued with respect to or relating to such Company Employee Plan, (vi) pending voluntary correction filings with any Governmental Entity and a description of any pending self-correction actions, and (vii) any non-routine correspondence with any Governmental Entity related to a Company Employee Plan.

(c) Except as would not reasonably be expected to give rise to material liability to the Company, (i) each Company Employee Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with applicable Law and (ii) all required reports and descriptions (including IRS Form 5500 annual reports, summary annual reports, summaries of benefits and coverage, Forms 1094-C and 1095-C, and summary plan descriptions, as applicable) have been timely filed or distributed with respect to each Company Employee Plan in accordance with the requirements of the Code, ERISA, and other applicable Laws.

(d) Except as would not reasonably be expected to give rise to material liability to the Company, (i) each Company Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or may rely on a current or advisory letter from the Internal Revenue Service, and nothing has occurred that could adversely affect the qualified status of such Company Employee Plan; (ii) the Acquired Corporations have complied and are in compliance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”), as applicable, and (iii) none of the Acquired Corporations has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code, as applicable.

(e) Except as would not reasonably be expected to give rise to material liability to the Company, with respect to each Company Employee Plan, (i) there has been no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, and (ii) other than routine and undisputed claims for benefits, there are no Actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated, including against the assets of any such Company Employee Plan.

(f) No Company Employee Plan is, and neither the Acquired Corporations nor, to the Knowledge of the Company, any of their ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, or incurred an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or has been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iv) a “multiple employer welfare arrangement” (as defined under Section 3(40) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)). None of the Acquired Corporations nor, to the Knowledge of the Company, any of their ERISA Affiliates contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(g) Except for severance benefits disclosed pursuant to Section 3.13(i), no Company Employee Plan provides, and none of the Acquired Corporations has any current or potential obligation to provide, post-termination or retiree (i) life insurance, (ii) health or (iii) other welfare benefits to any Company Associate, or their respective survivors, dependents or beneficiaries or other Person, except as may be required by COBRA or other applicable Law, for which the covered Person pays the full cost of coverage. Neither the Company nor any Company Entity has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) Except as would not reasonably be expected to give rise to material liability to the Company, each Company Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is and has been maintained in all respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and no amounts under any such plan, agreement or arrangement is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. None of the Acquired Corporations has any actual or potential indemnity obligations (including an obligation to “gross-up” any Person) for any Taxes imposed under 409A.

(i) Except as otherwise required pursuant to the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service in connection therewith will, under a Company Employee Plan, (i) result in any material payment becoming due to any Company Associate, (ii) result in any forgiveness of indebtedness of any Company Associate, (iii) materially increase any benefits otherwise payable by the Acquired Corporations to any Company Associate under any Company Employee Plan, or (iv) result in the acceleration of the time of payment or vesting of any such material benefits to any Company Associate under any Company Employee Plan except as required under Section 411(d)(3) of the Code.

(j) No payment which is or may be made by, from or with respect to any Company Employee Plan or otherwise to any Company Associate in connection with the Transactions, alone, or in combination with any other event, could be characterized as an “excess parachute payment” under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code. None of the Acquired Corporations has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 of the Code.

(k) Section 3.13(k) of the Company Disclosure Schedule contains an accurate and complete list of each of each material Company Employee Plan applicable to non-U.S. employees of the Acquired Corporations (each, a “Foreign Employee Plan”). Except as would not reasonably be expected to give rise to material liability to the Company, each Foreign Employee Plan is, and has been, established, registered, qualified, administered, operated, funded and invested, in each case, where required, in compliance with the terms thereof and all applicable Laws.

3.14 Employment Matters.

(a) No Acquired Corporation is, or since January 1, 2017 has been, a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. No Acquired Corporation is, or since January 1, 2017 has been, subject to a strike, lockout, slowdown, work stoppage or other material labor dispute. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, nor have there been such efforts since January 1, 2017, and to the Knowledge of the Company, no such efforts have been threatened since January 1, 2017 involving the employees of any Acquired Corporation.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Acquired Corporation is and, since January 1, 2017, has been, in compliance with all applicable Laws respecting labor and employment, including immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational health and safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, the Worker Adjustment and Retraining Notification Act of 1988, as amended and analogous state and local laws (the “WARN Act”), labor relations, equal employment opportunities, employment discrimination, harassment (including sexual harassment), retaliation, disability accommodation, disability rights or benefits, work breaks, overtime compensation, child labor, leaves of absence, statutory benefits, withholding of Taxes with respect to payments to employees, vacations, payment of travel expenses, enrollment and payment of social security contributions, fringe benefits, and unemployment insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all individuals classified by the Acquired Corporations as consultants or contractors are properly classified and treated as independent contractors under all applicable Laws and (ii) all individuals classified by the Acquired Corporations as “exempt” for purposes of the Fair Labor Standards Act (“FLSA”) and other wage and hour Laws are properly classified and treated under all applicable Laws. As of the date hereof, there are no actions, suits, charges or complaints against the Acquired Corporations, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Acquired Corporations, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable Laws, and except as set forth on Section 3.14(b) of the Company Disclosure Schedule, no such actions, suits, charges or complaints have been brought or filed within the past five years. To the Knowledge of the Company, none of the employees of the Acquired Corporations are subject to any agreement with any other Person that restricts them from carrying out their duties and responsibilities for the Acquired Corporations.

(c) Section 3.14(c) of the Company Disclosure Schedule contains a list of all persons who are employees or material independent contractors of the Acquired Corporations as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual or hourly base compensation rate; (v) current commission, bonus or other incentive-based compensation; (vi) exempt or non-exempt status under the FLSA and other applicable wage and hour Laws (for employees only and (vii) the eligibility status of such employee, consultant or contractor to work in the United States.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, all employees listed on Section 3.14(c) of the Company Disclosure Schedule are “employees at will,” and all listed individuals’ employment or engagement may be terminated for any lawful reason without material penalty or payment. Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, the Acquired Corporations have not made any commitments to any of the individuals listed in Section 3.14(c) of the Company Disclosure Schedule respecting any employment, engagement or increases in compensation following the Closing Date. All individuals listed in Section 3.14(c) of the Company Disclosure Schedule are lawfully entitled to work for the Acquired Corporations under applicable Law. The Company has made available accurate and complete copies of all current material employee manuals and handbooks, disclosure materials and policy statements.

(e) To the Knowledge of the Company: (i) no exempt-level employee, independent contractor or consultant intends to terminate his or her relationship with, or cease providing services to, the Acquired Corporations for any reason (in each case, other than termination or a cessation of services, as applicable, as contemplated by the terms of any agreement between such individual and the applicable Acquired Corporation(s) that is disclosed on Section 3.14(d) of the Company Disclosure Schedules), including because of the consummation of the transactions contemplated by this Agreement, and the Acquired Corporations do not have any plans or intentions as of the date hereof to terminate any such individual (in each case, other than termination or a cessation of services, as applicable, as contemplated by the terms of any agreement between such individual and the applicable Acquired Corporation(s) that is disclosed on Section 3.14(d) of the Company Disclosure Schedules); and (ii) no exempt-level employee of the Acquired Corporations has received an offer to join a business that is directly competitive with the business of the Acquired Corporations.

(f) The Acquired Corporations have complied with the WARN Act, and they have no plans to undertake any action in the future that would trigger the WARN Act. Except as set forth in Section 3.14(f) of the Company Disclosure Schedules, the Acquired Corporations have not terminated, laid-off or dismissed any employees in the last 90 days, and there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) within the last five years with respect to the Acquired Corporations.

(g) There is no Contract with any Governmental Entity to which any Acquired Corporation is a party.

(h) To the Knowledge of the Company and except as would not reasonably be expected to result in material liability to the Company, (i) no allegations of sexual harassment have been made against (A) any officer or director of any Acquired Corporations or (B) any employee of the Acquired Corporations who, directly or indirectly, supervises other employees, and (ii) the Acquired Corporations have not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, officer or other representative since January 1, 2017.

(i) The Acquired Corporations are not delinquent in any material payments to any of their employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for them or amounts required to be reimbursed to such employees.

3.15 Environmental Matters.

(a) (i) no Acquired Corporation is, or since January 1, 2015, has been, in violation of or non-compliance with any applicable Environmental Laws; and (ii) each Acquired Corporation has obtained and is in compliance in all material respects with all Permits required pursuant to applicable Environmental Laws for the ownership, lease, or occupation of the Real Property and the operation of each Acquired Corporation’s business, except where such non-compliance or absence of such Permit in either of the foregoing clauses (i) and (ii), as applicable, would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, the Company is not aware of any condition, event, or circumstance (i) that might prevent or impede, in any material respect, after the Closing Date, (x) the ownership, lease, or occupation of any current or former Real Property owned or leased by any Acquired Corporation, or (y) the operation of the business of the Acquired Corporations as currently conducted; or (ii) related to the ownership, lease, or occupation of any Real Property by any Acquired Corporation, or the operation of any Acquired Corporation’s business, in each case, so as to give rise, or reasonably expected to give rise, to any material liability or potential material liability to any Acquired Corporation, including any investigative, corrective, or remedial obligations pursuant to any Environmental Law.

(c) No Acquired Corporation nor, to the Knowledge of the Company, any Predecessor or any other Person (in each case, to the extent giving rise to liability or potential liability of any Acquired Company) has, since January 1, 2015, (i) treated, stored, handled, released, transported, or disposed of, or permitted the treatment, storage, handling, release, transportation, or disposal of, or exposed any Person to, any Hazardous Materials in violation of any Environmental Law; or (ii) owned, leased, or occupied any Real Property contaminated with any Hazardous Material.

(d) As of the Agreement Date, no Action is pending or, to the Knowledge of the Company, threatened concerning or relating to the operations of the Acquired Corporations that seeks to impose any material liability arising under any Environmental Law upon any Acquired Corporation or Predecessor. Neither the Acquired Corporations nor, to the Knowledge of the Company, any Predecessor have received from any Governmental Entity or any other Person any notice, report, information, or request for information regarding any actual or alleged violation or non-compliance by any Acquired Corporation of, or any material liability of any Acquired Corporation under, any Environmental Law that remains outstanding or unresolved as of the Agreement Date.

(e) Except as would not reasonably be expected to result in material liability to the Company, neither the Acquired Corporations nor, to the Knowledge of the Company, any Acquired Corporation’s Predecessor have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

(f) The Acquired Corporations have furnished to Purchaser all material environmental assessments, audits, reports, data, and other material environmental, health or safety documents and information relating to the current properties, facilities, or operations of the Acquired Corporations, in each case, to the extent such documents are in the Acquired Corporations’ reasonably determinable possession or control.

(g) This Section 3.15 constitutes the exclusive representations and warranties of the Company with respect to the matters set forth under this Section 3.15.

3.16 Taxes.

(a) (i) Each of the income and other material Tax Returns required to be filed by or on behalf of the Acquired Corporations have been filed on or before the applicable due date (including any valid extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Laws and are true, accurate and complete in all material respects, and (ii) all Taxes of the Acquired Corporations (whether or not shown to be due on Tax Returns of the Acquired Corporations) or required to be withheld, collected or deposited by the Acquired Corporation (including any Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party) have been paid or withheld, collected or deposited (and, to the extent required, paid to the relevant Governmental Entity).

(b) The amount of the Liability of the Acquired Corporations for unpaid Taxes for all Tax periods (or portions of Tax periods) ending on or before September 30, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) included on the financial statements (rather than any notes thereto). Since the end of the last period for which the Acquired Corporations ordinarily record items on their books, none of the Acquired Corporations has incurred any liabilities for Taxes other than in the ordinary course of business. There are no Liens on any of the assets of any Acquired Corporation with respect to any material Tax, other than Liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s Balance Sheet.

(c) There are no examinations, audits, assessments, investigations, disputes, proceedings or claims made in writing, in progress, pending or, to the Knowledge of the Company, threatened, of or with respect to any Tax Return or Taxes of an Acquired Corporation that could be expected to result in a material unpaid Tax of any Acquired Corporation. No deficiencies for any material Taxes have been proposed, asserted or assessed against any Acquired Corporation which have not been fully paid, or are not being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents, and no requests for waivers of the time to assess any such Taxes are pending. No written claim has been received by an Acquired Corporation from any Governmental Entity in any jurisdiction where an Acquired Corporation does not file Tax Returns that an Acquired Corporation is or may be subject to Taxes in that jurisdiction. No Acquired Corporation has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation. No extension or waiver of the limitation period of the time to assess any material Taxes or to file any Tax Return of the Acquired Corporations in respect of any material Taxes has been agreed to or granted which is currently in effect, nor has any such extension or waiver been requested. No closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement, consent to an extension of time to make an election or consent to a change of method of accounting, has been requested from, entered into with or issued by a Governmental Entity with respect to any Acquired Corporation. No power of attorney with respect to Taxes of an Acquired Corporation has been filed by or on behalf of such Acquired Corporation with any Governmental Entity.

(d) None of the Acquired Corporations (i) are bound by any Tax sharing, allocation or indemnification agreements (other than ancillary provisions in commercial agreements made in the ordinary course of business, the primary subject matter of which is not Tax, or agreements solely among the Acquired Corporations), (ii) have been a member of an affiliated group filing a consolidated, combined, aggregate or unitary Tax Return (other than a group the common parent of which was the Company), or (iii) have any liability for Taxes of another Person (other than an Acquired Corporation) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, as a transferee or successor, by Contract or otherwise.

(e) Other than with respect to any “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5), none of the Acquired Corporations have entered into any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(f) None of the Acquired Corporations will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or incorrect method of accounting with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of state, local or foreign Law), (ii) election under Section 108(i) of the Code, (iii) an installment sale or open transaction occurring on or prior to the Closing Date, (iv) a prepaid amount received on or before the Closing Date, (v) any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign Law), or Contract with a Governmental Body entered into prior to the Closing, or (vi) any intercompany transaction within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or foreign Law).

(g) None of the Acquired Corporations has been the “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) None of the Acquired Corporations is, nor has any Acquired Corporation been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

3.17 Contracts.

(a) For purposes of this Agreement, a “Company Material Contract” means (to the extent in effect as of the Agreement Date, but excluding Company Employee Plans):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to any Acquired Corporation;

(ii) any material Company Contract: (A) limiting in any material respect the freedom or right of the Acquired Corporations (1) to engage in any line of business or to compete with, or solicit any customer of, any Person in any line of business or in any geographic location (other than agreements limiting the use of Intellectual Property Rights entered into in the ordinary course of business) or (2) to develop, manufacture, license, sell, supply, distribute, offer, support or service any Company Product, Intellectual Property Rights of the Company or other tangible or intangible assets to or for any other Person; (B) containing any “most favored nations” or other similar exclusivity terms and conditions (including with respect to pricing) granted by an Acquired Corporation; or (C) under which any of the Acquired Corporations have granted or have obtained an option to purchase or acquire, or a right of first refusal or right of first negotiation with respect to the purchase or acquisition of, any material assets of the Acquired Corporations (other than with respect to non-exclusive licenses or other non-exclusive grants of rights to the products and services of the Acquired Corporations in, to or under any Intellectual Property Rights of the Acquired Corporations);

(iii) any Company Contract with a Top Customer or Top Supplier, excluding, in each case, any purchase orders (x) the material terms of which are superseded by the Contract to which such purchase order relates and (y) that have not been materially breached;

(iv) any (i) material distributor or sales representative Contract that is not terminable by the Acquired Company party thereto at will or by giving notice of ninety (90) days or less or (ii) any Contract with a product broker or dealer of any Acquired Corporation under which any Acquired Corporation was paid more than $250,000 in any fiscal year since January 1, 2017;

(v) any Company Contract relating to the disposition or acquisition by any of the Acquired Corporations after the Agreement Date of assets resulting in the receipt or making of payments in excess of $250,000 outside of the ordinary course of business;

(vi) any Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of any Acquired Corporation (whether incurred, assumed, guaranteed or secured by any asset) in each case in an amount in excess of $250,000;

(vii) any Company Contract, including with any Governmental Entity but excluding any Company Contract with a Top Customer or Top Supplier, that requires or required by its terms the payment or delivery of cash or other consideration by or to an Acquired Corporation in excess of $250,000 in the fiscal year ending December 31, 2018 or December 31, 2019;

(viii) any Company Contract that is a partnership, collaboration, joint venture agreement or limited liability company agreement that is, in each case, material to the Acquired Corporations, taken as a whole;

(ix) any Contract not otherwise described in any other subsection of this Section 3.17(a) that obligates any Acquired Corporation to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $250,000;

(x) any Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Acquired Corporations, taken as a whole, is reasonably expected to be in excess of $250,000 or with a notional value in excess of $250,000;

(xi) any Company Contract for the lease or sublease of any Real Property involving annual lease payments in excess of $250,000;

(xii) any Contract between any Acquired Corporation, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary) of any Acquired Corporation or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Acquired Corporation has an obligation to indemnify such officer, director, affiliate, associate or family member;

(xiii) any Contract providing for collective bargaining with any employee of any Acquired Corporation or any Contract with any labor organization or union;

(xiv) any Contract pursuant to which an Acquired Corporation has granted to any Person, or has been granted by any Person, any license or other right related to any material Intellectual Property, excluding (A) any Company Contract for commercially-available off-the-shelf computer Software licensed by any Acquired Corporation pursuant to shrink-wrap or click-wrap licenses and (B) any Company Contract with respect to Software licensed from third Persons that require annual payments of less than $25,000 by any Acquired Corporation during the twelve (12) month period ending December 31, 2019 (other than one-time license payments) (clauses (A) and (B), collectively, the “Excluded Licenses”);

(xv) other than any Contracts entered into in the ordinary course of business, any Contracts containing restrictive covenants applicable to employees or independent contractors of any Acquired Corporation, including any Contract containing non-competition, customer or employee non-solicitation, confidentiality or other restrictions.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Material Contracts as of the Agreement Date. True and complete copies of all Company Material Contracts have been made available to Parent or Parent’s Representatives or have been publicly filed with the SEC at least two Business Days prior to the Agreement Date.

(c) Each Company Material Contract is a legal, valid and binding obligation of the Acquired Corporation which is a party to such Company Material Contract and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, in each case, subject to the Enforceability Limitations. As of the Agreement Date, (i) the Acquired Corporations have performed in all material respects all obligations required to be performed by them under each Company Material Contract and (ii) to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Acquired Corporation has received any written claim of breach or default under or cancellation of any Material Contract or any written notice from any counterparty to any Material Contract that such counterparty intends to terminate or not renew any Material Contract.

3.18 Customers and Suppliers; Adequacy of Supply. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of the top 20 customers of the Acquired Corporations, taken as a whole, based upon aggregate revenue generated from all such customers for the year ended December 31, 2018 and the nine-month period ended September 30, 2019, and the aggregate revenue in dollars generated by the Acquired Corporations from each such customer during such periods (each a “Top Customer”). Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of the top 20 suppliers of the Acquired Corporations, taken as a whole, based upon aggregate dollar spend to all such suppliers for the years ended December 31, 2018 and December 31, 2019, and the aggregate purchase volume in dollars made by the Acquired Corporations from each such supplier during such years (each a “Top Supplier”). No such customer and no such supplier has since September 30, 2019 until the Agreement Date: (a) canceled or otherwise terminated, or made any threat in writing to any Acquired Corporation to cancel or otherwise terminate, its relationship with such Acquired Corporation or (b) at any time on or after September 30, 2019 until the Agreement Date, decreased materially, or made any threat in writing to any Acquired Corporation to decrease materially, its services or supplies to any Acquired Corporation in the case of any such supplier, or its usage of the Company Products or services of the Acquired Corporations in the case of any such customer.

3.19 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, material insurance policies with respect to the business and assets of the Acquired Corporations are in full force and effect, (b) no notice of cancellation has been received, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any of the insured parties thereunder, (d) all premiums due and payable under all such policies and bonds have been paid, (e) there are no claims related to the business or assets of any of the Acquired Corporations pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, and (f) the Acquired Corporations are otherwise in compliance in all material respects with the terms of such policies and bonds.

3.20 Properties.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Schedule, no Acquired Corporation owns any Real Property. The Acquired Corporations have good and marketable fee title to all Real Property set forth on Section 3.20(a) of the Company Disclosure Schedule (the “Owned Real Property”), free and clear of any Liens, other than Permitted Liens. There are no parties in possession of any parcel of Owned Real Property or any portion thereof other than the Acquired Corporations (or any of them), and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the Owned Real Property or any portion thereof. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. There are no pending proceedings in eminent domain or other Action pending or, to the knowledge of the Company, threatened, affecting any portion of the Owned Real Property or the title thereto

(b) Section 3.20(b) of the Company Disclosure Schedule sets forth a list, as of the Agreement Date, of any Contract pursuant to which any Acquired Corporation leases, subleases or occupies any Real Property (in each case, other than in respect of leases, subleases, other Contracts or occupations of any Real Property in respect of any refill or exchange kiosk or other similar equipment) (the “Company Leases”). Prior to the date hereof, true, correct and complete copies of each Company Lease, including all amendments and modifications with respect thereto, and any material documents to which the applicable Acquired Corporation is a party with respect to any Real Property subject to a Company Lease (i.e., a subordination, non-disturbance and attornment agreement with any mortgagee of a Real Property subject to a Company Lease), have been made available to Purchaser. No Acquired Corporation has subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property subject to a Company Lease or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the Acquired Corporation which is a party to such Company Lease or, to the Knowledge of the Company, the landlord thereunder exists with respect to any Company Lease and (ii) the applicable Acquired Corporation has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each Real Property subject to such Company Lease, free and clear of all Liens, other than Permitted Liens. No Acquired Corporation is a party to a brokerage or commission agreement in connection with any Company Lease under which there is any material commission payable by any Acquired Corporation in connection with the current term of the applicable Company Lease and which has not yet been paid in full.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all improvements are in good condition and repair and are reasonably sufficient for the operation of the Acquired Corporations’ businesses and (ii) there are no structural deficiencies or latent defects affecting any of the Improvements which would, individually or in the aggregate, interfere with the use or occupancy of the Real Property or any portion thereof in the operation of the Acquired Corporations’ businesses.

(d) Section 3.20(d) of the Company Disclosure Schedule sets forth a list of each lease pursuant to which any Acquired Corporation leases any personal property, including any finance or operating lease, but excluding leases relating solely to personal property calling for rental or similar periodic payments of less than $150,000 per year, in each case, other than any lease which is a Company Material Contract (the “Personal Property Leases”). Each of the Personal Property Leases is (a) a legal, valid and binding obligation of the Acquired Corporation party thereto, and (b) is enforceable against such Acquired Corporation and, to the Knowledge of the Company, the other party or parties thereto in accordance with its terms, in each case except as such enforceability may be limited by the General Enforceability Exceptions. Neither the Acquired Corporation party thereto nor, to the Knowledge of the Company, any other party to a Personal Property Lease, is in breach of or default in any material respect under any Personal Property Lease. No Acquired Corporation has received any written notice of termination or cancellation with respect to any Personal Property Lease. True and complete copies of all Personal Property Leases have been made available to Purchaser.

3.21 Intellectual Property.

(a) Schedule 3.21(a) sets forth a list, as of the date hereof, (i) all Intellectual Property Rights owned by any of the Acquired Corporations that are registered or the subject of a pending application before any applicable Governmental Entity or domain name registrar, (ii) material unregistered trademarks and service marks of the Acquired Corporations; and (iii) all proprietary software owned by the Acquired Corporations. To the Knowledge of the Company, the Intellectual Property Rights identified in Schedule 3.21(a) that are registered are (i) subsisting, valid and enforceable, and (ii) not subject to any outstanding claim that adversely affects any of the Acquired Corporations’ use thereof or rights thereto, or impairs the validity or enforceability thereof. Except, in each case, in connection with the prosecution of trademark applications before any Governmental Entity in the ordinary course of business, no actions are pending or, to the

Knowledge of the Company, threatened against any of the Acquired Corporations, challenging the validity, enforceability or ownership of such Intellectual Property Rights. All Intellectual Property Rights identified in Schedule 3.21(a) that are necessary to the conduct of the business of the Acquired Corporations as currently conducted and as currently proposed to be conducted are in good standing, with all fees paid in full and filings made to date, and the applicable Acquired Corporation has taken all necessary action and made all necessary filings to ensure that no such registration or application will be abandoned. The Intellectual Property Rights of all of the Acquired Corporations are free and clear of all Liens, other than Permitted Liens.

(b) (i) Except as set forth on Section 3.21(b)(i) of the Company Disclosure Schedule, the Acquired Corporations exclusively own or are licensed or otherwise possess valid rights to use all Intellectual Property Rights used in the conduct of the business of the Acquired Corporations as is currently conducted; (ii) since January 1, 2017, the conduct of the business of the Acquired Corporations has not and does not infringe, misappropriate, dilute, or otherwise violate the material Intellectual Property Rights of any Person; (iii) except as set forth on Section 3.21(b)(iii) of the Company Disclosure Schedule, since January 1, 2017, there are and have been no pending or, to the Knowledge of the Company, threatened claims with respect to any of the Intellectual Property Rights owned by the Acquired Corporations and (iv) to the Knowledge of the Company, no Person is currently engaging in any activity that infringes, misappropriates, dilutes, or otherwise violates any material Intellectual Property Rights owned by any of the Acquired Corporations.

(c) Since January 1, 2017, the Acquired Corporations have taken and are taking all actions that are reasonably necessary to maintain and protect all material Intellectual Property Rights that they own and the confidentiality of all material trade secrets and other material confidential Intellectual Property Rights that they own. No material trade secrets or other material confidential Intellectual Property Rights of any of the Acquired Corporations have been disclosed by any of the Acquired Corporations to any Person except pursuant to valid non-disclosure, license, or other agreements that obligate such Person to keep such material trade secrets or other material confidential information confidential, except as would not be reasonably expected to result in a Company Material Adverse Effect.

(d) Except as would not be material to the Acquired Corporations, taken as a whole, the computers, networks, servers, workstations, Software (and all licenses thereto) and systems used or held for use in connection with the operation of the business of the Acquired Corporations as of the Agreement Date (the “Company IT Systems”) (i) are sufficient for the current needs of the business of the Acquired Corporations; (ii) have not malfunctioned or failed since January 1, 2017 and (iii) to the Knowledge of the Company, are free from any malicious code, virus, or malware. Each of the Acquired Corporations has implemented commercially reasonable backup, security, virus scanning, and disaster recovery measures in connection with its business.

(e) Since January 1, 2017, (i) the Acquired Corporations have used commercially reasonable efforts to ensure the confidentiality, privacy and security of Personal Data collected or held for use by the Acquired Corporations and (ii) there has been no unauthorized access to or unauthorized use of any Company IT Systems, Personal Data, customer payment information, or trade secrets owned or held for use by the Acquired Corporations, in each case of the foregoing clauses (i) and (ii), except as would not be material to the Acquired Corporations, taken as a whole. Since January 1, 2017, each of the Acquired Corporations has complied in all material respects with its privacy policies and all other policies and procedures of such Acquired Corporation established from time to time with respect to Personal Data, and no actions against any of the Acquired Corporations are pending or, to the Knowledge of the Company, threatened alleging a violation of any such policies or procedures. Each of the Acquired Corporations has adopted and maintained and maintains commercially reasonable security policies protecting all Company Data in compliance in all material respects with applicable industry standards, including, as applicable the Payment Card Industry (PCI) security standards.

3.22 Related Party Transactions. Except as set forth in the Company SEC Documents, and except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Acquired Corporations, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Annual Report on Form 10-K that have not been so disclosed.

3.23 Takeover Statutes. As of the Agreement Date, assuming the accuracy of the representations and warranties contained in Section 4.26, the Company Board has taken all actions necessary so that the restrictions on “business combinations” (as defined in Section 203 of the DGCL) will not apply with respect to or as a result of this Agreement, the consummation of the Offer, the Mergers and the other Transactions. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. LLC (“Goldman”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or any of the Transactions. The Company has made available to Parent or Parent’s Representatives a true and complete copy of the engagement letter with Goldman.

3.25 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman to the effect that, as of the date hereof and based upon and subject to the assumptions and qualifications stated therein, the consideration to be received in the Offer by holders of Shares (other than Parent, Purchaser and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified. The Company will make available to Parent solely for informational purposes a signed copy of such fairness opinion promptly following the Agreement Date.

3.26 Product Liability. Except as would not reasonably be expected to result in material liability to the Company, (a) since January 1, 2017, no Acquired Corporation has (i) initiated a product recall, (ii) received any written notice from any Governmental Entity in respect of any product warranty claims or (iii) incurred any material liability by reason of any express or implied warranty or under any applicable Law with respect to any product or service sold, rendered, or distributed by or on behalf of an Acquired Corporation and (b) all products sold or distributed by the Acquired Corporations are in compliance in all material respects with the applicable Food and Drug Administration Laws, including, but not limited to, the Food Safety Modernization Act and Current Good Manufacturing Practice regulations.

3.27 No Other Representations. Except for the representations and warranties contained in Section 4, the Company acknowledges that none of Parent, Purchaser or any Representative of Parent or Purchaser makes, and the Company acknowledges that it has not relied upon, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS, PURCHASER AND MERGER SUB 2

Parent, Holdings, Purchaser and Merger Sub 2, jointly and severally, hereby represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 4 is subject to (i) disclosures set forth in the Parent SEC Documents (including exhibits and other information incorporated by reference therein) filed with, or furnished to, the SEC on or after January 1, 2017 and made publicly available on EDGAR two (2) Business Days prior to the Agreement Date (excluding any forward-looking disclosures set forth in any section of any Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or other cautionary or forward looking statements in such filings) and (ii) exceptions and disclosures set forth in the section or subsection of the Parent Disclosure Schedule delivered by Parent and Purchaser to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the particular Section or subsection in this Section 4; provided, that (x) disclosure contained in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement (regardless of whether an explicit reference or cross-reference is made) and (y) disclosure set forth in the Parent SEC Documents described in (i) above shall only be deemed to be disclosed to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any section or subsection of this Agreement:

4.1 Organization, Standing and Power.

(a) Each of Parent, Holdings, Purchaser and Merger Sub 2 (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or formation, as applicable, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted in all material respects and (iii) is duly qualified to do business as a foreign corporation or other entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to be so qualified as, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Parent, Holdings, Purchaser and Merger Sub 2 have made available to the Company and the Company’s Representatives true and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, as applicable, of Parent and each of Parent’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, no par value, and an unlimited number of shares of the Parent’s Preferred Stock, with no par value (the “Parent Preferred Stock”). As of the close of business on January 9, 2020 (the “Parent Capitalization Date”), (i) 134,803,230 shares of Parent Common Stock (excluding any treasury shares) and no shares of Parent Preferred Stock were issued and outstanding, (ii) there were no shares of Parent Common Stock held by Parent in its treasury, (iii) 6,492,676 shares of Parent Common Stock were reserved for issuance pursuant to options granted under Parent Equity Plans, (iv) no shares of Parent Common Stock were reserved for issuance pursuant to warrants to purchase Parent Common Stock issued by Parent, (v) 1,993,480 shares of Parent Common Stock are subject to outstanding and unvested restricted stock unit awards granted under Parent Equity Plans and (vi) 2,554,381 shares of Parent Common Stock were reserved for issuance pursuant to the Parent ESPP.

(b) All the outstanding shares of capital stock of Parent are, and all shares reserved for issuance as noted in Section 4.2(a) above will be, if and when issued in accordance with the terms thereof, duly authorized, validly issued and fully paid. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Parent have been duly authorized, validly issued and are fully paid. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens, except for Permitted Liens. Except as set forth in Section 4.2(a), Parent does not have any outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with any stockholders of Parent or any stockholders of Parent’s Subsidiaries on any matter. Except as set forth in Section 4.2(a), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of Parent, (ii) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent, (iii) subscriptions, options, warrants, calls, commitments, arrangements, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent (other than as set forth in Section 4.2(a) above), (iv) preemptive rights, antidilutive rights, or other rights to acquire any such securities, or (v) stockholder rights plans (or similar plan common referred to as a “poison pill”) or Contracts under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c) The Parent Common Stock constitutes the only outstanding class of securities of Parent and its Subsidiaries registered under the Securities Act.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Parent or any of its Subsidiaries.

4.3 Subsidiaries. Section 4.3 of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent required to be disclosed in the Parent’s SEC Documents. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

4.4 Authority.

(a) Assuming the accuracy of the Company’s representations in Section 3.4(a), each of Parent, Holdings, Purchaser and Merger Sub 2 has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Holdings, Purchaser and Merger Sub 2 and the consummation by Parent, Holdings, Purchaser and Merger Sub 2 of the Transactions, have been duly authorized by all necessary corporate action of Parent, Holdings, Purchaser and Merger Sub 2 and no other corporate proceedings on the part of Parent, Holdings, Purchaser or Merger Sub 2 are necessary to authorize the consummation of, and to consummate, the Transactions except the adoption of this Agreement by Cott UK Acquisition Limited as the sole stockholder of Holdings. This Agreement has been duly executed and delivered by Parent, Holdings, Purchaser and Merger Sub 2 and, assuming the this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent, Holdings, Purchaser and Merger Sub 2, enforceable against each of Parent, Holdings, Purchaser and Merger Sub 2 in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Limitations.

(b) The Board of Directors of Parent (“Parent Board”) has unanimously: (i) determined that the terms of the Transactions are advisable and fair to, and in the best interest of, Parent and its stockholders and (ii) approved the execution, delivery and performance by Parent, Holdings, Purchaser and Merger Sub 2 of this Agreement, the Tender Agreements and the consummation of the Transactions. As of the date hereof, none of the foregoing actions of the Parent Board have been rescinded or modified in any way.

4.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent, Holdings, Purchaser and Merger Sub 2 do not, and the consummation of the Offer, the Mergers and the other Transactions by Parent, Holdings, Purchaser and Merger Sub 2 and compliance by Parent, Holdings, Purchaser and Merger Sub 2 with the provisions hereof will not, (i) violate or conflict with any of Parent, Holdings, Purchaser and Merger Sub 2’s certificate of incorporation, bylaws or other charter or organizational documents, (ii) cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, purchase, termination, cancellation, amendment, modification or acceleration of any obligation or to the loss of a benefit under, any Parent Material Contract binding on Parent, Holdings, Purchaser or Merger Sub 2, or result in the creation of any Lien upon any of the properties, rights or assets of any Parent, Holdings, Purchaser or Merger Sub 2, other than any Permitted Lien, or (iii) cause a violation by Parent, Holdings, Purchaser or Merger Sub 2 of any applicable Law, except, with respect to clauses “(ii)” and “(iii)” above, as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to any Governmental Entity is required under applicable Law for the execution, delivery and performance of this Agreement and the consummation of the Transactions, except in connection with or in compliance with (i) the DGCL, DLLCA and the CBCA, (ii) any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (iii) the Securities Act (and the rules and regulations promulgated thereunder) and the Ontario Securities Act (and the rules and regulations promulgated thereunder), (iv) the Exchange Act (and the rules and regulations promulgated thereunder), (v) state takeover Laws, state securities Laws or “blue sky” Laws, (vi) any filings required under the rules and regulations of NYSE, TSX or FINRA and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.6 Reports and Financial Statements.

(a) Since January 1, 2017, Parent has filed or furnished (as applicable) on a timely basis with (i) the SEC all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to (as applicable) the SEC under applicable Laws prior to the Agreement Date (all such filed or furnished documents in the foregoing clause (i), the “Parent SEC Documents”) and (ii) the Ontario Securities Commission (the “OSC”) all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to (as applicable) the OSC under applicable Laws prior to the Agreement Date (all such filed or furnished documents in the foregoing clause (ii), the “Parent OSC Documents”) and, together with the Parent SEC Documents, the “Parent SEC and OSC Documents”). As of their respective filing dates (and, in the case of registration statements, as of the dates of effectiveness), or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, the Parent SEC and OSC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC and OSC Documents at the time they were filed, or, if amended or superseded by a filing prior to the Agreement Date, on the date of the last such amendment or superseding filing prior to the Agreement Date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC or the OSC. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from any of the SEC, OSC, NYSE or TSX with respect to the Parent SEC and OSC Documents. To the Knowledge of Parent, (i) none of the Parent SEC and OSC Documents is the subject of ongoing SEC or OSC review, as applicable and (ii) there are no inquiries or investigations by the SEC or OSC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.

(b) Since January 1, 2017, the consolidated financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC and OSC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and OSC with respect thereto, have been prepared in accordance with GAAP (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and the OSC and to the absence of notes) applied on a consistent basis during the periods involved (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments, and as otherwise may be permitted by the SEC and the OSC and to the absence of notes) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, material).

(c) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act.

(d) Parent has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s audited financial statements or other Parent SEC and OSC Documents.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), neither Parent nor any of its Affiliates acting on behalf of Parent or any of its Subsidiaries has since January 1, 2017 made any personal loans to any executive officer or director of Parent or its Subsidiaries.

(g) Since January 1, 2017 to the Agreement Date, none of Parent nor any of its Subsidiaries has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent and its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2017.

4.7 Information Supplied. Each document required to be filed by Parent with the SEC or OSC in connection with the Offer, the Mergers or any of the Transactions (including Form S-4), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and Form S-4 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents or the Form S-4 which statements were not supplied by or on behalf of Parent, Holdings, Purchaser or Merger Sub 2 and not obtained from or incorporated by reference to the Parent SEC Documents.

4.8 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than liabilities and obligations (a) disclosed or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2018 included in the Parent SEC Documents (the “Parent Balance Sheet”), (b) incurred in the ordinary course of business since December 31, 2018, (c) that are executory performance obligations under any Contract to which Parent or any of its Subsidiaries is a party or bound, (d) incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement (including legal and other advisors’ fees and expenses) and (e) that have not had a Parent Material Adverse Effect.

4.9 Absence of Certain Changes or Events. Since September 30, 2019 through the Agreement Date, except for actions or events giving rise to and the discussion and negotiation of this Agreement or in connection with the Mergers or any of the Transactions or the process leading thereto (including legal and other advisors fees and expenses), (a) Parent and each of its Subsidiaries have conducted their businesses in the ordinary course in all material respects and (b) no Parent Material Adverse Effect has occurred, and there has not been, and there does not exist, any Effect that, individually or in the aggregate with other Effects, would reasonably be expected to have a Parent Material Adverse Effect.

4.10 Title to Assets. Parent and its Subsidiaries have good and valid title to, or a valid and binding leasehold or other interest in, all material tangible assets owned by them, including all material tangible assets (other than capitalized or operating leases) reflected on the Parent Balance Sheet filed by Parent with the SEC, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Parent Balance Sheet and Permitted Liens.

4.11 Litigation. As of the Agreement Date, there is no Action that would be required to be disclosed in a Parent SEC Document that is pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their respective material properties or assets. None of Parent, any of its Subsidiaries or any of their respective material properties or assets is subject to any outstanding Order of any Governmental Entity that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.12 Compliance with Laws and Regulations.

(a) Parent and its Subsidiaries are and, at all times since January 1, 2017 have been, in compliance with all Laws applicable to their properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary contained in this Section 4.12(a), the provisions of this Section 4.12(a) shall not apply to matters addressed in Section 4.12(c), Section 4.14, Section 4.15 and Section 4.16 hereof.

(b) Neither Parent nor any of its Subsidiaries has received, since January 1, 2017, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as conducted as of the Agreement Date, except where the failure to have any of the Permits has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as has not been and would not reasonably expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, since January 1, 2017, none of Parent or any of its Subsidiaries, in connection with the business of Parent, or, to the Knowledge of Parent, any other third party, in each case, acting on behalf of Parent or any of its Subsidiaries, have taken any action in violation of the FCPA or any other ABAC Law. Since January 1, 2017, neither Parent nor any of its Subsidiaries has been subject to any actual, pending or, to the Knowledge of Parent, threatened Action or has made any voluntary disclosures to any Governmental Entity, involving Parent or any of its Subsidiaries in any way relating to an ABAC Laws, except, solely with respect to any Action or voluntary disclosure arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable International Trade Laws except, in each case, where any such non-compliance has not and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

4.13 Benefit Plans.

(a) Section 4.13(a) of the Parent Disclosure Schedule contains an accurate and complete list of each material Parent Employee Plan. For purposes of this Agreement, “Parent Employee Plans” means, collectively, each plan, program, policy, contract, agreement or other arrangement providing for severance benefits (including redundancy), notice or termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits or other similar employee benefits or remuneration, whether written, unwritten or otherwise, qualified or nonqualified, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, in each case (i) which is or has been maintained, sponsored, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any Parent Associate and (ii) under which Parent or any of its Subsidiaries would reasonably be expected to have any liability.

(b) With respect to each material Parent Employee Plan, Parent has made available to the Company, to the extent applicable, (i) true and correct copies of all documents embodying such Parent Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Parent Employee Plan), (ii) the most recent annual report (Form Series 5500 (or any other similar filing under applicable Canadian Law) and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with such Parent Employee Plan, (iii) the most recent summary plan description together with the summary of material modifications thereto, if any, with respect to such Parent Employee Plan, (iv) all discrimination tests for such Parent Employee Plan for the three most recently completed plan years, and (v) the most recent IRS (or equivalent Canadian Governmental Entity, to the extent applicable) determination, advisory or opinion letter issued with respect to or relating to such Parent Employee Plan and any pending request for such determination, advisory or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Employee Plan has been established and maintained in accordance with its terms and in compliance with applicable Law; (ii) each Parent Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (A) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response, (B) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS or (C) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination; (iii) with respect to each Parent Employee Plan, there has been no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA; and (iv) with respect to each Parent Employee Plan, there are no Actions pending or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), including against the assets of any such Parent Employee Plan.

(d) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates have ever maintained, established, sponsored, participated in, or contributed to, or incurred an obligation to contribute to any Parent Employee Plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a “multiple employer welfare arrangement” (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)).

(e) None of Parent nor any of its Subsidiaries maintain, sponsor, participate in or contribute to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to Parent Associates (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No Parent Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree (i) life insurance, (ii) health or (iii) other employee welfare benefits to any Parent Associate or a beneficiary of a Parent Associate for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law.

(g) Except as otherwise required pursuant to the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service in connection therewith will, under a Parent Employee Plan, (i) result in any material payment becoming due to any Parent Associate, (ii) result in any forgiveness of indebtedness of any Parent Associate, (iii) materially increase any benefits otherwise payable by Parent of any of its Subsidiaries to any Parent Associate under any Parent Employee Plan or (iv) result in the acceleration of the time of payment or vesting of any such material benefits to any Parent Associate under any Parent Employee Plan except as required under Section 411(d)(3) of the Code.

4.14 Employment Matters.

(a) None of Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. None of Parent nor any of its Subsidiaries is, or since January 1, 2017 has been, subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of Parent, threatened involving the employees of Parent or any of its Subsidiaries.

(b) Except as has not and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is and, since January 1, 2017, has been, in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(c) This Section 4.14 constitutes the exclusive representations and warranties of Parent with respect to the matters set forth in this Section 4.14.

4.15 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is in violation of any Environmental Law and (ii) none of the Real Property owned or leased by Parent or any of its Subsidiaries is contaminated with any Hazardous Material. As of the Agreement Date, no Action is pending or, to the Knowledge of Parent, threatened, concerning or relating to the operations of Parent or any of its Subsidiaries that seeks to impose any material liability arising under any Environmental Law upon Parent or any of its Subsidiaries.

(b) This Section 4.15 constitutes the sole and exclusive representations and warranties of Parent with respect to the matters set forth in this Section 4.15.

4.16 Taxes.

(a) (i) Each of the income and other material Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries have been filed on or before the applicable due date (including any valid extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Laws and are true, accurate and complete in all material respects and (ii) all material Taxes of Parent and its Subsidiaries (whether or not shown to be due on Tax Returns of Parent or any of its Subsidiaries) or required to be withheld, collected or deposited by Parent or any of its Subsidiaries (including any Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party) have been paid or withheld, collected or deposited (and, to the extent required, paid to the relevant Governmental Entity).

(b) The Parent Balance Sheet has accrued all actual and estimated liabilities for all material unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP. There are no Liens on any of the assets of Parent or any of its Subsidiaries with respect to any material Tax, other than Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP on the Parent Balance Sheet.

(c) There are no examinations, audits, assessments, investigations, disputes, proceedings or claims made in writing, in progress, pending or, to the Knowledge of Parent, threatened, of or with respect to any Tax Return or Taxes of the Parent or any of its Subsidiaries that could be expected to result in a material unpaid Tax of Parent or any of its Subsidiaries. No deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries which have not been fully paid or are not being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents, and no requests for waivers of the time to assess any such Taxes have been agreed to or are pending. No written claim has been received by Parent or any of its Subsidiaries from any Governmental Entity in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary of Parent, as applicable, is or may be subject to Taxes in that jurisdiction. No extension or waiver of the limitation period of the time to assess any material Taxes of Parent or any of its Subsidiaries has been granted and is currently in effect, nor has any such extension or waiver been requested. No material closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement, consent to an extension of time to make an election or consent to a change of method of accounting, has been requested from, entered into with or issued by a Governmental Entity with respect to Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries (i) is bound by any Tax sharing, allocation or indemnification agreements (other than ancillary provisions in commercial agreements made in the ordinary course of business, the primary subject matter of which is not Tax, or agreements solely among the Parent and/or its Subsidiaries), (ii) has been a member of an affiliated group filing a consolidated, combined, aggregate or unitary income Tax Return (other than a group the common parent of which was Parent), or (iii) has any liability for Taxes of another Person (other than members of a group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by operation of Law, or as a transferee or successor, by Contract or otherwise.

(e) Neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(f) No payment or benefit made by Parent or any of its Subsidiaries in connection with the Transactions would be non-deductible under Section 280G of the Code.

4.17 Contracts.

(a) For purposes of this Agreement, a “Parent Material Contract” means (to the extent in effect as of the Agreement Date, but excluding Parent Employee Plans):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Parent or any of its Subsidiaries;

(ii) any material Parent Contract: (A) limiting in any material respect the freedom or right of Parent or any of its Subsidiaries (1) to engage in any line of business or to compete with, or solicit any customer of, any Person in any line of business or in any geographic location (other than agreements limiting the use of Intellectual Property Rights entered into in the ordinary course of business) or (2) to develop, manufacture, license, sell, supply, distribute, offer, support or service any Parent Product, Intellectual Property Rights of Parent or any of its Subsidiaries or other tangible or intangible assets to or for any other Person; (B) containing any “most favored nations” or other similar exclusivity terms and conditions (including with respect to pricing) granted by Parent or any of its Subsidiaries; or (C) under which Parent or any of its Subsidiaries have granted or have obtained an option to purchase or acquire, or a right of first refusal or right of first negotiation with respect to the purchase or acquisition of, any material assets of Parent and its Subsidiaries (other than with respect to non-exclusive licenses or other non-exclusive grants of rights to the products and services of Parent and its Subsidiaries in, to or under any Intellectual Property Rights of Parent or any of its Subsidiaries);

(iii) any Parent Contract relating to the disposition or acquisition by Parent or any of its Subsidiaries after the Agreement Date of assets resulting in the receipt or making of payments in excess of $12,000,000 outside of the ordinary course of business and where material obligations binding upon Parent are outstanding;

(iv) any Parent Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in each case in an amount in excess of $25,000,000, excluding (i) any Parent Contracts for commercially-available off-the-shelf computer Software licensed by Parent or any of its Subsidiaries pursuant to shrink-wrap or click-wrap licenses, and (ii) Parent Contracts with respect to Software licensed from third Persons that require annual payments of less than $25,000 by any of the Acquired Corporations during the twelve (12) month period ended December 31, 2019 (other than one-time license payments), and (iii) Parent Contracts evidencing Indebtedness between Parent and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of Parent;

(v) any Parent Contract, including with any Governmental Entity, that requires by its terms the payment or delivery of cash or other consideration by or to Parent or any of its Subsidiaries in excess of $50,000,000 in the fiscal year ending December 31, 2018, in each case, outside the ordinary course of business;

(vi) any Parent Contract that is a partnership, collaboration, joint venture agreement or limited liability company agreement that is, in each case, material to Parent and its Subsidiaries, taken as a whole;

(vii) any Parent Contract not otherwise described in any other subsection of this Section 4.17(a) that obligates Parent or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $10,000,000 (for the avoidance of doubt, Parent Contracts solely to the extent relating to obligations in respect of expenditures contemplated by Parent or its Subsidiaries’ 2020 capital expenditures budget shall be considered in the ordinary course of business);

(viii) any Parent Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to Parent and its Subsidiaries, taken as a whole, is reasonably expected to be in excess of $20,000,000;

(ix) any Parent Contract for the lease or sublease of any material Real Property involving annual lease payments in excess of $725,000; and

(x) any Contract between any Parent or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary) of Parent, any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, that memorialize arrangements required to be disclosed under Item 404(b) of Regulation S-K.

(b) Section 4.17(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Parent Material Contracts as of the Agreement Date. True and complete copies of all Parent Material Contracts have been made available to the Company or the Company’s Representatives or have been publicly filed with the SEC prior to the Agreement Date.

(c) Each Parent Material Contract is a legal, valid and binding obligation of Parent or its Subsidiary (or Subsidiaries) which is a party to such Parent Material Contract and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, in each case, subject to the Enforceability Limitations. As of the Agreement Date, Parent and its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Parent Material Contract and, (ii) to the Knowledge of Parent, each other party to each Parent Material Contract has performed in all material respects all obligations required to be performed by it under such Parent Material Contract, except, in each case of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.18 Customers and Suppliers; Adequacy of Supply. Section 4.18 of the Parent Disclosure Schedule sets forth a true and complete list of the top 10 customers of Parent and its Subsidiaries, taken as a whole, based upon aggregate revenue generated from all such customers between January 1, 2017 and December 31, 2018 (excluding, in each case, revenue attributable to their former carbonated soft drinks and juice businesses and their former finished goods export business), and the aggregate revenue generated by Parent and its Subsidiaries from each such customer during such period. Section 4.18 of the Parent Disclosure Schedule sets forth a true and complete list of the top 10 suppliers of Parent and its Subsidiaries, taken as a whole, based upon aggregate dollar spend to all such suppliers between January 1, 2017 and December 31, 2018 (excluding, in each case, dollar spend attributable to their former carbonated soft drinks and juice businesses and their former finished goods export business), and the aggregate purchase volume in dollars made by Parent and its Subsidiaries from each such supplier during such period. No such customer and no such supplier has since December 31, 2018 until the Agreement Date: (a) canceled or otherwise terminated, or made any threat in writing to Parent or any of its Subsidiaries to cancel or otherwise terminate, its relationship with Parent or its applicable Subsidiary or (b) at any time on or after December 31, 2018 until the Agreement Date, decreased materially, or made any threat in writing to Parent or any of its Subsidiaries to decrease materially, its services or supplies to Parent or its applicable Subsidiary in the case of any such supplier, or its usage of the Parent Products or services of Parent or its Subsidiaries in the case of any such customer, in each case of the foregoing clauses (a) and (b), except as has not been, and would not reasonably be expected to have, a Parent Material Adverse Effect.

4.19 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all current, material insurance policies with respect to the business and assets of Parent and its Subsidiaries are in full force and effect, (b) no notice of cancellation has been received, (c) there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any of the insured parties thereunder, (d) all premiums due and payable under all such policies and bonds have been paid, and (e) Parent and each of its Subsidiaries are otherwise in compliance with the terms of such policies and bonds.

4.20 Properties. Neither Parent nor any of its Subsidiaries owns any Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property subject to a Parent Lease or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each Parent Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of Parent or the applicable Subsidiary of Parent which is a party to such Parent Lease or, to the Knowledge of Parent, the landlord thereunder exists with respect to any Parent Lease and (b) Parent or the applicable Subsidiary of Parent has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Parent Lease, each Real Property subject to such Parent Lease, free and clear of all Liens, other than Permitted Liens.

4.21 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own or are licensed or otherwise possess valid rights to use all material Intellectual Property Rights used in the conduct of the business of Parent and its Subsidiaries as is currently conducted; (ii) to the Knowledge of Parent, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate, interfere with, dilute, or otherwise violate the Intellectual Property Rights of any Person; (iii) since January 1, 2017, there are and have been no concluded, pending or, to the Knowledge of Parent, threatened claims with respect to any of the material Intellectual Property Rights owned by Parent or its Subsidiaries and (iv) to the Knowledge of Parent, no Person is currently engaging in activity that infringes, misappropriates, interferes with, dilutes, or otherwise violates any material Intellectual Property Rights owned by Parent or any of its Subsidiaries and used in the ordinary course of business. Parent and its Subsidiaries are taking all actions that are reasonably necessary to maintain and protect all Intellectual Property Rights that they own. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the computers, networks, software and systems used in connection with the operation of the business of Parent or its Subsidiaries as of the Agreement Date (the “Parent IT Systems”) (i) are sufficient for the current needs of the business of Parent and its Subsidiaries; (ii) have not malfunctioned or failed since January 1, 2017 and (iii) to the Knowledge of Parent, are free from any malicious code. Since January 1, 2017, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have used commercially reasonable efforts to ensure the confidentiality, privacy and security of Personal Data collected or held for use by Parent or any of its Subsidiaries and (ii) to the Knowledge of Parent, there has been no unauthorized access to or unauthorized use of any Parent IT Systems, Personal Data or trade secrets owned by Parent or any of its Subsidiaries.

4.22 Related Party Transactions. Except as set forth in the Parent SEC Documents, and except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in Parent’s Annual Report on Form 10-K that have not been so disclosed.

4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc. (“Deutsche Bank”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or any of the Transactions. Parent has made available to the Company’s or the Company’s Representatives a true and complete copy of the engagement letter with Deutsche Bank.

4.24 Stock Ownership. Neither Parent nor any Subsidiary of Parent, directly or indirectly, owns as of the date hereto, and at all times since January 1, 2016 through the Agreement Date, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of Company Common Stock.

4.25 No Purchaser Activity. Since the date of its formation, none of Holdings, Purchaser or Merger Sub 2 has engaged in any activities that are not in connection with this Agreement and the Transactions.

4.26 Interest in Shares. Neither Parent, Holdings, Purchaser, Merger Sub nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent does not, directly or indirectly, own, and at all times for the past three years, has not owned, beneficially or otherwise, in excess of 1% of the Shares.

4.27 Sufficient Funds; Valid Issuance. As of the date hereof and as of the First Effective Time, Parent and its Subsidiaries will have available to them cash and other sources of immediately available funds to pay the aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement or otherwise in connection with the Mergers, the Offer, or any of the other Transactions and to otherwise perform any of their obligations under this Agreement. Parent and its Subsidiaries expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Mergers, the Offer or any of the other Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing. The Parent Common Stock to be issued by Parent as Merger Consideration hereunder pursuant to the terms hereof, when issued as provided in and pursuant to the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer.

4.28 Commitment Letter. Parent has delivered to the Company a true and correct copy of an executed debt commitment letter in the form attached hereto as Exhibit D (the “Commitment Letter”) pursuant to which the lenders named therein (such lenders, together with any other entities that have committed to provide or arrange or have otherwise entered into agreements in connection with any third-party debt financing in connection with the Transactions (including the Commitment Letter Financing, as defined below), and the parties to any joinder agreements or any definitive documentation entered into pursuant thereto or relating thereto, the “Lenders”) have committed, subject to the terms and conditions set forth therein, to lend Parent the amounts set forth therein (the “Commitment Letter Financing”) for the purpose of funding the Transactions. Parent has also delivered to the Company a true and complete (other than the redactions referenced in this Section 4.28) copy of any fee letter related to the Commitment Letter (it being understood that any such fee letter provided to the Company shall be redacted in a customary manner solely with respect to the fees, pricing caps and certain economic terms, which redacted information does not adversely affect the amount, availability or conditionality of the funding of the Commitment Letter Financing) (any such fee letter, a “Fee Letter”). As of the Agreement Date, the Commitment Letter and the Fee Letters (i) are in full force and effect and (ii) have not been withdrawn or terminated or otherwise amended or modified in any respect and, as of the Agreement Date, to the Knowledge of Parent, no such withdrawal, termination, amendment or modification is contemplated. As of the Agreement Date, each Fee Letter and the Commitment Letter is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except as enforcement may be limited by the Enforceability Limitations. As of the Agreement Date, there are no other agreements or side letters relating to the Commitment Letter or Fee Letters to which Parent or any of its Subsidiaries is a party or by which any of them is bound. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of its Subsidiaries party thereto under any term or condition of the Commitment Letter or any Fee Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Commitment Letter Financing other than as expressly set forth in the Commitment Letter. Parent has (or has caused to be) fully paid any and all commitment fees or other fees required by the Commitment Letter or any Fee Letter to be paid by it on or prior to the Agreement Date.

4.29 No Other Representations. Except for the representations and warranties contained in Section 3, Parent, Holdings, Purchaser and Merger Sub 2 each acknowledge that neither Company nor any Company Representative makes, and Parent and the Purchaser each acknowledge that it has not relied upon, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent, the Purchaser or any Representative of any of them in connection with the Transactions.

SECTION 5. CERTAIN COVENANTS

5.1 Access and Investigation.

(a) During the period from the Agreement Date until the earlier of the First Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause the Acquired Corporations, upon reasonable advanced written notice, to: (i) provide Parent (and Parent’s Representatives) with reasonable access during normal business hours to all of their respective Representatives, senior management personnel, properties and assets and to all existing books, records, Contracts, Tax Returns, Company Employee Plans, files related to Intellectual Property Rights, work papers and other documents and information relating to the Acquired Corporations and (ii) promptly provide Parent (and Parent’s Representatives) with all reasonably requested (and readily available) information regarding the business of the Acquired Corporations, including copies of the existing books, records, Contracts, Tax Returns, Company Employee Plans files related to Intellectual Property Rights, work papers and other documents and information relating to the Acquired Corporations (in the case of Parent), and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request (including copies of: (A) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management (B) any material notice, report or other document filed with or sent to any Governmental Entity on behalf of any of the Acquired Corporations in connection with the Mergers or any of the Transactions, other than exhibits or attachments to their respective HSR Notification and Report forms, which may be withheld from Parent, and (C) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Entity); provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations and shall be subject to the Confidentiality Agreement. Notwithstanding anything herein to the contrary, no Acquired Corporation shall be required to disclose (or provide access to) any information to Parent or any of its Subsidiaries (or any of its or their Representatives) if such disclosure or access would be reasonably likely to (w) jeopardize any attorney-client or other legal privilege, (x) contravene any applicable Laws, (y) violate any obligation of any Acquired Corporation with respect to confidentiality or privacy or (z) materially interfere with the conduct of any Acquired Corporation’s business. The Company shall use its reasonable best efforts make appropriate substitute access and disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) During the Pre-Closing Period, Parent shall, and shall cause each of Parent’s Subsidiaries, upon reasonable advanced written notice, to: (i) provide the Company (and Company’s Representatives) with reasonable access during normal business hours to its Representatives, senior management personnel, properties and assets and to existing books, records, Contracts, Tax Returns, Parent Employee Plans, files related to Intellectual Property Rights, work papers and other documents and information relating to Parent and its Subsidiaries and (ii) promptly provide the Company (and such other Party’s Representatives) with all reasonably requested (and readily available) information regarding the business of Parent and its Subsidiaries, including copies of the existing books, records, Contracts, Tax Returns, Parent Employee Plans, files related to Intellectual Property Rights, work papers and other documents and information relating to Parent and its Subsidiaries and with such additional financial, operating and other data and information regarding the Parent and its Subsidiaries (in the case of the Company), as the Company may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of Parent and in such a manner as not to unreasonably interfere with the normal operation of the business of Parent or its Subsidiaries, and shall be subject to the Confidentiality Agreement. Notwithstanding anything herein to the contrary, neither Parent nor its Subsidiaries shall be required to disclose (or provide access to) any information to any Acquired Corporation (or any of such Acquired Corporation’s Representatives), if such disclosure or access would be reasonably likely to (w) jeopardize any attorney-client or other legal privilege, (x) contravene any applicable Laws, (y) violate any obligation of Parent or any of its Subsidiaries with respect to confidentiality or privacy or (z) materially interfere with the conduct of the business of Parent or any of its Subsidiaries. Parent shall use its reasonable best efforts make appropriate substitute access and disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

5.2 Affirmative Obligations of the Company. Except (x) as expressly required under the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.2 of the Company Disclosure Schedule or (z) as approved in advance by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall (and shall cause each of the Acquired Corporations to):

(a) carry on its business in all material respects in the ordinary course and in accordance with past practices;

(b) use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) pay or perform all material obligations when due, subject to good faith disputes over such obligations, (iii) keep available the services of its present officers and employees and (iv) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities, customers, licensors, licensees and others with which it has material business dealings; and

(c) promptly notify Parent of (i) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or any of the Transactions, (ii) any material event or occurrence not in the ordinary course of the Acquired Corporations’ business, and of any event which could reasonably be expected to have a Company Material Adverse Effect and (iii) any Action commenced, or, to its Knowledge threatened, relating to or involving any Acquired Corporation that relates to the consummation of the Transactions.

5.3 Affirmative Obligations of Parent. Except (x) as expressly required or contemplated under the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.3 of the Parent Disclosure Schedule or (z) as approved in advance by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall (and shall cause each of Parent’s Subsidiaries to):

(a) carry on its business in all material respects in the ordinary course and in accordance with past practices;

(b) use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) pay or perform all material obligations when due, subject to good faith disputes over such obligations, (iii) keep available the services of its present officers and employees and (iv) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities, customers, licensors, licensees and others with which it has material business dealings; and

(c) promptly notify the Company of (i) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or any of the Transactions, (ii) any material event or occurrence not in the ordinary course of the business of Parent and its Subsidiaries, taken as a whole, and of any event which could reasonably be expected to have a Parent Material Adverse Effect and (iii) any Action commenced, or, to the Knowledge of Parent threatened, relating to or involving Parent or any of its Subsidiaries that relates to the consummation of the Transactions.

5.4 Negative Obligations of the Company. Except (x) as expressly required under the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.4 of the Company Disclosure Schedule or (z) as approved in advance by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Acquired Corporations shall not do any of the following:

(a) (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) except as contemplated in connection with exercise or vesting of any Company Options, Company RSUs, Company LTPP Units, Company DSUs or Company Warrants in accordance with its terms, purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Acquired Corporations or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity, or repurchase any of its equity interests;

(b) issue, sell, deliver, grant, pledge, transfer, encumber or agree or commit to issue, sell, deliver, deliver, grant, pledge, transfer or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Shares, any securities of any Subsidiary or any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Corporations, except for the issuance of Shares pursuant to the exercise or settlement of the Company Equity Awards or Company Warrants outstanding prior to the Agreement Date;

(c) adopt, amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar charter or organizational documents);

(d) create or form any Subsidiary, acquire any equity interest in any other Person or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(e) acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, except any such transactions that are for cash consideration not in excess of $1,000,000 individually, or $5,000,000 for all such transactions by the Acquired Corporations in the aggregate, and except for loans, advances, contributions or investments between or among the Company and any direct or indirect wholly owned Subsidiaries or (ii) any assets that are otherwise material to the Acquired Corporations, in each case, outside of the ordinary course of business;

(f) sell, lease, license, sublicense, sell and leaseback, abandon, transfer, assign, exchange, mortgage, pledge or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except (i) sales of Company Products in the ordinary course of business, (ii) non-exclusive licenses in the ordinary course of business, (iii) disposition of immaterial equipment and property no longer used in the operation of business and (iv) Permitted Liens incurred in the ordinary course of business;

(g) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Corporations, except for the Transactions;

(h) (i) incur, assume, guarantee or otherwise become liable for, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, or enter into transactions that would create Indebtedness of, any other Person, in each case, other than the Company or any direct or indirect wholly owned Subsidiary of the Company or otherwise in the ordinary course of business;

(i) incur any capital expenditure or authorization or commitment with respect thereto (except that the Acquired Corporations may incur any capital expenditure, authorization or commitment that does not exceed (A) $750,000 individually and $7,500,000 in the aggregate during any fiscal quarter or (B) the thresholds in a capital expense budget made available to Parent for such capital expenditure, authorization or commitment);

(j) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $400,000 individually or $600,000 in the aggregate, other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or incurred in connection with this Agreement and the Transactions (including legal and financial advisors fees and expenses), (ii) cancel any material Indebtedness (iii) waive, release, grant or transfer any right of material value or (iv) commence any Action, except in connection with a breach of this Agreement or any other agreements contemplated hereby or in the ordinary course of business consistent with past practice;

(k) compromise, settle or release any Action or threatened Action (including any Action relating to this Agreement or the Transactions) other than compromises, settlements or releases that involve only the payment of money damages in an amount not greater than $600,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Acquired Corporations; provided that (i) the settlement of any Action or claim brought by the stockholders of the Acquired Corporations against the Acquired Corporations and/or any of their directors relating to the Transactions or any breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.10 or Section 6.6, as applicable, and (ii) this Section 5.4(k) shall not permit the Acquired Corporations to settle, release, waive or compromise any Action or claim that (A) provides for the grant to any third party of a license or other grant of rights to (or covenant not to sue with respect to) any Intellectual Property Rights or the splitting of any revenues in respect of any Company Product or (B) would impose any restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Acquired Corporations;

(l) change its financial accounting methods, accounting periods, principles or practices, except insofar as may have been required by a change in GAAP, Regulation S-X promulgated under the Exchange Act or applicable Law;

(m) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP consistently applied;

(n) (i) settle, compromise or enter into any closing agreement or advance pricing agreement with respect to any liability for material Taxes, (ii) amend any material Tax Return, (iii) enter into any Contract with, or request any ruling from, any Governmental Entity, in each case relating to material Taxes, (iv) make, change, rescind or revoke any material Tax election, (v) change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (vi) take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, (vii) extend or waive any statute of limitations with respect to a material Tax, (viii) surrender any claim for a material refund of Taxes or (ix) fail to timely file correct and complete any material Tax Returns as required by applicable Tax Law;

(o) change its fiscal year;

(p) except (i) as may be required by the terms of any Company Employee Plan listed on Section 3.13(a) of the Company Disclosure Schedule, (ii) required pursuant to the terms of this Agreement, or (iii) required by applicable Law, (A) grant any Company Associate any equity or equity-based compensation, (B) materially increase the compensation, bonus or other benefits of any Company Associate outside the ordinary course of business consistent with past practice during the 12 months prior to the date of the Agreement, (C) adopt or enter into any collective bargaining agreement or other similar labor union contract, (D) take any action to accelerate the vesting or payment of any material compensation or material benefit under any Company Employee Plan, (E) establish or adopt any new material Company Employee Plan, or amend or modify any material Company Employee Plan;

(q) (i) hire any employee or engage any independent consultant or contractor (who is a natural person), other than hiring or engaging any non-executive officer employee or independent consultant or contractor (who is a natural person) in the ordinary course of business with an annual base salary or other compensation of less than $150,000 or (ii) hire, promote or terminate (other than for cause or in accordance with the terms of any agreement currently in effect) any Company Associate other than actions taken in the ordinary course of business with respect to any non-executive officer employee with an annual base salary of less than $150,000;

(r) reduce the amount of any insurance coverage provided by existing insurance policies;

(s) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the Acquired Corporations from engaging or competing in any line of business or geographic area;

(t) enter into any new lease of Real Property or materially amend the terms of any existing lease of Real Property;

(u) forgive any loans to any employees, officers or directors of the Acquired Corporations, or any of their respective Affiliates or associates;

(v) (i) enter into any new line of business or (ii) start to conduct a line of business of the Acquired Corporations in a geographic area where it is not conducted as of the Agreement Date;

(w) outside of the ordinary course of business, (i) amend, modify, terminate or waive, or exercise any material right or remedy under, any Company Material Contract or (ii) enter into or become bound by, or seek to amend, terminate or waive, or exercise any material right or remedy under, any Contract which if entered into prior to the Agreement Date would have been a Company Material Contract;

(x) commence any new offering period under the ESPP;

(y) adopt or implement any stockholder rights plan or similar arrangement; or

(z) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Acquired Corporations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses, assets and operations.

5.5 Negative Covenants of Parent and Purchaser. Except (x) as expressly required under or contemplated by the terms of this Agreement or as required by applicable Law, (y) as set forth in Section 5.5 of the Parent Disclosure Schedule or (z) as approved in advance by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall not (and shall cause each of its Subsidiaries not to) do any of the following:

(a) (i) other than regular quarterly dividends consistent with past practice, establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests or (ii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity, or repurchase any of its equity interests, except, in each case of the foregoing clauses (i) and (ii), for transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(g) and Section 2.8 and for which the proper adjustment is made;

(b) adopt, amend, authorize or propose to amend Parent’s certificate of incorporation or bylaws (or similar charter or organizational documents) in a manner that would be disproportionately adverse to the holders of Company Common Stock relative to the treatment of existing holders of Parent Common Stock;

(c) acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, except any such transactions set forth in Section 5.5(c) of the Parent Disclosure Schedule or that are for cash consideration not in excess of $15,000,000 individually, or $50,000,000 for all such transactions by Parent and its Subsidiaries in the aggregate, and except for loans, advances, contributions or investments between or among Parent and any direct or indirect wholly owned Subsidiary of Parent or (ii) any assets that are otherwise material to Parent and its Subsidiaries, taken as a whole, in each case, outside of the ordinary course of business;

(d) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) (i) incur, assume or otherwise become liable for, any Indebtedness, or amend, modify or refinance any Indebtedness, in each case, in excess of $10,000,000 individually, or $30,000,000 for all such transactions by Parent and its Subsidiaries in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000,000 individually, or $30,000,000 for all such transactions by Parent and its Subsidiaries in the aggregate, in each case, other than Parent or any direct or indirect wholly owned Subsidiary of Parent or otherwise in the ordinary course of business of Parent;

(f) take or cause to be taken any action that would reasonably be expected to prevent the consummation of the Transactions on or before the End Date; or

(g) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.6 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are materially no less favorable to the Company than those contained in the Confidentiality Agreement considered in their entirety and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.6 or Section 6.1 or otherwise prohibit the Company from complying with its obligations under this Section 5.6 or Section 6.1 (it being understood that such Acceptable Confidentiality Agreement need not contain any standstill provision).

(b) The Company shall (and shall cause the other Acquired Corporations to) and shall direct their officers, directors, financial advisors and other Representatives to immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal. Except as permitted by this Section 5.6, during the Pre-Closing Period the Company shall not, and shall use its reasonable best efforts to ensure that each other Acquired Corporation and its and their respective directors, officers and financial advisors do not on its behalf, and shall use its reasonable best efforts to cause the Company’s and the Acquired Corporations’ other Representatives not to on its behalf, (i) continue any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (including by approving any transaction which would result in, or approving any Person becoming, an “interested stockholder,” for purposes of Section 203 of the DGCL) or (ii) (A) solicit, initiate, knowingly induce or knowingly facilitate or encourage (including by way of furnishing non-public information or granting a waiver under Section 203 of the DGCL) any inquiries or indications of interest regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, in response to, or for the purpose of soliciting, encouraging or facilitating an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) adopt, approve, recommend, submit to stockholders or declare advisable any Acquisition Proposal, (D) enter into any binding or nonbinding letter of intent, term sheet, merger agreement, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.6(d)), (E) take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational or other governing documents, or (F) resolve, publicly propose or agree to do any of the foregoing.

(c) Subject to Section 5.6(d), the Company shall, and shall cause the other Acquired Corporations and its and their Representatives to, (i) promptly (but in no event longer than within ten Business Days after the Agreement Date), request the return from, or destruction by, all third parties of all non-public information furnished or made available to such parties by or on behalf of the Acquired Corporations since January 1, 2019 relating to any possible Acquisition Proposal (and the Company shall use its reasonable best efforts to have such information returned or destroyed) and on or within one day after the Agreement Date terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the Agreement Date prohibit any third party (other than Parent, Purchaser and their respective Representatives) from having access to any physical or electronic data room relating to any possible Acquisition Proposal. The Company shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement with any such Person.

(d) Notwithstanding anything to the contrary contained in Section 5.6(a) or elsewhere in this Agreement, if at any time on or after the Agreement Date and prior to the Acceptance Time any Acquired Corporation or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the Agreement Date (and has not been withdrawn) and did not result from any intentional breach of Section 5.6(a), if (i) the Company Board determines in good faith, after consultation with its independent financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of members of the Company Board under applicable Laws and (ii) contemporaneously with furnishing any such information to, or entering into discussions with, such Person, (A) Parent receives written notice from the Company of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person and (B) the Company receives from such Person, and delivers to Parent a copy of, an executed Acceptable Confidentiality Agreement, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal (and their respective Representatives); provided that the Company shall provide to Parent (no more than 24 hours after providing access to any such other Person) any non-public information concerning any Acquired Corporation that is provided to any Person given such access which was not previously made available to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations (and, subject to Section 5.6(g), waive such Person’s noncompliance with the provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions) with the Person or group of Persons making such Acquisition Proposal.

(e) Following the Agreement Date, the Company shall (i) promptly (and in any event within 24 hours) notify Parent orally and in writing of any Acquisition Proposal, any inquiries, indications of interest, proposals, offers or requests with respect to or that could reasonably be expected to lead to an Acquisition Proposal that are received by any Acquired Corporation or any of its Representatives, (ii) provide to Parent the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, and a copy of any written materials related thereto (of, if oral, a summary of the material terms and conditions of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request), (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal, but only with respect to such Acquisition Proposal with respect to which the Company has delivered the notice required by Section 5.6(d)(ii) above, on a prompt (and in any event within 24 hours) basis, including by providing prompt (and in any event within 24 hours) notice of all material amendments or modifications thereto and all written materials subsequently provided in connection therewith and (iv) upon the request of Parent, promptly (and in any event within 24 hours) inform Parent of the status of any such Acquisition Proposal referenced in clause (iii) of this Section 5.6(e).

(f) Nothing in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) making any disclosure to the Company Stockholders if the Company Board has reasonably determined in good faith after consultations with the Company’s outside legal counsel that the failure to do so would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Change Recommendation unless the Company expressly and publicly reaffirms the Company Board Recommendation (A) in such disclosure or (B) within two Business Days after requested in writing to do so by Parent following the making of such disclosure and, provided, further, that this Section 5.6(f) shall not permit the Company Board to make a Company Adverse Change Recommendation except in compliance with Section 6.1 or (iv) communicating with any Person that makes any Acquisition Proposal (or such Person’s Representatives) to the extent necessary to direct such Person to the provisions of this Section 5.6.

(g) The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Corporations will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision; provided, however, that the Company may release a Person from, or amend or waive any provision of, any “standstill” agreement or provision if: (A) the Company Board determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least one Business Day before taking such action.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Purchaser, or resolve to or publicly propose or announce any intention to withhold, withdraw, qualify, or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (ii) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9, or (iii) approve, adopt, endorse, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any Acquisition Proposal (any action described in this clause clauses (i) through (iii) being referred to as a “Company Adverse Change Recommendation”).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from or arise out of a breach of Section 5.6) from any Person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors of nationally recognized reputation, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement to substantially concurrently therewith enter into a Specified Agreement with respect to such Superior Offer and pay the Termination Fee pursuant to Section 8.3, in each case if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors of nationally recognized reputation, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of members of the Company Board under applicable Laws; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least three Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself, constitute a Company Adverse Change Recommendation or a termination of this Agreement); and (C) (1) pursuant to such Determination Notice the Company shall have stated that the Company has received a Superior Offer that did not arise out of a breach of Section 5.6 and made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials related thereto in accordance with Section 5.6(d) (including written agreements and financing arrangements with respect to such Acquisition Proposal), (2) the Company shall have given Parent the three Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Parent (and caused its Representatives to negotiate in good faith with Parent) with respect to such proposed revisions or other proposal, if any, by Parent (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Superior Offer will no longer constitute a Superior Offer hereunder (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors of nationally recognized reputation, the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws and (4) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(f). The provisions of this Section 6.1(b) shall also apply to any material amendment (which shall include any change to the financial terms, including the form, amount and timing of payment of consideration) to any Acquisition Proposal or any successive Acquisition Proposals and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to three Business Days shall be deemed to be two Business Days.

(ii) other than in connection with a Superior Offer (which shall be subject to Section 6.1(b)(i)), the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors of nationally recognized reputation, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least three Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) pursuant to such Determination Notice the Company shall have specified the Change in Circumstance in reasonable detail including the facts and circumstances that render a Company Adverse Change Recommendation appropriate in the determination of the Company Board, (2) the Company shall have given Parent three Business Days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Parent (and caused its Representatives to negotiate in good faith with Parent) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors of nationally recognized reputation, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the members of the Company Board under applicable Laws. The provisions of this Section 6.1(b) shall also apply to any material change in the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes in the aggregate facts and circumstances relating to such Change in Circumstance, the references to three Business Days shall be deemed to be two Business Days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things required under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable. Each of the Parties shall consult and cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entities is required (including under the HSR Act and the Antitrust Laws), including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an Action by, any Governmental Entity in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Notwithstanding anything in this Agreement to the contrary, (i) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit any of its Subsidiaries or Affiliates to, propose or agree to accept any undertaking or condition, to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of any assets or businesses of the Company or any of its Affiliates or Subsidiaries, or take any other action that, in the reasonable judgment of Purchaser and Parent, would reasonably be expected to limit the right of Purchaser or Parent to own or operate all or any portion of its or the Company’s businesses, Company Products or assets, and (ii) neither the Parent nor any of its Affiliates shall have any obligation to litigate or sell, dispose of, divest, hold separate, license, discontinue, limit, restrict, modify or dissolve any of their assets, properties or lines of business; provided further, the Parent’s (or its Affiliates’) failure to litigate or sell, dispose of, divest, hold separate, license, discontinue, limit, restrict, modify or dissolve any of their assets, properties or lines of business shall not be deemed to be a breach or default by the Purchaser of this Agreement.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly (and in any event within 10 Business Days after the date of this Agreement unless the Company and Purchaser agree to extend such 10 Business Day period) make all filings, notifications or obtain other consents required to be made or obtained by such Party with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Mergers) as required by the HSR Act as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by other applicable Antitrust Laws and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Entities in connection with the Mergers or any of the Transactions.

(c) Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall cooperate and work together on (i) the scheduling of, and strategic planning for, any telephonic or in-person meeting with any Governmental Entity under the HSR Act or any other applicable Antitrust Laws, and (ii) the process and strategy for resolving any pending or threatened request, inquiry, or Action brought by a Governmental Entity, or brought by a third party before any Governmental Entity, in each case with respect to the Transactions (an “Antitrust Review”). Without limiting the foregoing sentence and subject to applicable Laws, each Party shall give the other Parties prompt notice of any Antitrust Review, and each Party shall use its reasonable best efforts to (i) keep the other Parties informed as to the status of any Antitrust Review, (ii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Entity in connection with any such request, inquiry, or Action (and if in writing, furnish the other Party with a copy of such communication), (iii) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted to any Governmental Entity and (iv) except as may be prohibited by any Governmental Entity or by any Laws, provide advance notice of each meeting or conference with any Governmental Entity and to have access to and where reasonable be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity.

(d) The Parties shall promptly furnish to each other all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the applications or other filings to be made under the applicable Antitrust Laws, other than exhibits or attachments to their respective HSR Notification and Report forms, which may be withheld from the other Party. Each Party shall promptly make available its personnel and advisers to such other Party, and, upon such other Party’s request, make such personnel and advisers available in-person for any in-person meetings with any Governmental Entity, in connection with (i) the preparation of any filing made by or on their behalf to any Governmental Entity in connection with the Transactions or (ii) any Antitrust Review. Parent and the Company shall split all costs in connection with making filings, notifications or obtaining consents under applicable Antitrust Laws. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer and the Transactions (including the Offer Documents) or filings to be made under applicable Antitrust Laws, and shall consider comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information that is confidential or proprietary to the providing Party, such information may be provided solely to those individuals acting as outside antitrust counsel for the other Parties; provided that such outside antitrust counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement with the providing Party.

(e) Without receiving Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall not (i) discuss with or commit to or agree with any Governmental Entity any action or agreement that would in any way limit Purchaser’s ability to receive the full benefits of this Agreement, including but not limited to any agreement that would restrict Purchaser’s freedom of action with respect to the operation or ownership of the Company or (ii) commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under applicable Antitrust Laws.

6.3 Company ESPP. Prior to the Acceptance Time, the Company shall take all actions with respect to the Company ESPP such that the current offering in progress as of the Agreement Date under the Company ESPP shall be the final offering under the Company ESPP. The Company shall (i) take all actions necessary such that within twenty (20) days following the Agreement Date, notice shall be given to participants in the Company ESPP that the date that is ten (10) days from the date such notice is given shall be the last day of such offering (the “Final Purchase”); (ii) make such other pro-rata adjustments as may be necessary to reflect the final offering but otherwise treating such final offering as a fully effective and completed offering for all purposes and (iii) issue all Shares the Company is obligated to issue to each participant under the Company ESPP for such final offering promptly upon the close of the Final Purchase (and in any event no later than five (5) days prior to the Acceptance Time).

6.4 Termination of Company 401(k) Plan. If directed by Parent in writing at least fifteen (15) Business Days before the First Effective Time, the Company shall take all necessary actions to terminate the Company 401(k) Plan, with such termination effective as of no later than the date immediately preceding the Closing Date. If Parent so directs the Company to terminate the Company 401(k) Plan, then, prior to and conditioned upon termination of the Company 401(k) Plan, the Company shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Company 401(k) Plan that are impacted by such termination. If Parent so directs the Company to terminate the Company 401(k) Plan, Parent shall permit each participant in the Company 401(k) Plan who is a Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including any promissory notes evidencing outstanding loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan. If Parent does not so direct the Company to terminate the Company 401(k) Plan, Parent shall merge the Company 401(k) Plan with and into the Cott DS Services Retirement Savings Plan (the “Parent 401(k) Plan”) following the Second Effective Time, which Parent 401(k) Plan shall provide Continuing Employees benefits that are no less favorable than those provided to similarly situated Parent service providers.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement and exculpation by any Acquired Corporation existing in favor of those Persons who are or were at any time prior to the First Effective Time directors and officers of any Acquired Corporation (the “Indemnified Persons”) for their acts and omissions occurring prior to the First Effective Time, as provided in the certificate of incorporation and bylaws of such Acquired Corporation (as in effect as of the Agreement Date) and as provided in the indemnification agreements between such Acquired

Corporation and any such Person (as in effect as of the Agreement Date and which have been made available to Parent or Parent’s Representatives) shall survive the Mergers for a period of six years from the First Effective Time, and Parent shall ensure that the Acquired Corporations satisfy their obligations under such certificate of incorporation, bylaws and agreements.

(b) At or prior to the First Effective Time, the Company may (through a nationally recognized insurance broker approved by Parent), and if the Company does not, the Surviving Company shall, purchase a six-year prepaid “tail” policy on terms and conditions with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to acts and omissions occurring prior to the First Effective Time as of the Agreement Date (a true and complete copy of which existing policy has been made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date); provided, however, that in no event shall the cost of such “tail” policy exceed an aggregate amount in excess of 300% of the annual premium currently payable by the Company with respect to such policy as of the Agreement Date, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, the Company or the Surviving Company, as applicable, shall obtain a policy with the greatest coverage available for a cost equal to such amount.

(c) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Mergers and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) Parent and the Surviving Company jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the Indemnified Persons in enforcing their indemnity rights and other rights provided in this Section 6.5.

6.6 Securityholder Litigation. Each Party shall promptly (and, in any event, within 72 hours) notify the other Parties of any stockholder litigation brought, or threatened, against such Party, any of such Party’s Subsidiaries or any of their respective directors or officers relating to the Mergers, this Agreement, the Offer or any of the Transactions. The Company shall control any Legal Proceeding brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Mergers, this Agreement, the Offer or any of the Transactions; provided, that unless, in the case of any such litigation with respect to the Company, the Company Board (or a duly authorized committee thereof) has made a Company Change of Recommendation pursuant to Section 5.6, the Company shall give Parent the right to review and reasonably comment in advance on all filings or responses to be made by the Company in connection with any such litigation and the right to participate (at Parent’s expense) in such litigation. No settlement of any such claim or litigation shall be agreed to by any Party without such other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

6.7 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other (to the extent practicable) before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Mergers, this Agreement or any of the other Transactions. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents or Parent SEC Documents, as applicable, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements, (b) each Party may, subject to giving advance notice to the other Party and giving due consideration to comments timely received from the other Party, issue any such press release or make any such public announcement or statement as may be required by Law, (d) no Party need consult with the other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to or in connection with Section 5.6(f) or in connection with any Company Adverse Change Recommendation and (e) each Party may, without complying with the foregoing obligations, issue any such press release or make any such public announcement or statement in connection with any dispute between the Parties regarding this Agreement or the Transactions; provided that nothing in this Section 6.7 shall be deemed to limit or otherwise modify the Company’s obligations under Section 5.6 or Section 6.1.

6.8 Takeover Laws; Advice of Changes; Consents

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company will give prompt notice to Parent (and will subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have any Company Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent will give prompt notice to the Company (and will subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.8(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation hereunder.

(c) The Company shall use its commercially reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any Company Material Contract by any Acquired Corporation in connection with the Mergers or any of the Transactions.

6.9 Section 16 Matters. Prior to the First Effective Time, each of Parent and the Company shall take all reasonable actions intended to cause any (i) dispositions and cancellations (or deemed dispositions or cancellations) of Shares, Company Options, Company RSUs, Company LTPP Units, Company DSUs and Company Warrants in the Transactions and (ii) any acquisitions (or deemed acquisitions) of shares of Parent Common Stock (including any derivative securities or other securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) in the Transactions, in each case of the foregoing clauses (i) and (ii), by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 as promulgated under the Exchange Act.

6.10 Tax Matters.

(a) Prior to or concurrently with the Acceptance Time, the Company shall prepare and deliver to Parent (i) an affidavit in form and substance required under Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h), dated as of the date of the Acceptance Time, including therein written authorization for Parent to deliver such statement to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a notice in form and substance required under Treasury Regulations Section 1.897-2(h)(2).

(b) Each of the Parties shall cooperate and use their commercially reasonable efforts to deliver to Parent’s and the Company’s respective tax counsels a customary certificate containing representations reasonably requested by such counsel in connection with the rendering of any opinion to be issued by such counsel with respect to the treatment of the acquisition of the Shares pursuant to the Offer and the Mergers as a reorganization under Section 368(a) of the Code, and the description of the U.S. federal income tax consequences of such transactions contained or set forth in the Form S-4. Parent’s and Company’s respective tax counsels shall be entitled to rely upon such representations in rendering any such opinions.

6.11 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to enable the delisting by the Surviving Company of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the First Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.12 Employee Matters.

(a) As soon as reasonably practicable after the Closing Date, Parent shall, or shall cause its applicable Subsidiaries to, (i) permit all Company Associates who remain employees of the Acquired Corporations or who commence employment with Parent or an Affiliate (each, a “Continuing Employee” and collectively, the “Continuing Employees”) to participate in the benefit programs of Parent or its Subsidiaries to the same extent as similarly situated employees of Parent or its Subsidiaries or (ii) subject to Section 6.4, permit such Continuing Employees to continue participating in the benefit programs of the Company or its Subsidiaries that were not terminated by the Company prior to the First Effective Time to the same extent as prior to the Closing Date.

(b) Parent agrees that each Continuing Employee shall, during the period commencing at the First Effective Time and ending six months after the Closing Date, be provided with an annual rate of base salary or base wage and an annual target cash bonus opportunity or commission plan that is, in the aggregate, no less favorable than the annual rate of base salary or base wage and the annual target cash bonus opportunity or commission plan, as applicable, provided to similarly situated employees of Parent or its Subsidiaries; provided that if the Continuing Employee is assigned to a different role within the Parent’s business, the Continuing Employee shall be provided with an annual compensation package that is, in the aggregate, no less favorable than the annual compensation package of Parent employees similarly situated to the Continuing Employee’s new role.

(c) Parent shall ensure that, as of the First Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation and leave entitlement, and severance benefits) for service with the Acquired Corporations (or predecessor employers to the extent any Acquired Corporation provides such past service credit) to the extent recognized by the Acquired Corporations under the comparable employee benefit plans, programs and policies of Parent, the Surviving Company or any Subsidiary of the Surviving Company, as applicable, in which Continuing Employees become participants (the “Parent Plans”); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Parent shall not be required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any Parent Plan that is an equity compensation plan, defined benefit pension plan or post-retirement health or welfare plan (excluding, for this purpose, any cash severance benefits unrelated to health benefits). As of the First Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, credit to Continuing Employees the amount of unused vacation and sick leave time that such employees had accrued under any applicable Company Employee Plan as of the First Effective Time. In addition, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any Parent Plans to the extent coverage under such Parent Plan is replacing comparable coverage under a Company Employee Plan, and (ii) with respect to each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits, Parent shall use reasonable best efforts to (A) cause to be waived any evidence of insurability requirements and the application of any pre-existing condition limitations under such Parent Plan and (B) cause each Continuing Employee to be given credit under such Parent Plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the First Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plans for the plan year in which the First Effective Time occurs; provided, however, Parent’s obligation under the preceding clause (B) is subject to receipt from the Company or the applicable insurer of a Company Employee Plan of any reasonably required information.

(d) Parent shall cause the Surviving Company and its Subsidiaries to assume and honor in accordance with their terms as in effect immediately prior to the First Effective Time all change in control plans, policies and Contracts and other arrangements applicable to any current or former employee of the Company, and all written employment, severance, retention, incentive, change in control and termination Contracts (including any change in control provisions therein) between any Acquired Corporation and any current or former employee of the Company; provided that the Company has disclosed such plans, policies and Contracts (or forms thereof) in Section 3.13 of the Company Disclosure Schedule and provided copies and a list of participants to Parent. Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control” (or similar term) of the Company under the terms of the Company Employee Plans, as applicable.

(e) Nothing in this Section 6.12, whether express or implied, shall confer upon any current or former employee (including any beneficiary or dependent thereof) of the Acquired Corporations, Parent or Purchaser or any of their respective Subsidiaries or Affiliates, any third-party beneficiary rights or any rights to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 6.12, and the Parties confirm that the Acquired Corporations, Parent and Purchaser retain the right to terminate the employment of any Continuing Employees at any time, for any lawful reason, without severance, separation pay or other payment obligation, except as required by applicable Law or set forth in a Contract (or form thereof) disclosed in Section 3.17 of the Company Disclosure Schedule. No provision of this Section 6.12 is intended to modify, amend or create any employee benefit plan or arrangement of the Acquired Corporations, Parent or Purchaser or any of their respective Subsidiaries or Affiliates or to constitute a limitation on rights to amend, modify or terminate any such plan or arrangement.

6.13 Resignations. Subject to Section 6.14, the Company shall use reasonable best efforts to obtain and deliver to Parent at or prior to the First Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Corporations, effective as of the First Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Employment Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Corporation and, with respect to such officers, shall relate solely and exclusively to their constitutional officer position and not to any position of employment).

6.14 Appointment of Company Directors to Parent Board of Directors. If the Closing Date occurs after, or fewer than ten Business Days before, the mailing of the Parent’s proxy materials for its 2020 annual shareholder meeting, Parent shall appoint two of the current directors of the Company (the “Company Appointees”), or, if applicable, a Replacement Nominee, to the Parent Board, which appointment shall be made (i) if the Closing Date occurs prior to the date of the Parent’s 2020 annual shareholder meeting, immediately following the Parent’s 2020 annual shareholder meeting and (ii) if the Closing Date occurs on or after the date of the Parent’s 2020 annual shareholder meeting, by written consent or special meeting of the Parent Board immediately after the Closing Date. If the Closing Date occurs at least ten Business Days prior to the mailing of the Parent’s proxy materials for its annual shareholder meeting, then Parent shall use reasonable best efforts to include the Company Appointees, or, if applicable, Replacement Nominee(s), on the list of nominees for which Parent Board shall solicit proxies at such meeting (and if such inclusion efforts are not successful, shall appoint the Company Appointees or, if applicable, Replacement Nominee(s), to the Parent Board immediately after the 2020 annual shareholder meeting). The Company Appointees (or, if applicable, Replacement

Nominee(s)) shall serve until the 2021 annual meeting of the shareholders of Parent, unless such person earlier resigns or is removed for cause in accordance with Parent’s articles of incorporation and bylaws, as applicable. The Company Appointees shall be Billy D. Prim and Susan E. Cates, provided, however, that if, prior to the First Effective Time, either of the Company Appointees shall become ineligible to serve on the Parent Board or declines to serve on the Parent Board, a replacement(s) mutually acceptable to both Parent and the Company shall replace such Company Appointee (each a “Replacement Nominee”). The Company Appointees and any Replacement Nominee shall reasonably cooperate with and promptly respond to customary information requests from Parent for purposes of such proxy materials.

6.15 Name Change; Rebranding.

(a) As soon as reasonably practicable after the Closing Date, Parent shall take all action necessary to cause its certificate of incorporation to be amended to reflect a change in Parent’s name to “Primo Water Corporation”.

(b) As soon as reasonably practicable after the Closing Date, Parent shall commence taking all action necessary to rebrand the business of Parent under the new name of Parent.

6.16 Financing Covenants.

(a) Prior to the First Effective Time, the Company shall, and shall cause its Subsidiaries to, use its (and their) commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Representatives to, provide all cooperation that is reasonably requested by Parent to assist Parent or any of its Affiliates in the arrangement and syndication or placement of any third party debt financing for the purpose of financing the aggregate Cash Consideration, Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent, Holdings, Purchaser and Merger Sub 2 or a refinancing of existing debt of Parent and/or its Subsidiaries (the “Financing”) (including, for the avoidance of doubt, the Commitment Letter Financing). Such cooperation shall include:

(i) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and making senior management of the Company and its Subsidiaries available to participate in a reasonable number of informational meetings, presentations, road shows and due diligence sessions and drafting sessions with proposed lenders, underwriters, initial purchasers or placement agents, and in sessions with rating agencies and otherwise cooperating with the marketing efforts for any financing;

(ii) providing reasonable and timely assistance with the preparation of offering and syndication documents and materials, including for investor and lender presentations, offering memoranda, prospectuses private placement memoranda, information memoranda and packages, rating agency materials and presentations, and similar documents and materials and any supplements thereto (collectively, the “Offering Documents”) in connection with the Financing (including identifying any portion of the information included therein that constitutes material, non-public information); and as promptly as practicable on an ongoing basis furnishing Parent and its financing sources with (X) all other financial statements, financial data, audit reports and other information (including, without limitation, such information as is necessary to prepare pro forma financial statements or projections of the Parent of the nature required) regarding the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities of Parent, and (Y) such other financial and other information relating to the Company and its Subsidiaries (including their business, operations, financial projections and prospects) as may be reasonably necessary for the completion of such Financing to the extent reasonably requested by Parent to assist in preparation of the Offering Documents or otherwise to be used in connection with the marketing or consummation of the Financing, including the delivery of customary authorization letters for the Financing authorizing the distribution of information to prospective lenders and investors and containing customary information; and in each case with respect to this clause (ii), updating such information as may be necessary for such information to remain Compliant;

(iii) using commercially reasonable efforts to cause the Company’s independent accountants to cooperate in connection with the Financing, including by providing (i) accountant’s comfort letters (including “negative assurance” comfort) and consents customary for financings similar to the Financing and (ii) assisting with the preparation of customary pro forma financial statements prepared in accordance with the requirements of Regulation S-X Under the Securities Act as of the date that would be prescribed by Rule 11-02 of Regulation S-X to be included in the Offering Documents (or reasonably required by the financing sources and their respective agents);

(iv) cooperating in and facilitating reasonable due diligence by Parent’s financing sources (including by providing due diligence materials reasonably requested by any such financing sources) and taking all actions reasonably necessary to (x) allow representatives of such financing sources to evaluate the Company and its Subsidiaries’ current assets, properties, inventory, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent reasonable (including cooperating in and facilitating and completion of field examination, collateral audits, asset appraisals and surveys, in each case, during normal business hours and upon reasonable prior written request, and providing reasonable access to Parent and its representatives to all applicable real property solely to the extent reasonably necessary to complete such due diligence review) and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing (which agreements shall only be effective after the occurrence of the Closing Date);

(v) if requested by Parent at least ten Business Days prior to the Expiration Date, furnish to Parent and its financing sources all information regarding the Company and its Subsidiaries that is requested by Parent and required in connection with the Financing by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five Business Days prior to the Expiration Date;

(vi) using commercially reasonable efforts to assist in the preparation of, and execution and delivery of financing documents, including guarantee and collateral documents and other certificates (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis) or any officer’s certificate of a similar nature to the extent required by the debt financing sources and to facilitate the pledging of collateral (including delivery of stock and other equity certificates of the Company and its Subsidiaries on the Closing Date);

(vii) assisting Parent in obtaining consents, approvals, authorizations, instruments, customary payoff letters, Lien terminations, and instruments of discharge to be delivered at Closing to allow for the payoff, discharge, and termination in full on the Closing Date of any indebtedness for borrowed money, bonds, debenture notes, or other similar instruments of the Company or its Subsidiaries that Parent desires to payoff, discharge, and terminate at Closing or that is otherwise subject to mandatory prepayment (however described) as a result of the acceptance of the Offer or the consummation of the Mergers; provided the Company shall not be required to deliver any notice of prepayment or redemption or similar notice or document that is not conditioned on the occurrence of the consummation of the Mergers; and

(viii) cooperating with Parent and its Subsidiaries’ legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing.

(b) Notwithstanding the provisions of Section 6.16(a) or any other provision of this Agreement to the contrary, nothing in the foregoing Section 6.16(a) will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees (including any commitment or similar fees) or reimburse any expenses prior to the Acceptance Time for which it has not received prior reimbursement, (B) enter into, or have any material liability or obligation under, any definitive agreement, certificate or other document that is effective prior to the Acceptance Time (other than delivery of customary authorization letters in connection with the Financing) or pass resolutions or consents to approve or authorize the execution of the Financing, (C) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, (D) provide any information the disclosure of which is prohibited or restricted under applicable Law or that, in the reasonable good faith determination of the Company, would violate any attorney-client privilege or any confidentiality obligation binding on the Company or any of its Subsidiaries, (E) be required to give any indemnities in connection with the Financing that are effective prior to the Acceptance Time, (F) provide any legal opinion or other opinion of counsel, or (G) take any action that would reasonably be expected to conflict with, result in a violation of, or result in a breach of or a default under, any organizational documents of the Company or any of its Subsidiaries, any Laws applicable to the Company or any of its Subsidiaries, or any Contracts to which the Company or any of its Subsidiaries is a party or by which any of them (or any properties or assets of any of them) is bound. Nothing in this Agreement will require any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.16(a) or any other provision of this Agreement that would reasonably be expected to result in personal liability to such officer or Representative, and, except as expressly required by Section 6.16(a), no person that is a director or officer of the Company or any of its Subsidiaries shall be required to take any action in such capacity with respect to the Financing prior to the Closing

(c) All non-public or other confidential information provided by the Company or any of its Representatives to Parent pursuant to this Agreement will be kept confidential by Parent and each of its Subsidiaries and each of their respective Representatives in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such information is furnished by Parent subject to a binding confidentiality, non-disclosure or similar agreement between Parent and such financing source or prospective financing source, as applicable.

(d) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorney’s fees and expenses) incurred by the Company or any of its Subsidiaries in connection with the cooperation described above in this Section 6.16. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries), in each case, except to the extent such liabilities or losses are suffered or incurred directly as a result of the bad faith, gross negligence, or willful misconduct by the Company or any of its Subsidiaries or, in each case, their respective Representatives.

(e) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos and other trademarks in connection with the Financing in a manner that is customary for similar transactions; provided, that such logos and trademarks are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or their reputation or the goodwill of any of them or of any of their marks.

6.17 Further Assurances. If, at any time before or after the Acceptance Time, the Company or Purchaser reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Purchaser shall, and Purchaser shall cause Parent to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

SECTION 7. CONDITIONS PRECEDENT TO THE FIRST MERGER

The obligations of the Parties to effect the First Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any Governmental Entity of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers, nor shall there be any pending or threatened (in writing) Action by any Governmental Entity, or any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Mergers by any Governmental Entity which prohibits, or makes illegal the consummation of the Mergers.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the First Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Offer (as may be extended in accordance with this Agreement) shall have expired as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time in accordance with this Agreement, without Purchaser having accepted for payment any Shares tendered pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the non-satisfaction of any such Offer Conditions, termination or withdrawal of the Offer is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Acceptance Time and such Party has not cured such failure within 10 days after having received notice thereof from the other Party;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Mergers or making consummation of the Offer or the Mergers illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, such event;

(d) by Parent at any time prior to the Acceptance Time, if, whether or not permitted to do so: (i) the Company Board or any committee thereof shall have made a Company Adverse Change Recommendation or otherwise approved, endorsed or recommended an Acquisition Proposal or (ii) the Company, any Acquired Corporation or any of their respective Representatives has intentionally and materially breached any of their respective obligations under Section 5.6 (each of the foregoing “Triggering Event”);

(e) by either Parent or the Company if the Acceptance Time shall not have occurred on or prior to the close of business on July 13, 2020 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Acceptance Time to occur prior to the End Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f) by the Company, at any time prior to the Acceptance Time, in order to accept a Superior Offer and, concurrent with such termination, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), if (i) the Company has complied in all material respects with the requirements of Section 5.6 and Section 6.1 with respect to such Superior Offer, (ii) the Company Board shall have authorized the Company to enter into such Specified Agreement and (iii) prior to or substantially concurrently with such termination, the Company pays the Termination Fee as provided in Section 8.3(b);

(g) by Parent at any time prior to the Acceptance Time, if (i) neither Parent nor Purchaser is in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations or warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (b) or (c) of Annex I and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the End Date or, if capable of being cured by the End Date, is not cured by the Company within thirty (30) days following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(h) by the Company at any time prior to the Acceptance Time, if (i) the Company is not in material breach of this Agreement and (ii) (A) Parent or Purchaser shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations or warranties of Parent or Purchaser set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), which such breach, failure to perform, violation or inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a Parent Material Adverse Effect, a Purchaser Material Adverse Effect, or any other material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Mergers, prior to the End Date, and in the case of each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the End Date or, if capable of being cured by the End Date, is not cured by Parent or Purchaser, as applicable, within thirty (30) days following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; or

(i) by the Company, if (i) the conditions set forth in Annex I have been satisfied or waived at the Expiration Date (other than those conditions that, by their nature, are to be satisfied at the Acceptance Time, but subject to those conditions being able to be satisfied) and (ii) Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within five Business Days following the Expiration Date; provided, that, notwithstanding anything in this Section 8.1(i) to the contrary, the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) during any such five Business Day period.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective Representatives, stockholders and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for common law fraud or, except as otherwise provided in the last sentence of Section 8.3(b), any Willful Breach of this Agreement prior to the date of termination. Without limiting the generality of the foregoing, Parent and Purchaser acknowledge and agree that any failure of Parent or Purchaser to satisfy its obligation to accept for payment or pay for Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Mergers to be effected following satisfaction of the conditions set forth in Section 7, will be deemed to constitute an Willful Breach of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 6.2(a) and in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) or by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(e), in each case, within ten calendar days after the occurrence of a Triggering Event; or

(iii) (x) this Agreement is terminated pursuant to Section 8.1(g), (y) any Person shall have publicly disclosed an Acquisition Proposal or otherwise communicated an Acquisition Proposal to the Company Board after the Agreement Date and prior to such termination (unless withdrawn prior to such termination) and (z) within 12 months of such termination (A) the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or consummates such Acquisition Proposal (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or substantially concurrently with the termination of this Agreement and execution of the Specified Agreement, (y) in the case of Section 8.3(b)(ii), within two Business Days after such termination or (z) in the case of Section 8.3(b)(iii), upon the earlier to occur of two Business Days after entry into a definitive agreement with respect to an Acquisition Proposal or prior to or substantially concurrently with the consummation of the Acquisition Proposal referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein,

“Termination Fee” means a cash amount equal to $18,940,000. Notwithstanding anything to the contrary herein, in the event that the Termination Fee is payable pursuant to this Section 8.3(b) and the Company has paid the Termination Fee to Parent in accordance with this Section 8.3, Parent’s receipt of the Termination Fee and the payment of any amounts due pursuant to Section 8.3(b) shall constitute the sole and exclusive remedy of Parent and Purchaser under this Agreement, and upon payment of such amounts, no Acquired Corporation and no former, current or future Representative of any Acquired Corporation shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transactions.

(c) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, that, without these agreements, the Parties would not enter into this Agreement and that the Termination Fee is not a penalty, but rather is a reasonable amount that shall compensate Parent and Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the First Effective Time, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties (as approved by action taken by its board of directors), subject to Section 9.11.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given and be subject to Section 9.11.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Mergers.

9.4 Entire Agreement; Counterparts. This Agreement, the Tender Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided further that, if the First Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any Action arising out of or relating to this Agreement, or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) and any state appellate court therefrom or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, the United States District Court sitting in New Castle County in the State of Delaware and the applicable appellate courts therefrom (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties) and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of the inadequacy of monetary damages or irreparable harm, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent or Purchaser of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Acceptance Time occurs (A) the right of the Company Stockholders to receive the Merger Consideration, as applicable and (B) the right of the holders of Company Equity Awards and holders of Company Warrants to receive the Merger Consideration and Parent equity awards pursuant to Section 2.11; and (ii) the rights of the Indemnified Persons under the provisions set forth in Section 6.5 of this Agreement and (iii) as provided in Section 9.11.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by overnight express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission to the recipient’s electronic mail address or (d) if sent by email transmission after 6:00 p.m. recipient’s local time to the recipient’s electronic mail address, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent, Purchaser (or following the First Effective Time, the Company), Holdings or Merger Sub 2:

Cott Corporation

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

Attention: Chief Legal Officer

Email: MPoe@cott.com

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Matthew H. Meyers

Email: Matthew.meyers@dbr.com

if to the Company (prior to the First Effective Time):

Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Salem, NC 27101

Attention: Billy D. Prim

Email: bprim@primowater.com

with a copy to (which shall not constitute notice):

If on or before February 14, 2020:

K&L Gates LLP

214 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202

Attention: Sean M. Jones

Email: sean.jones@klgates.com

If after February 14, 2020:

K&L Gates LLP

300 South Tryon Street, 10th Floor

Charlotte, North Carolina 28202

Attention: Sean M. Jones

Email: sean.jones@klgates.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Construction.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to the Company, such reference shall be deemed to include all direct and indirect Subsidiaries of the Company unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(h) References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(i) As used in this Agreement, references to “ordinary course of business” means the ordinary and usual course of normal day-to-day operations of the Acquired Corporations consistent with past practice and custom (including, as applicable, with respect to quantity and frequency).

(j) References to “made available” means that such documents or information referenced: (i) were delivered to Parent or its Representatives prior to the execution and delivery of this Agreement, (ii) were contained in the Company’s electronic data room maintained by Merrill at least 24 hours prior to the execution and delivery of this Agreement or (iii) were publicly available on the EDGAR website in unredacted form all times during the 24 hours prior to the Agreement Date.

9.11 Debt Financing Sources.

(a) Each of the Company and its Subsidiaries hereby covenants and agrees, on behalf of itself and each of their respective Affiliates, that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby against any of the Lenders or the Lender Representatives or any other financing sources and that none of the Lenders or the Lender Representatives or any other financing sources shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) to the Company and its Subsidiaries or any of their respective Affiliates or Representatives thereof arising out of or relating to this Agreement, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby.

(b) Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates, hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lenders and Lender Representatives or any other financing sources or any other financing sources which arise out of or relate to, (i) this Agreement and/or the Financing, the Commitment Letter Financing, the Commitment Letter or other financing arrangements or any of the agreements entered into in connection with the Financing or the Commitment Letter Financing, (ii) any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other financing arrangements, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender or Lender Representative or any other financing sources in any way arising out of or relating to, this Agreement and/or the Financing, the Commitment Letter Financing, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Lender or Lender Representatives or any other financing sources in any way arising out of or relating to, this Agreement and/or the Financing, the Commitment Letter Financing, the Commitment Letter or other financing arrangements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (e) agrees that the Lenders and Lender Representatives or any other financing sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.11 and that such provisions and the definition of “Lenders” or “Lender Representatives” shall not be waived or amended in any way adverse to the Lenders or Lender Representatives without the prior written consent of the Lenders identified in the Commitment Letter. For purposes of this Section 9.11, “Lender Representatives” means, with respect to the Lenders, their respective Affiliates and their and their respective Affiliates’ former, current, or future officers, directors, employees, agents, trustees, shareholders, partners, controlling persons and representatives and the successors and permitted assigns thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PRIMO WATER CORPORATION

By:	/s/ Billy D. Prim
Name:	Billy D. Prim
Title:	Chief Executive Officer

COTT CORPORATION

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	Chief Executive Officer

COTT HOLDINGS INC.

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	President and Chairman of the Board

FORE MERGER LLC

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	President

FORE ACQUISITION CORPORATION

By:	/s/ Thomas Harrington
Name:	Thomas Harrington
Title:	President and Chairman of the Board

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2004 Plan” means the Company’s 2004 Stock Plan.

“2010 Plan” means the Company’s Amended and Restated 2010 Omnibus Long-Term Incentive Plan, as amended.

“2019 Plan” means the Company’s 2019 Omnibus Long-Term Incentive Plan.

“ABAC Laws” has the meaning set forth in Section 3.12(c).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.6(a).

“Acceptance Time” means the time Purchaser, for the first time, irrevocably accepts for payment Shares validly tendered and not validly withdrawn pursuant to the Offer.

“Acquired Corporations” mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” means any inquiry of or communication to the Company or any offer or proposal, or indication of interest in making an offer or proposal (other than an offer, proposal or indication of interest in making an offer or proposal by Parent or Purchaser), in each case, relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase from any Acquired Corporation by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such voting securities) of any Acquired Corporation, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries, (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) owning (beneficially or on record) 15% or more of the total outstanding voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such voting securities) of any Acquired Corporation, (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving any Acquired Corporation, (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of the Acquired Corporations, taken as a whole (measured by revenue, net income or the lesser of book or fair market value thereof) or (v) any combination of the foregoing.

“Action” means any action, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Entity that are designed or intended to preserve and protect competition, prohibit and restrict monopolization, attempted monopolization, restraint of trade and abuse of dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Antitrust Review” has the meaning set forth in Section 6.2(c).

“Balance Sheet” has the meaning set forth in Section 3.7.

“Book-Entry Shares” has the meaning set forth in Section 2.9(b)(ii).

“Business” means the operation of the business of (as applicable) the Acquired Corporations as currently conducted or as currently proposed to be conducted by (as applicable) the Acquired Corporations.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in Section 1.1(b).

“Cash Election” has the meaning set forth in Section 1.1(d)(i).

“Cash Election Shares” has the meaning set forth in Section 1.1(d)(i).

“Certificates” has the meaning set forth in Section 2.9(b)(i).

“Change in Circumstance” shall mean any material Effect that (a) becomes known to the Company Board after the date hereof; (b) that was not known to, and was not reasonably foreseeable by, the Company Board (or a committee thereof) that authorized the execution of this Agreement (as the case may be), as of the Agreement Date and (c) does not relate to (i) an Acquisition Proposal or (ii) any Effect relating to Parent, Purchaser or any of their respective Affiliates.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Code” has the meaning set forth in Recital H.

“Commitment Letter” has the meaning set forth in Section 4.28.

“Commitment Letter Financing” has the meaning set forth in Section 4.28.

“Company” has the meaning set forth in the introductory paragraph.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1.

“Company Appointees” has the meaning set forth in Section 6.14.

“Company Associate” means each current and former employee, independent contractor, consultant, director or manager of or to any of the Acquired Corporations.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Recital C.

“Company Capitalization Date” has the meaning set forth in Section 3.2(a).

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the any Acquired Corporation is a party, (b) by which any Acquired Corporation is bound or under which any Acquired Corporation has any obligation or (c) under which any Acquired Corporation has any legally enforceable right or interest.

“Company Data” means all data (including Personal Data) collected, generated, received or stored in connection with the Acquired Corporations’ present or prior business, including the marketing, delivery or use of any Company Product.

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company DSUs” mean any deferred stock units to acquire shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by the Company.

“Company Employee Plan” has the meaning set forth in Section 3.13(a).

“Company Equity Award” means all Company Options, Company RSUs, Company DSUs, Company LTPP Units and awards under the ESPP.

“Company Equity Plans” mean (i) the 2004 Plan, (ii) the 2010 Plan, (iii) the 2019 Plan, and (iv) the ESPP.

“Company ESPP” means the Company’s 2010 Employee Stock Purchase Plan, as amended.

“Company IT Systems” has the meaning set forth in Section 3.21.

“Company Lease” has the meaning set forth in Section 3.20.

“Company LTPP Units” mean any long-term performance plan units to acquire shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by the Company.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Corporations taken as a whole or (ii) the ability of the Company to fulfill its obligations hereunder or to consummate the Transactions on the terms set forth herein; provided, however, that, none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur for purposes of clause (i) above, if such Effect arises out of or results from (A) (1) general market, economic or political conditions in the United States or other locations in which the Acquired Corporations have operations worldwide; (2) conditions (or any changes therein) in the industries in which any Acquired Corporation conducts business; or (3) any acts of terrorism or war, geopolitical or weather conditions or other force majeure events, in the case of each of clauses (1), (2) and (3), solely to the extent that such Effects do not have and are not reasonably likely to have a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies operating in the same industries in which the Acquired Corporations conduct business; (B) changes in GAAP or other accounting standards (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies operating in the same industries in which any Acquired Corporation conducts business; (C) changes in applicable Law or regulatory conditions (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies operating in the same industries in which any Acquired Corporation conducts business; (D) any failure by any Acquired Corporation to meet any public estimates or expectations of the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (E) any Effect (including the loss of any officer or employee, the loss of, or a change in any relationship with, any customer, Governmental Entity, supplier, vendor, investor, licensor, licensee or partner) arising or resulting from the announcement or pendency of this Agreement, the Offer, the Mergers or any of the other transactions contemplated by the Agreement; (F) any Effect arising or resulting from (1) any action or inaction by any Acquired Corporation taken or omitted to be taken with the consent or at the request of Parent or Purchaser, or (2) compliance by the Company with the terms of, or the taking of any action required by, this Agreement; and (G) any decline in the Company’s stock price or any decline in the market price or trading volume of the Shares on the NASDAQ Global Market, in and of itself.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Options” mean any options to purchase shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by any Acquired Corporation.

“Company Product” means each and every product or service currently manufactured, made commercially available, marketed, distributed, supported, sold, leased or imported for resale by or on behalf of any Acquired Corporation.

“Company RSUs” mean any restricted stock units (other than Company LTPP Units and Company DSUs) to acquire shares of Company Common Stock outstanding under any of the Company Equity Plans or otherwise issued or granted by any Acquired Corporation.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Stockholders” means, collectively, the holders of Shares.

“Company Warrants” mean the warrants for the purchase of shares of Company Common Stock.

“Compensation Committee” has the meaning set forth in Section 2.11(j).

“Compliant” means that with respect to any information, that (a) such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances in which it was made, (b) such information is, and remains compliant in all material respects with all requirements for information customarily included in offerings of high yield non-convertible debt securities pursuant to Rule 144A under the Securities Act, (c) no independent auditor shall have withdrawn, or advised in writing that it intends to withdraw, any audit opinion with respect to any financial statements contained in such information, (d) the Company or its independent auditors have not determined to undertake or consider a restatement of any financial statements or other information contained in such information and (e) the financial statements and other financial information included in such information are, and remain sufficiently current to permit (A) the pricing and completion of a customary offering under Rule 144A and (B) the financing sources to receive customary comfort letters from the applicable independent accountant on the financial statements and financial information contained in offering documents, including as to customary negative assurances and change period, in order to consummate any offering of debt securities.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, by and between Parent and the Company dated April 10, 2019 (as amended or otherwise modified from time to time), which will continue in full force and effect in accordance with its terms.

“Consultant Agreement” means each independent contractor or consultant agreement or other consultant-related Contract between any Acquired Corporation and any independent contractors or consultants.

“Continuing Employee” has the meaning set forth in Section 6.12(a).

“Contract” means any written or oral legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument or obligation, including all amendments thereto, and including any of the foregoing that has been terminated or has expired and has ongoing obligations or under which any liabilities of any kind may exist.

“Determination Notice” has the meaning set forth in Section 6.1(b).

“Deutsche Bank” has the meaning set forth in Section 4.23.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DLLCA” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3(b).

“Election” has the meaning set forth in Section 1.1(d)(i).

“Election Deadline” has the meaning set forth in Section 2.7(a).

“Employment Agreement” means each employment Contract between any Acquired Corporation and any employee.

“End Date” has the meaning set forth in Section 8.1(e).

“Enforceability Limitations” has the meaning set forth in Section 3.4(a).

“Environmental Law” shall mean, as amended and as now and hereafter in effect, to the extent applicable, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act of 1974, 42 U.S.C. § 300f et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., and the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001 et seq. and (ii) any other Law, Order, or binding agreement with any Governmental Entity relating to (a) pollution (or the cleanup thereof) or protection of the environment (including ambient air, soil, surface water, groundwater, or subsurface strata) or natural resources, endangered or threatened species, or human health or safety or (b) the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, management, containment, recycling, reclamation, reuse, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, exposure to, release, threatened release, or remediation of any Hazardous Materials or any product containing a Hazardous Materials.

“Equity Award Adjustment Ratio” has the meaning set forth in Section 2.11(b).

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” means each Subsidiary of the Company and any other Person or entity currently under common control with the Company or a Subsidiary of the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Agent” has the meaning set forth in Section 2.9(a).

“Exchange Fund” has the meaning set forth in Section 2.9(a).

“Expiration Date” has the meaning set forth in Section 1.1(e).

“Extension Deadline” has the meaning set forth in Section 1.1(d)(vi).

“FCPA” has the meaning set forth in Section 3.12(c).

“Fee Letter” has the meaning set forth in Section 4.28.

“Final Purchase” has the meaning set forth in Section 6.3.

“Financing” has the meaning set forth in Section 6.16(a).

“FINRA” means the Financial Industry Regulatory Authority.

“First Certificate of Merger” has the meaning set forth in Section 2.3(b).

“First Effective Time” has the meaning set forth in Section 2.3(b).

“First Merger” has the meaning set forth in Recital B.

“First Surviving Corporation” has the meaning set forth in Recital B.

“FLSA” has the meaning set forth in Section 3.14(b).

“Foreign Employee Plan” has the meaning set forth in Section 3.13(k).

“Form of Election in Offer” has the meaning set forth in Section 1.1(d)(i).

“Form of Election in Merger” has the meaning set forth in Section 2.7(a).

“Form S-4” has the meaning set forth in Section 1.1(i)(ii)

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Goldman” has the meaning set forth in Section 3.24.

“Government Contract” means any Contract that (a) is between any Acquired Corporation, on the one hand, and a Governmental Entity, on the other hand or (b) is entered into by any Acquired Corporation as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity. All orders or calls under a Government Contract shall be deemed part of the same Government Contract.

“Governmental Authorization” means any consent, license, registration, approval, authorization, permit, order, certificate, franchise, or variance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law.

“Governmental Entity” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, council, board, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court, arbitrator or other tribunal, (d) multi-national organization or body or (e) individual or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” shall mean: (a) any product, derivative, substance, chemical, element, compound, mixture, solution, solid, liquid, mineral, gas, material, or waste, whether naturally occurring or manmade, (i) whose presence, nature, quantity, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on or expected to be on the Real Property or related to the business of the Acquired Corporations, is prohibited, limited, regulated, monitored, or subject to reporting by any Environmental Law; (ii) which presents a risk to human health or the environment; (iii) which is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law; or (iv) which is governed, defined, regulated, or for which standards of conduct may be imposed, under Environmental Laws; (b) those substances within the definition of “hazardous substances,” “hazardous materials,” “hazardous waste,” “extremely hazardous substances,” “hazardous chemicals,” “toxic chemicals,” “hazardous air pollutants,” “toxic substances,” “oil and hazardous substances,” “toxic mixtures,” “pollutants,” or words of similar import contained in any Environmental Law; and/or (c) any material, waste or substance which comprises, in whole or in part, includes, or is a by-product of: (i) petroleum (including crude oil or any fraction thereof which is not specifically listed or designated as a hazardous substances, and natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel), (ii) asbestos in any form, (iii) polychlorinated biphenyls, (iv) flammables or explosives, (v) radon or radioactive materials, (v) lead or lead-containing materials, (vi) urea formaldehyde foam insulation, (vii) mold, or (viii) perfluoroalkyl and polyfluoroalkyl substances.

“Holdings” has the meaning set forth in the introduction.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations included in the Real Property.

“Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than an Acquired Corporation, (b) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are or would be required to be classified and accounted for under GAAP as capital leases or finance leases, (c) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than an Acquired Corporation, (d) any obligation for the deferred purchase price of property or services (other than current accounts payable incurred in the ordinary course of business), (e) any obligations in respect of letters of credit and bankers’ acceptances, bank guarantees, surety bonds and similar instruments, regardless of whether drawn upon, including the principal, interest and fees owing thereon, (f) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (g) any securitization transaction, (h) net payment obligations under any interest rate or currency swap or other hedging or derivative transaction to, calculated as of such time as the net amount of payment that would be required to be paid by such Person to the counterparty bank(s) upon the unwind or early termination of such transaction at such time, (i) any guaranty of any such obligations described in clauses “(a)” through “(h)” of any Person other than an Acquired Corporation (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business) or (j) all “Indebtedness” of others secured by any lien on the property of such Person whether or not the indebtedness secured thereby has been assumed by such Person.

“Indemnified Persons” has the meaning set forth in Section 6.5(a).

“Initial Expiration Date” has the meaning set forth in Section 1.1(d)(vi).

“Intellectual Property Rights” means all intellectual property rights or proprietary rights of any kind, including, but not limited to, United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisional applications, reissues, re-examinations, substitutions and extensions thereof, (ii) registered and unregistered trademarks, service marks, trade dress, logos, designs, trade names, corporate names, trade names, Internet domain names, domain names, social media handles, design rights and other source identifiers, together with the goodwill connected with the use of or symbolized by any of the foregoing, (iii) copyrightable works and registered and unregistered copyrights, copyright applications, computer Software, moral rights, and database rights, (iv) trade secrets, processes, methods, designs, formulae, drawings, technical information, business information, technical data, confidential and proprietary information, and other know-how, (v) rights of privacy and publicity, (vi) all other proprietary rights in the foregoing and in other similar intangible assets, (vii) all rights to bring an action for infringement, misappropriation, or other violation of any of the foregoing, and (vii) all applications and registrations for any of the foregoing.

“International Trade Law” means, to the extent applicable, (i) the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, U.S. Customs laws and regulations, the Foreign Assets Control Regulations, the International Boycott Provisions of Section 999 of the Code, and any regulations or orders issued thereunder, including, but not limited to all rules, regulations and executive orders relating to any of the foregoing administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection and (ii) any other Law concerning trade and economic sanctions, including embargoes, the freezing or blocking of assets of targeted Persons, other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries.

“IP Agreement” has the meaning set forth in Section 5.4(w).

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Knowledge of Parent” means, with respect to any matter in question, the actual knowledge of such matter by any of the individuals set forth on Schedule B or directors of Parent after due inquiry.

“Knowledge of the Company”, with respect to any matter in question, means the actual knowledge of such matter by any of the individuals set forth on Schedule A or directors of the Company after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of Nasdaq, NYSE or TSX).

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lender” has the meaning set forth in Section 4.28.

“Lien” means any pledge, claim, lien, charge, mortgage, hypothecation, option, right of first refusal, easement, restriction, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) other than Permitted Liens.

“Mailing Date” has the meaning set forth in Section 2.7(a).

“Maximum Cash Shares in Offer” has the meaning set forth in Section 1.1(d)(iii)(1).

“Maximum Stock Shares in Offer” has the meaning set forth in Section 1.1(d)(iii)(3).

“Maximum Cash Shares in Merger” has the meaning set forth in Section 2.7(c)(i).

“Maximum Stock Shares in Merger” has the meaning set forth in Section 2.7(c)(iii).

“Mergers” has the meaning set forth in Recital C.

“Merger Cash Proration Factor” has the meaning set forth in Section 2.7(c)(ii).

“Merger Consideration” has the meaning set forth in Section 2.6(a)(iv).

“Merger Stock Proration Factor” has the meaning set forth in Section 2.7(c)(iv).

“Merger Sub 2” has the meaning set forth in the introduction.

“Mixed Consideration” has the meaning set forth in Section 1.1(b).

“Mixed Election” has the meaning set forth in Section 1.1(d)(i).

“Mixed Election Shares” has the meaning set forth in Section 1.1(d)(i).

“Nasdaq” means the Nasdaq Capital Market.

“No Election Share” has the meaning set forth in Section 1.1(d)(v).

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in Recital A.

“Offer Cash Proration Factor” has the meaning set forth in Section 1.1(d)(iii)(2).

“Offer Conditions” has the meaning set forth in Section 1.1(b).

“Offer Consideration” has the meaning set forth in Section 1.1(b).

“Offer Documents” has the meaning set forth in Section 1.1(i).

“Offer Price” has the meaning set forth in Recital A.

“Offer Stock Proration Factor” has the meaning set forth in Section 1.1(d)(iii).

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“OSC” has the meaning set forth in Section 4.6(a).

“Owned Real Property” has the meaning set forth in Section 3.20(a).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent 401(k) Plan” has the meaning set forth in Section 6.4.

“Parent Associate” means each current and former employee, independent contractor, consultant, director or manager of or to Parent or any of its Subsidiaries.

“Parent Balance Sheet” has the meaning set forth in Section 4.8.

“Parent Board” has the meaning set forth in Section 4.4(b).

“Parent Capitalization Date” has the meaning set forth in Section 4.2(a).

“Parent Common Stock” means shares of Parent’s common stock, no par value per share.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party, (b) to the Knowledge of Parent, by which Parent or any of its Subsidiaries is bound or under which Parent or any of its Subsidiaries has any obligation or (c) to the Knowledge of Parent, under which Parent or any of its Subsidiaries has any legally enforceable right or interest.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.

“Parent Employee Plan” has the meaning set forth in Section 4.13(a).

“Parent Equity Plans” means the Cott Corporation 2018 Equity Incentive Plan and the Amended and Restated Cott Corporation Equity Incentive Plan.

“Parent ESPP” means the Cott Corporation Employee Share Purchase Plan.

“Parent IT Systems” has the meaning set forth in Section 4.21.

“Parent Lease” means, as of the date of this Agreement, any Contract pursuant to which Parent or any of its Subsidiaries leases, subleases or occupies any Real Property.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent, Purchaser, Holdings or Merger Sub 2 to fulfil any of their obligations hereunder or to consummate the Transactions on the terms set forth herein; provided, however, that, none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be deemed to be or constitute a Parent Material Adverse Effect and none of the following Effects, by itself or when aggregated with any one or more other Effects, shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur for purposes of clause (i) above, if such Effect arises out of or results from: (A) (1) general market, economic or political conditions in the United States or other locations in which Parent or its Subsidiaries have operations worldwide; (2) conditions (or any changes therein) in the industries in which Parent or any of its Subsidiaries conducts business; or (3) any acts of terrorism or war, geopolitical or weather conditions or other force majeure events, in the case of each of clauses (1), (2) and (3), solely to the extent that such Effects do not have and are not reasonably likely to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Parent or its Subsidiaries conduct business; (B) changes in GAAP or other accounting standards (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Parent or any of its Subsidiaries conducts business; (C) changes in applicable Law or regulatory conditions (or the interpretation thereof by a third party Governmental Entity), solely to the extent that such changes do not have and are not reasonably likely to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which Parent or any of its Subsidiaries conducts business; (D) any failure by Parent or any of its Subsidiaries to meet any public estimates or expectations of the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Parent Material

Adverse Effect has occurred or is reasonably likely to occur); (E) any Effect (including the loss of any officer or employee, the loss of, or a change in any relationship with, any customer, Governmental Entity, supplier, vendor, investor, licensor, licensee or partner) arising or resulting from the announcement or pendency of this Agreement, the Offer, the Mergers or any of the other transactions contemplated by the Agreement; (F) any Effect arising or resulting from compliance by Parent or Purchaser with the terms of, or the taking of any action required by, this Agreement; and (G) any decline in Parent’s stock price or any decline in the market price or trading volume of the Parent Common Stock on the NYSE, in and of itself.

“Parent Material Contract” has the meaning set forth in Section 4.17(a).

“Parent Plan” has the meaning set forth in Section 6.12(c).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Product” means each and every product or service currently manufactured, made commercially available, marketed, distributed, supported, sold, leased or imported for resale by or on behalf of Parent or any of its Subsidiaries.

“Parent OSC Documents” has the meaning set forth in Section 4.6(a).

“Parent SEC and OSC Documents” has the meaning set forth in Section 4.6(a).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Trading Price” means the volume weighted average sale price of one share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Party” has the meaning set forth in the introductory paragraph.

“Permits” has the meaning set forth in Section 3.12(b).

“Permitted Liens” means (a) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable without penalty or interest or liens for Taxes being contested in good faith by any appropriate Action for which adequate reserves have been established to the extent required by GAAP, (b) Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business and which are not individually or in the aggregate material to any Acquired Corporation, (c) in the case of Real Property, (i) defects, imperfections or irregularities in title, and recorded covenants, easements and rights-of-way and (ii) zoning, building and other similar codes or restrictions relating to Real Property, provided, however, that none of the foregoing render title unmarketable or uninsurable at regular rates by a title insurance company licensed to do business in the applicable jurisdiction; if violated, would result in any reversion or reverter of title to all or any portion of the Real Property; or adversely affect in any material respect the current use of the applicable Real Property owned, leased or held for use by any Acquired Corporation, (d) Liens arising out of, under or in connection with applicable federal, state and local securities Laws, (e) any Liens that will be terminated at or prior to Closing in accordance with this Agreement, (f) Liens resulting from any facts or circumstances relating to the Purchaser or its Affiliates, (g) in the case of Intellectual Property Rights, licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the date hereof from an Acquired Corporation to third parties, (h) Liens in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution, and (i) Liens set forth under “Permitted Liens” in Section A of the Company Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Data” means any information that relates to an identified or identifiable individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, consumer report information, device identifiers, transaction identifiers, IP addresses, physiological and behavioral biometric identifiers, or any other piece of information that alone or in combination with other information directly or indirectly allows the identification of or contact with a natural person or a particular computing system or device; or any other information that is otherwise considered “personal information,” “personally identifiable information” or “personal data” under applicable Law. For the avoidance of doubt, (i) with respect to the Acquired Corporations, Personal Data includes, without limitation, information of the Company’s employees, contractors, and actual and potential customers, and information provided to or obtained by the Acquired Corporations in connection with the performance of their services to their customers and (ii) with respect to Parent or any of its Subsidiaries, Personal Data includes, without limitation, information of the employees, contractors, and actual and potential customers of Parent or any of its Subsidiaries, and information provided to or obtained by Parent or any of its Subsidiaries in connection with the performance of their services to their customers.

“Personal Property Leases” has the meaning set forth in Section 3.20(d).

“PPACA” has the meaning set forth in Section 3.13.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by any Acquired Corporation, either contractually or by operation of Law.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Principal Stockholders” has the meaning set forth in Recital H.

“Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects, does, or would be reasonably likely to, prevent or materially impair or delay the performance by Purchaser or Parent of any of their material obligations under this Agreement.

“Real Property” means land, together with all buildings, structures, Improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Replacement Nominee” has the meaning set forth in Section 6.14.

“Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“Schedule TO” has the meaning set forth in Section 1.1(i).

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Second Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Second Effective Time” has the meaning set forth in Section 2.3(b).

“Second Merger” has the meaning set forth in Recital C.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Shares” has the meaning set forth in Recital A.

“Software” means all computer programs and applications (including software implementations of algorithms, models, and methodologies), whether in source code, object code, or other form.

“Specified Agreement” has the meaning set forth in Section 8.1(f).

“Stock Consideration” has the meaning set forth in Section 1.1(b).

“Stock Election” has the meaning set forth in Section 1.1(d)(i).

“Stock Election Shares” has the meaning set forth in Section 1.1(d)(i).

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof or (e) any representative office, sales office or branch in the United States.

“Superior Offer” means any bona fide written Acquisition Proposal involving an Acquisition Transaction (not solicited after the Agreement Date and not otherwise resulting from a breach of Section 5.6 or Section 6.1) that the Company Board shall have determined in good faith (after consultation with its independent financial advisor of nationally recognized reputation and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would be more favorable from a financial point of view to the holders of Shares (in their capacity as such) than the Transactions (after giving effect to any proposals made by Parent pursuant to Section 6.1(b)); provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Company” has the meaning set forth in Section 2.1.

“Takeover Laws” means any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law.

“Tax” means (a) any and all taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, documentation, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, net worth, capital stock, branch profits, stamp, occupation, premium, property, windfall profits, environmental, social security (or similar), or other taxes, escheat or unclaimed property obligations, customs duties, tariffs, levies, imposts, and other charges imposed, determined or collected by a Governmental Entity (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee or successor liability, of being a member of any group of entities for any period or otherwise through operation of law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation or similar agreement or any other express or implied agreement, contract or other arrangement to indemnify any other Person.

“Tax Returns” mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Entity, or required by any Governmental Entity to be maintained by any Person, with respect to Taxes.

“Tender Agreements” has the meaning set forth in Recital H.

“Termination Fee” has the meaning set forth in Section 8.3(b).

“Top Customer” has the meaning set forth in Section 3.18.

“Top Supplier” has the meaning set forth in Section 3.18.

“Transactions” mean (i) the execution and delivery of this Agreement and the Tender Agreement and (ii) all of the transactions contemplated by this Agreement and the Tender Agreement, including the Offer and the Mergers.

“Treasury Regulations” has the meaning set forth in Recital H.

“Triggering Event” has the meaning set forth in Section 8.1(d).

“TSX” means the Toronto Stock Exchange.

“Vested LTPP Unit” has the meaning set forth in Section 2.11(e).

“Vested LTPP Unit Consideration” has the meaning set forth in Section 2.11(e).

“Vested Option” has the meaning set forth in Section 2.11(c).

“WARN Act” has the meaning set forth in Section 3.14(b).

“Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge or intent that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

EXHIBIT B

FIRST SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

SECOND

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIMO WATER CORPORATION

FIRST: The name of the corporation is Primo Water Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 9 E. Loockerman Street, Suite 311, Dover, Delaware 19901. The name of the Corporation’s registered agent at such address is Registered Agent Solutions Inc., in the County of Kent.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares, par value $0.01 per share, all of which are of one class and are designated as Common Stock.

FIFTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.

SIXTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this paragraph SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B-1

SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: Subject to any other applicable provision of this Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), this Certificate of Incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to reservation.

B-2

EXHIBIT C

FIRST SURVIVING CORPORATION BYLAWS

AMENDED AND RESTATED

BYLAWS

OF

PRIMO WATER CORPORATION

ARTICLE 1

OFFICES

Section 1.01 Offices. The Corporation may have offices at such places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meeting. Meetings of the stockholders shall be held at such place, within the State of Delaware or elsewhere, as may be fixed from time to time by the Board of Directors. If no place is so fixed for a meeting, it shall be held at the Corporation’s then principal executive office.

Section 2.02 Annual Meeting. The annual meeting of stockholders shall be held, unless the Board of Directors shall fix some other hour or date therefor, on the third Tuesday of May in each year, if not a legal holiday under the laws of Delaware, and, if a legal holiday, then on the next succeeding secular day not a legal holiday under the laws of Delaware, at which the stockholders shall elect by plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.

Section 2.03 Notice of Annual Meetings. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Section 2.04 List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.05 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board (if any), the President, or by the Board of Directors and shall be called by the President or Secretary or Board of Directors at the request in writing of a majority of the Board of Directors or by the stockholders representing a majority of common stock of the Corporation. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.06 Notice of Special Meetings. Unless waived, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Section 2.07 Quorum; Voting. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. When a quorum is present at any meeting, except for elections of directors, which shall be decided by plurality vote, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no shares shall be voted pursuant to a proxy more than three years after the date of the proxy unless the proxy provides for a longer period. If a proxy expressly provides, any proxy holder may appoint in writing a substitute to act in his or her place.

Section 2.08 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days after the date of the first delivered consent, written consents signed by a sufficient number of stockholders to take action are delivered to the Corporation in the manner required by this Section. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation.

ARTICLE 3

DIRECTORS

Section 3.01 Number and Term of Office. The number of directors of the Corporation shall be such number as shall be designated from time to time by resolution of the Board of Directors or the stockholders of the Corporation and initially shall be two (2). The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.02 hereof. Each director elected shall hold office for a term of one year and shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Directors need not be stockholders.

Section 3.02 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 3.03 Resignations. Any director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, if there is one, the President, or the Secretary. Such resignation shall take effect at the time of receipt thereof or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.04 Direction of Management. The business of the Corporation shall be managed under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Amended and Restated Bylaws (these “Bylaws”) directed or required to be exercised or done by the stockholders. Such policies and directions may be prescribed from time to time by the stockholders.

Section 3.05 Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 3.06 Annual Meeting. Immediately after each annual election of directors, the Board of Directors shall meet for the purpose of organization, election of officers, and the transaction of other business, at the place where such election of directors was held or, if notice of such meeting is given, at the place specified in such notice. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by the directors, if any, not attending and participating in the meeting.

Section 3.07 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if there is one, or the President on two (2) days notice to each director; either personally (including telephone), or in the manner specified in Section 4.01; special meetings shall be called by the Chairman of the Board, if there is one, or the President or the Secretary in like manner and on like notice on the written request of two directors.

Section 3.09 Quorum; Voting. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business; and at all meetings of any committee of the Board, a majority of the members of such committee shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting of the Board of Directors or any committee thereof at which there is a quorum present shall be the act of the Board of Directors or such committee, as the case may be, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors or committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.10 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.11 Participation in Meetings. One or more directors may participate in any meeting of the Board or committee thereof by means of conference telephone or similar communications equipment by which all persons participating can hear each other.

Section 3.12 Committees of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all of the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval (other than the election of directors) or (ii) adopting, amending or repealing any bylaw of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.

Section 3.13 Compensation of Directors. Each director shall be entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. Members of special or standing committees may be allowed like compensation for attending committee meetings. Directors may also be reimbursed by the Corporation for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or of any such committee or otherwise incurred in the performance of their duties as directors. No payment referred to herein shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE 4

NOTICES

Section 4.01 Notices. Whenever, under the provisions of law or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, such requirement shall not be construed to necessitate personal notice. Such notice may in every instance be effectively given by depositing a writing in a post office or letter box, in a postpaid, sealed wrapper, or by dispatching a prepaid telegram, cable, telecopy or telex or by delivering a writing in a sealed wrapper prepaid to a courier service guaranteeing delivery within two (2) business days, in each case addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation in the case of a stockholder and at his or her business address (unless he shall have filed a written request with the Secretary that notices be directed to a different address) in the case of a director. Such notice shall be deemed to be given at the time it is so dispatched.

Section 4.02 Waiver of Notice. Whenever, under the provisions of law or of the Certificate of Incorporation or of these Bylaws, notice is required to be given, a waiver thereof in writing, given by the person or persons entitled to said notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent thereto. Neither the business nor the purpose of any meeting need be specified in such a waiver. The attendance of a stockholder or director at the event for which notice is to be given, either in person or by proxy, shall of itself constitute waiver of notice and waiver of any and all objections to the place or time of the event, or to the manner in which it has been called or convened, except, in the case of a stockholder, when the stockholder attends solely for the purpose of stating, at the beginning of the meeting, an objection or objections to the transaction of the business at such meeting.

ARTICLE 5

OFFICERS

Section 5.01 Number. The officers of the Corporation shall be a President, a Secretary and a Treasurer, and may also include a Chairman of the Board, a Vice-Chairman of the Board, one or more Vice-Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be elected by the Board of Directors. Any number of offices may be held by the same person.

Section 5.02 Election and Term of Office. The officers of the Corporation shall be elected by the Board of Directors. Officers shall hold office at the pleasure of the Board.

Section 5.03 Removal. Any officer may be removed at any time by the Board of Directors, with or without cause. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5.04 Chairman of the Board. The Chairman of the Board, if there is one, and in his or her absence, the Vice-Chairman of the Board, shall preside at all meetings of the Board of Directors and shall perform such other duties, if any, as may be specified by the Board from time to time. The Chairman of the Board of Directors shall have all the powers of the President in the event of his or her absence or inability to act, or in the event of a vacancy in the office of the President. The Chairman of the Board of Directors shall confer with the President on matters of general policy affecting the business of the Corporation and shall have, in his or her discretion, power and authority to generally supervise all the affairs of the Corporation and the acts and conduct of all the officers of the Corporation, and shall have such other duties as may be conferred upon the Chairman of the Board by the Board of Directors.

Section 5.05 Vice-Chairman of the Board. The Vice-Chairman of the Board, if there is one, shall perform the duties of the Chairman of the Board in the absence, disability or vacancy in office of the Chairman of the Board, and in such event shall be vested with all of the powers and authority of the Chairman of the Board. The Vice-Chairman shall perform such other duties and have such other responsibilities as may be prescribed by the Board of Directors or the Chairman of the Board.

Section 5.06 President. The President shall be the chief executive officer of the Corporation and shall have overall responsibility for the management of the business and operations of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. In the absence of the Chairman of the Board and the Vice-Chairman of the Board, the President shall preside over meetings of the Board of Directors. The President may, subject to approval of the Board, hire and fix the compensation of all employees and agents of the Corporation other than officers, and any person thus hired shall be removable at his or her pleasure. In general, the President shall perform all duties incident to the office of President, and such other duties as from time to time may be assigned to him by the Board.

Section 5.07 Vice-Presidents. The Vice-Presidents, if there is one, shall perform such duties and have such authority as may be specified in these Bylaws or by the Board of Directors, the President, the Chairman of the Board, or Vice-Chairman of the Board. In the absence or disability of the President, the Chairman of the Board, if there is one, and Vice-Chairman of the Board, if there is one, the Vice-Presidents, in order of seniority established by the Board of Directors or the President, shall perform the duties and exercise the powers of the President.

Section 5.08 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, Chairman of the Board, or Vice-Chairman of the Board. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument, and when so affixed it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by the Secretary’s signature.

Section 5.09 Assistant Secretaries. The Assistant Secretary or Secretaries, if there is one, shall, in the absence or disability of the Secretary, perform the duties and exercise the authority of the Secretary and shall perform such other duties and have such other authority as the Board of Directors, the President, the Chairman, or Vice-Chairman may from time to time prescribe.

Section 5.10 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the President or the Chief Financial Officer, taking proper vouchers for such disbursements, and shall render to the Board of Directors when the Board so requires, an account of all the Treasurer’s transactions as Treasurer and of the financial condition of the Corporation.

Section 5.11 Assistant Treasurers. The Assistant Treasurer or Treasurers, if there is one, shall, in the absence or disability of the Treasurer, perform the duties and exercise the authority of the Treasurer and shall perform such other duties and have such other authority as the Board of Directors may from time to time prescribe.

Section 5.12 Salaries, Bonds. The Board of Directors may fix the compensation of all officers of the Corporation. In its discretion, the Board may or may not require bonds from any or all of the officers and employees of the Corporation for the faithful performance of their duties and good conduct while in office.

ARTICLE 6

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 6.01 Indemnification of Directors and Officers in Actions, Suits or Proceedings other than those by or in the Right of the Corporation. Subject to Sections 6.03 and 6.11, the Corporation shall indemnify any person who serves or has served as a director or officer of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was such a director or officer, or is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 6.02 Indemnification of Directors and Officers in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Sections 6.03 and 6.11, the Corporation shall indemnify any person who serves or has served as a director or officer of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was such a director or officer, or is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Section 6.03 Procedure. Any indemnification under this Article 6 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 or Section 6.02, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 6.01 or Section 6.02 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 6.04 Good Faith Defined. For purposes of any determination under Section 6.03, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 6.04 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 6.04 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.01 or Section 6.02, as the case may be.

Section 6.05 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 6.03, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.01 or Section 6.02. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 6.01 or Section 6.02. Neither a contrary determination in the specific case under Section 6.03 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.05 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6.06 Expenses Payable in Advance. Subject to Section 6.11, expenses (including attorneys’ fees) actually and reasonably incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding with respect to which indemnification may be provided under Section 6.01 or Section 6.02 above shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article 6. Such expenses (including attorneys’ fees) incurred by former directors or officers may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate, consistent with its obligation to promptly pay all such expenses actually and reasonably incurred.

Section 6.07 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses are or at any time may be entitled under the Delaware General Corporation Law, the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 6.01 and Section 6.02 shall be made to the fullest extent permitted by law. The provisions of this Article 6 shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.01 or Section 6.02 but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law, or otherwise.

Section 6.08 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 6.

Section 6.09 Certain Definitions. For purposes of this Article 6, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger with the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agent so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article 6 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article 6, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article 6.

Section 6.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 6 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Accordingly, unless the context otherwise requires, all references in this Article 6 to a director or officer shall also include a former director or officer.

Section 6.11 Limitation on Indemnification and Advancement of Expenses. Notwithstanding anything contained in this Article 6 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.05), the Corporation shall not be obligated under this Article 6 to indemnify, or advance expenses to, any person in connection with (a) a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors, or (b) proceedings or claims involving the enforcement of any employment, severance, lock-up, non-competition, compensation, or other plan or agreement with or of the Corporation or any of its affiliates to which such person may be a party, or of which such person may be a beneficiary, or (c) any proceeding with respect to which final judgment is rendered against such person for payment or an accounting of profits arising from the purchase or sale by such person of securities in violation of Section 16(b) of the Exchange Act, any similar successor statute, or similar provisions of state statutory law or common law.

Section 6.12 No Retroactive Repeal or Modification. The right of any director or officer to indemnification and advancement of expenses under this Article 6 is provided as a contract right in consideration of and as an inducement for such director’s or officer’s service as such, and shall fully vest at the time such officer or director first assumes his or her position with the Corporation. Any repeal or modification of the foregoing provisions granting indemnification or advancement rights shall be prospective only and shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE 7

CERTIFICATES OF STOCK

Section 7.01 Stock Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate in the form prescribed by the Board of Directors signed on behalf of the Corporation by any two authorized officers of the Corporation, representing the number of shares owned by him in the Corporation. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 7.02 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.03 Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 7.04 Fixing Record Date. The Board of Directors of the Corporation may fix a record date for the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and such record date shall not be (i) in the case of such a meeting of stockholders, more than 60 nor less than 10 days before the date of the meeting of stockholders, or (ii) in the case of consents in writing without a meeting, more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, or (iii) in other cases, more than 60 days prior to the payment or allotment or change, conversion or exchange or other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.

ARTICLE 8

AMENDMENTS

Section 8.01 Amendments. These Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting.

ARTICLE 9

FORUM SELECTION BYLAW

Unless the Corporation consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for “all internal corporate claims”. For purposes of this Article 9, “internal corporate claims” means claims (i) that are based upon a violation of a duty by a current or former director, officer or stockholder in such capacity or (ii) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery, except for, as to each of (i) and (ii) above, any claim (an “Alternative Court Claim”) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. In the case of an Alternative Court Claim, unless the Corporation consents in writing to the selection of an alternative forum, all internal corporate claims shall be submitted to any federal or state court sitting in the State of Delaware having jurisdiction over all indispensable parties and having subject matter jurisdiction with respect to such Alternative Court Claim

EXHIBIT D

COMMITMENT LETTER

[Executed Commitment Letter separately filed by Cott Corporation]

D-1

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer, subject to the rights and obligations of Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Agreement, is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent expressly permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(d)(vi) of this Agreement), if: (A) the Minimum Condition (as defined below) shall not be satisfied by 12:01 a.m., Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent as of 12:01 a.m. Eastern Time on the Expiration Date of the Offer:

(a)

there shall have been validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Subsidiaries, represent one Share more than 50% of the sum of the total number of Shares outstanding immediately prior to the Acceptance Time (giving effect to Shares issued pursuant to Sections 2.11(a), 2.11(c). 2.11(e), and 2.11(k)) plus, to the extent the Company has received a notice of exercise with respect to any other Company Options or Company Warrants prior to the Acceptance Time, the Shares that the Company would be required to issue upon the exercise of such Company Options or Company Warrants (the “Minimum Condition”);

(b)

(i) (x) the representations and warranties of the Company set forth in the first and second sentences of Section 3.2(a), fourth sentence of 3.2(b) and in Section 3.2(c) of the Agreement shall have been accurate in all respects as of the Agreement Date and as of the Acceptance Time, except where the failure to be so accurate in all respects are, in the aggregate, de minimis in nature and amount and (y) the representations and warranties of the Company set forth in Sections 3.2 (Capital Stock) (other than the first sentence of Section 3.2(a) and in Section 3.2(c)), 3.3 (Subsidiaries), 3.4(b) (Authority), 3.23 (Takeover Statutes), 3.24 (Brokers) and 3.25 (Opinion of Financial Advisor) of the Agreement shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects at and as of the Acceptance Time as if made on and as of such time (it being understood that, for purposes of determining the accuracy of such representations and warranties in (x) and (y), (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the Agreement Date shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(ii) the representations and warranties of the Company set forth in clause “(b)” of the first sentence of Section 3.9 (Absence of Certain Changes or Events) shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects at and as of the Acceptance Time as if made on and as of such time (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the Agreement Date shall be disregarded);

(iii) the representations and warranties of the Company set forth in Section 3 of the Agreement (other than those referred to in clause “(b)(i)” or “(b)(ii)” above) shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects at and as of the Acceptance Time as if made on and as of such time, except, in each case, that any inaccuracies in such representations and warranties will be disregarded for the purposes of determining the satisfaction of this condition if the circumstances giving rise to all such inaccuracies (considered collectively) do not collectively constitute, and would not reasonably be expected to collectively have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the Agreement Date shall be disregarded and (C) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(c)

the Company shall have complied with or performed in all material respects all of the covenants and agreements that the Company is required to comply with or perform at or prior to the Acceptance Time;

(d)	since the Agreement Date, there shall not have been any Company Material Adverse Effect that is continuing;

(e)	the waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

(f)

Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b),” “(c)” and “(d)” of this Annex I have been duly satisfied;

(g)

there shall not have been issued by any Governmental Entity (and remain in effect) any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer nor shall there be any Action pending by any Governmental Entity, or any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Mergers by any Governmental Entity which prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Offer or the Mergers;

(h)	the Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order exist;

(i)	the shares of Parent Common Stock to be issued in the Offer and the First Merger shall have been approved for listing on the NYSE and TSX, subject to official notice of issuance; and

(j)	this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

ANNEX II

FORM OF TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is entered into as of January 13, 2020, by and among Cott Corporation, a corporation organized under the laws of Canada (“Parent”), Fore Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and [____] (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain shares of Company Common Stock.

B. Parent, Purchaser and the Company have entered into that certain Agreement and Plan of Merger of even date herewith (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms therewith, the “Merger Agreement”) which provides, among other things, for Purchaser to commence the Offer for all of the Shares and, following the consummation of the Offer, the consummation of the Merger, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed to enter into this Agreement and tender and vote Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

(b) “Encumbrance” means any lien, pledge, hypothecation, security interest, option, right of first refusal, proxies, voting trusts or agreements, or other similar encumbrance on the Subject Securities (other than as created by this Agreement or restrictions on transfer under the Securities Act of 1933, as amended).

(c) “Expiration Date” means the earliest of (i) the date and time upon which the Merger Agreement is terminated in accordance with the terms therewith, (ii) the Effective Time, (iii) the date and time the Merger Agreement is amended in any manner adverse in any material respect to Stockholder (including any reductions in the price payable for the Shares, the form of consideration to be paid by or on behalf of Parent or Purchaser for the Shares or the maximum amounts of Cash Consideration or Stock Consideration that Stockholder is or may be entitled to receive under the Merger Agreement) without Stockholder’s consent, (iv) the termination or withdrawal of the Offer by Parent or Purchaser and (v) the expiration of the Offer without Purchaser having accepted for payment the Shares tendered in the Offer.

(d) Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) “Subject Securities” mean: (i) all Shares Owned by Stockholder as of the date of this Agreement and (ii) all additional Shares of which Stockholder acquires Ownership during the Support Period.

(f) “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(g) A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Purchaser; (ii) enters into an agreement or commitment with respect to the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Purchaser; or (iii) reduces such Person’s beneficial ownership of or interest in such security or enters into a derivative arrangement with respect to such security, in any case that could reasonably be expected to have an adverse effect on such Person’s ability to perform its obligations under this Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3 below, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected or agree to Transfer any of the Subject Securities. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2 Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited or otherwise transferred into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities other than as set forth in this Agreement.

2.3 Permitted Transfers. Section 2.1 above shall not prohibit or otherwise restrict a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (ii) by will or under the laws of intestacy upon the death of Stockholder; (b) if Stockholder is a limited partnership or limited liability company, to a partner or member of Stockholder; (c) if Stockholder is a corporation, to an affiliate under common control with Stockholder; (d) to a charitable organization qualified under Section 501(c)(3) of the Code; or (e) to effect a cashless exercise for the primary purpose of paying the exercise price of Company Options or Company Warrants or to cover tax withholding obligations in connection with the exercise, vesting, conversion, exchange or settlement of any Company Equity Award or Company Warrant; provided, however, that a Transfer referred to in clauses “(a)” through “(d)” of this sentence shall be permitted only if (A) as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement and (B) such transfer occurs no later than three (3) Business Days prior to the Expiration Date.

SECTION 3. TENDER OF SUBJECT SECURITIES

3.1 Tender of Subject Securities. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder hereby agrees, subject to Section 3.3, to tender the Subject Securities (collectively, the “Tender Shares”), or cause such Stockholder’s Tender Shares to be tendered, into the Offer no later than the tenth (10th) Business Day after commencement of the Offer, free and clear of all Encumbrances. If Stockholder acquires Tender Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall tender or cause to be tendered such Tender Shares within two (2) Business Days after acquisition thereof. Unless this Agreement shall have been terminated in accordance with its terms, once any of Stockholder’s Tender Shares are tendered in accordance with the terms hereof, Stockholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer at any time.

3.2 Return of Subject Securities. If (a) the Offer is terminated or withdrawn by Purchaser or (b) this Agreement is terminated prior to the purchase of the Subject Securities in the Offer or is otherwise terminated in accordance with its terms, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return, all Subject Securities tendered by Stockholder in the Offer to Stockholder.

3.3 No Requirement to Exercise or Purchase. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, nothing herein shall require Stockholder to exercise or convert any Company Equity Award or Company Warrant or otherwise require Stockholder to purchase or otherwise acquire any Shares, and nothing herein shall prohibit Stockholder from exercising, converting or exchanging any Company Equity Award or Company Warrant or otherwise prevent Stockholder from purchasing or otherwise acquiring any Shares, provided for clarity that any such Shares actually acquired after the date hereof shall be Tender Shares.

SECTION 4. VOTING OF SHARES

4.1 Voting Covenant. Stockholder hereby irrevocably and unconditionally agrees that, during, but only during, the Support Period, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, upon at least three (3) Business Days’ prior written notice from Parent to Stockholder, Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Securities are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Securities, and unless otherwise directed in writing by Parent:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement, and (ii) each of the other Transactions;

(b) against any action or agreement that is primarily intended or would reasonably be expected to (i) result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or the Stockholder contained in this Agreement or (ii) result in any of the conditions set forth in Article 7 or Annex I of the Merger Agreement not being satisfied on or before the End Date; and

(c) against the following actions (other than the Merger and the other Transactions): (i) any Acquisition Proposal; (ii) any reorganization, recapitalization or liquidation of the Company or extraordinary corporate transaction, such as a merger, consolidation, or business combination involving the Company; (iii) any change in the Company Board that is not recommended or approved by the Company Board; and (iv) any other action or proposal that would otherwise reasonably be expected to prevent, impede, interfere with or delay the Merger or change the voting rights of any class of shares of the Company.

During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in a manner inconsistent with clauses “(a)”, “(b)” or “(c)” of this Section 4.1.

4.2 Proxy; Further Assurances.

(a) Solely with respect to the matters expressly set forth in clauses “(a)”, “(b)” or “(c)” of Section 4.1, for so long as this Agreement has not been terminated in accordance with its terms, Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Stockholder’s voting rights with respect to all Subject Securities (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all Subject Securities solely on the matters expressly set forth in clauses “(a)”, “(b)” or “(c)” of Section 4.1, and in accordance therewith. Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained in this Section 4.2(a). Such proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time in its sole discretion by written notice provided to such Stockholder. This proxy is given to secure the obligations of Stockholder under Section 4.1, was given in consideration of and as an additional inducement of Parent and Purchaser to enter into the Merger Agreement, and hereby revokes any proxy previously given by such Stockholder with respect to the Subject Securities.

(b) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any material respect restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder and shall not commence or take any action to join in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, the Company or any of their respective successors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

5.1 During the term of this Agreement, Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities Owned by Stockholder.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to each of Parent and Purchaser as follows:

6.1 Authorization, etc. Stockholder has the authority and legal capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Purchaser, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to the Enforceability Limitations. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company or general or limited partnership, then Stockholder is a limited liability company or partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If such Stockholder is married and any of the Subject Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent and Purchaser, is enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s Subject Securities is bound; or (ii) result in (with or without notice or lapse of time) any material breach of or material default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any material Contract to which Stockholder is a party or by which any of Stockholder’s Subject Securities is bound, except, in each case, for any conflict, violation, breach, default or right which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any filing with, nor any permit, authorization, consent or approval of, any Person, other than where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not, individually or in the aggregate, prevent or delay in any material respect the ability of Stockholder to perform its obligations hereunder. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) for compliance with the applicable requirements of the Securities Act, the Exchange Act, or any other applicable foreign, federal or state securities laws and the rules and regulations promulgated under any of them or (ii) where the failure to obtain such consents or make such registrations, declarations or filings would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

6.3 Title to Shares. Stockholder (a) owns, free and clear of any Encumbrance (other than (i) Encumbrances that are or may be imposed pursuant to this Agreement, (ii) Encumbrances that are or may be imposed in connection with restrictions on Transfer under the Securities Act, the Exchange Act, or any other applicable foreign, federal or state securities laws and the rules and regulations promulgated under any of them, and (iii) community property interests under applicable state law), the Subject Securities set forth opposite such Stockholder’s name on Exhibit A hereto and (b) except as set forth in Exhibit A hereto, does not hold or have any ownership interest in any other Shares (other than in connection with any interests, beneficial or otherwise, in any Company Equity Awards or Company Warrants).

6.4 Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of Stockholder, threatened in writing against Stockholder that would reasonably be expected to impair in any material respect the ability of Stockholder to perform Stockholder’s obligations hereunder.

6.5 Voting Power. Stockholder has full voting power with respect to all such Stockholder’s Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, full power to demand appraisal rights and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Securities. None of such Stockholder’s Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder.

6.6 Reliance. Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

6.7 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no legal proceeding pending against, or, to the actual knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets (including any Subject Securities) that would or would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

6.8 No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, advisory or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:

7.1 Authorization, etc. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by Stockholder, constitute legal, valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their terms, subject to the Enforceability Limitations. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

7.2 No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and their respective Representatives will not: (a) violate any law, rule, regulation, order, decree or judgment applicable to Parent and Purchaser (or any of such Representatives) or by which Parent or Purchaser (or any of such Representatives) or any of their respective properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby; or (b) require any filing with, nor any permit, authorization, consent or approval of, any Person or require any consent of, or registration, declaration or filing with, any Governmental Entity, other than (i) any applicable requirements of the Exchange Act, NASDAQ, and the DGCL, (ii) as required by Antitrust Laws, (iii) as contemplated by the Merger Agreement (including schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of their obligations under this Agreement.

SECTION 8. COVENANTS OF STOCKHOLDER

8.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents Stockholder’s identity and ownership of the Subject Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

8.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments, and shall (at Parent’s sole expense) use its reasonable best efforts to take such further actions, in each case, as Parent may reasonably request for the purpose of carrying out this Agreement.

8.3 Public Announcement. Stockholder shall not, and shall use commercially reasonable efforts to cause its Representatives not to, issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), in each case, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure). Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or the Transactions) of: (a) Stockholder’s identity; (b) Stockholder’s ownership of the Subject Securities; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and (ii) agrees as promptly as practicable to notify Parent, Purchaser and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any of its Representatives) in compliance with the Merger Agreement.

SECTION 9. MISCELLANEOUS

9.1 Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the number of issued and outstanding Subject Securities or securities convertible or exchangeable into or exercisable for Subject Securities changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) Stockholder shall become the beneficial owner of any additional Shares, then the terms of this Agreement shall apply to the Shares held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Securities hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4 hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Subject Securities hereunder.

9.2 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by overnight express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

if to Stockholder:

at the address set forth on the signature page hereof;

and if to Parent or Purchaser (or following the Effective Time, the Company):

Cott Corporation

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

Attention: Chief Legal Officer

Email: MPoe@cott.com

with a copy to (which copy shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Matthew H. Meyers

Email: matthew.meyers@dbr.com

9.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.5 Entire Agreement; Amendment. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended only if such amendment is in writing and signed by each party to this Agreement.

9.6 Assignment; Binding Effect. No party may assign (by merger, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that each of Parent or Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of Stockholder, but no such assignment shall relieve Parent or Purchaser, as applicable, of any of its obligations under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

9.7 Independence of Obligations. Stockholder is signing this Agreement solely in Stockholder’s capacity as a stockholder of the Company and not, if applicable, in any other capacity (including Stockholder’s capacity as a director, officer or employee of the Company or any Acquired Corporation, as applicable). The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

9.8 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.8(c), in any Action arising out of or relating to this Agreement or the transactions contemplated hereby: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if (and only if) such the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) and any state appellate court therefrom or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, the United States District Court sitting in New Castle County in the State of Delaware and the applicable appellate courts therefrom (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.8(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto) and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.3. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.8(a) without proof of the inadequacy of monetary damages or irreparable harm, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.8(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (PDF) or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10 Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall not be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of it under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11 Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, and no party shall have any rights or obligations hereunder and thereunder, and this Agreement shall be revoked and become null and void on, and have no further effect as of, the Expiration Date (other than this Article IX). Nothing in this Section 9.11 shall relieve any party from any liability for any willful, knowing and material breach of this Agreement occurring prior to the termination of this Agreement.

9.12 Directors and Officers. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company or any Acquired Corporation, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company or any Acquired Corporation, or prevent or be construed to create any obligation on the part of any director officer of the Company or any Acquired Corporation from taking any action in his or her capacity as such director or officer.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

(e) The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.14 No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Securities Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Securities, except as otherwise specifically provided herein.

[Remainder of page intentionally left blank]

Each of Parent, Purchaser and Stockholder has caused this Agreement to be executed as of the date first written above.

COTT CORPORATION

By

Title

FORE ACQUISITION CORPORATION

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Shares Held of Record
[ ]

EXHIBIT A

SUBJECT SECURITIES

Stockholder	Shares Owned
[____]	[_____	]

A-1

SCHEDULE A

Company Knowledge Group

Billy Prim

David Mills

David Hass

SCHEDULE B

Parent Knowledge Group

Marni Poe

Shane Perkey

Tom Harrington

Jay Wells